As filed with the Securities and Exchange Commission on August 13, 2013
Registration No. 333-183852

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

Post-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

OMAGINE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	9995	20-2876380
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue, Suite 4815-17
New York, New York 10118
(212) 563-4141
(Address including zip code and telephone number including area code of Registrant’s principal executive offices)
_____________________________

Frank J. Drohan
Chief Executive Officer and Chief Financial Officer
Omagine, Inc.
350 Fifth Avenue, Suite 4815-17
New York, New York 10118
(212) 563-4141

(Name, address including zip code and telephone number including area code of agent for service)
_____________________________
with copies to:
Michael Ference, Esq.
David Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Omagine, Inc. (the “Company) recently completed a “Warrant Distribution” for the sole benefit of its shareholders of record as of February 24, 2012 (the “Record Shareholders).

The “California Shareholders” are those Record Shareholders who were either (i) California residents who held Common Shares in certificate form (the “California Certificate Shareholders”), or (b) nominees or brokers who held Common Shares in electronic form for the account of California residents (the “California Nominees”). Pursuant to the terms of the Warrant Distribution, the California Shareholders were not permitted to participate in the Warrant Distribution until the registration and/or qualification in California of the common stock purchase warrants (“Warrants”) and the Common Shares underlying the Warrants was approved by the California Department of Corporations (the “California Approval”). The Company therefore withheld the issuance of Warrants (the “Certificated Warrants”) to the California Certificate Shareholders and notified the California Nominees that their Warrants (the “Nominee Warrants”) were not exercisable until the Company received the California Approval.

In April 2012, the Company distributed 6,363,674 Warrants to Record Shareholders other than the California Certificate Shareholders and such Warrants and the 6,363,674 Common Shares underlying them were registered by the Company pursuant to a registration statement on Form S-1 (Commission File No. 333-179040) filed by the Company and declared effective by the SEC on February 13, 2012 (the “Original Registration”). The effectiveness of the Original Registration expired on November 12, 2012.

In April 2013, the Company filed a Registration Statement on Form S-1 (Commission File No. 333-183852) to register the 58,450 Certificated Warrants it proposed to distribute to the California Certificate Shareholders and the 58,450 Common Shares underlying the Certificated Warrants (the “California Registration”). The SEC declared the California Registration to be effective as of April 25, 2013 and it remains effective as of the date hereof.

On April 26, 2013, the California Department of Corporations formally issued the California Approval.

In May 2013, the Company distributed the 58,450 Certificated Warrants to the California Certificate Shareholders and notified the California Nominees that the Nominee Warrants were now exercisable.

On July 16, 2013, pursuant to a resolution of the Board of Directors, the expiration date for all 6,422,124 abovementioned issued and outstanding Warrants was extended from December 31, 2013 to December 31, 2014. All other terms and conditions of the Warrants remained the same.

This Post-Effective Amendment to the California Registration updates the presently effective California Registration and includes all 6,422,124 presently issued and previously registered Warrants and underlying Common Shares (including, pursuant to Rule 429 under the Securities Act of 1933, as amended, 6,363,674 Warrants and 6,363,674 underlying shares of Common Stock included in the Original Registration).

i

Note Regarding Registration Fees:

All fees for the registration of the shares registered on this Post-Effective Amendment No. 1 were paid upon the initial filing of the previously filed registration statements covering such shares. No additional shares are being registered and accordingly, no additional fees are payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus (“Prospectus”) is not complete and may be changed. These securities may not be sold or distributed until the Registration Statement filed with the United States Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED AUGUST 13, 2013

OMAGINE, INC.

6,422,124 Common Stock Purchase Warrants

and

3,211,062 Shares of Common Stock
Issuable upon the Exercise of Common Stock Purchase Warrants at $5.00 per Share

and

3,211,062 Shares of Common Stock
Issuable upon the Exercise of Common Stock Purchase Warrants at $10.00 per Share

Omagine, Inc. (the “Company”) recently completed a distribution of Common Stock purchase warrants (“Warrants”) in a “Warrant Distribution” to its shareholders  (the “Record Shareholders) who owned shares of our $0.001 par value common stock (the “Common Stock” or Common Shares”) as of 5:00 p.m., Eastern time in the United States (the “Record Time”) on February 24, 2012 (the “Record Date”). Record Shareholders who were residents of the State of California at the Record Time were not permitted to participate in the Warrant Distribution until the registration and/or qualification in California of the Warrants and the Common Stock underlying the Warrants was approved by the California Department of Corporations (the “California Approval”).

In April 2012, the Company distributed 6,363,674 Warrants to Record Shareholders other than those Record Shareholders that were California residents and in May 2013, the Company distributed 58,450 Warrants to California residents and notified those broker/nominees for California residents who had previously received Warrants in electronic form that such Warrants were now exercisable.

On July 16, 2013, pursuant to a resolution of the Board of Directors, the expiration date of the 6,422,124 issued and outstanding Warrants was extended from December 31, 2013 to December 31, 2014. All other terms and conditions of the Warrants remained the same.

This prospectus (“Prospectus”) relates to the public offering to the Record Shareholders of 6,422,124 Warrants, and up to 6,422,124 Common Shares underlying such Warrants. The Record Shareholders have received one Warrant exercisable at $5.00 per share (a “$5 Warrant”) and one Warrant exercisable at $10.00 per share (a “$10 Warrant”) for each four Common Shares held by them at the Record Time. We have distributed 6,422,124 Warrants at no charge to the Record Shareholders.

Our Common Shares are quoted on the over-the-counter market on the OTCQB and trade under the symbol “OMAG”. The last reported sale price of the Common Stock on the OTCQB on August 9, 2013 was $1.45 per share. We urge you to obtain a current market price for the Common Shares before making any determination with respect to the exercise of any Warrants.

Investing in the Common Stock involves a high degree of risk. You should read the “Risk Factors” section beginning on page 16 before investing in our Common Shares. We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision. Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the Warrants or the Common Shares or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August  , 2013

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this Prospectus or any exercise of the Warrants. Our business, financial condition, results of operations, and prospects may have changed since that date. To understand the Warrant Distribution more fully and for a more complete description of the Warrant Distribution you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 13.

In this Prospectus, we frequently use the terms “we,” “our” and “us” to refer to Omagine, Inc. (the “Company”) and its subsidiaries.

The Company may not offer and the Record Shareholders may not resell the securities offered by this Prospectus until the Registration Statement filed with the SEC registering such securities is declared effective by the SEC.

BACKGROUND OF THE WARRANT DISTRIBUTION

The Company has completed a Warrant Distribution of 6,422,124 Warrants at no charge to its Record Shareholders.

The “California Shareholders” are those Record Shareholders who were either (i) California residents who held Common Shares in certificate form (the “California Certificate Shareholders”), or (ii) nominees or brokers who held Common Shares in electronic form for the account of California residents (the “California Nominees”). Pursuant to the terms of the Warrant Distribution, the California Shareholders were not permitted to participate in the Warrant Distribution until the California Approval was received by the Company. The Company therefore withheld the issuance of Warrants (the “Certificated Warrants”) to the California Certificate Shareholders and notified the California Nominees that their Warrants (the “Nominee Warrants”) were not exercisable until the Company received the California Approval.

In April 2012, the Company distributed 6,363,674 Warrants to Record Shareholders other than the California Certificate Shareholders and such Warrants and the 6,363,674 Common Shares underlying them were registered by the Company pursuant to a registration statement on Form S-1 (Commission File No. 333-179040) filed by the Company and declared effective by the SEC on February 13, 2012 (the “Original Registration”). The effectiveness of the Original Registration expired on November 12, 2012.

In April 2013, the Company filed a Registration Statement on Form S-1 (Commission File No. 333-183852) to register the 58,450 Certificated Warrants it proposed to distribute to the California Certificate Shareholders and the 58,450 Common Shares underlying the Certificated Warrants (the “California Registration”). The SEC declared the California Registration to be effective as of April 25, 2013 and it remains effective as of the date hereof.

On April 26, 2013, the California Department of Corporations formally issued the California Approval.

In May 2013, the Company distributed the 58,450 Certificated Warrants to the California Certificate Shareholders and notified the California Nominees that the Nominee Warrants were now exercisable. (See Exhibits 4.1, 4.2, 4.3, 4.4 and 99.15).

On July 16, 2013, pursuant to a resolution of the Board of Directors, the expiration date for all 6,422,124 abovementioned issued and outstanding Warrants was extended from December 31, 2013 to December 31, 2014. All other terms and conditions of the Warrants remained the same.

This Post-Effective Amendment to the California Registration updates the presently effective California Registration and includes all 6,422,124 presently issued and previously registered Warrants and underlying Common Shares (including, pursuant to Rule 429 under the Securities Act of 1933, as amended, 6,363,674 Warrants and 6,363,674 underlying shares of common stock included in the Original Registration).

The Company has distributed to its Record Shareholders one-fourth (1/4) of a $5 Warrant and one-fourth (1/4) of a $10 Warrant for each share of Common Stock issued, outstanding and owned by such Record Shareholders at the Record Time. The Record Shareholders therefore received one $5 Warrant and one $10 Warrant for each four Common Shares held of record at the Record Time. Fractional Warrants resulting from the calculation of the number of Warrants due to be distributed on an aggregate basis as to any Record Shareholder were eliminated by rounding up to the nearest whole number of Warrants. Pursuant to the Warrant Distribution a total of 6,422,124 Warrants were distributed to Record Shareholders of which 3,211,062 are $5 Warrants and 3,211,062 are $10 Warrants.

All Warrants are exercisable for one whole Common Share provided that no person, who as of the Record Date owned less than (a) 4.99% or (b) 9.99% of the Common Shares, may exercise a number of Warrants which would thereby cause such person to acquire, together with its affiliates, beneficial ownership of, as the case may be, (a) 4.99% or more, or (b) 9.99% or more of the Common Shares. The exercise prices of the Warrants are referred to herein as the “Warrant Exercise Price”. The Warrants are valid until December 31, 2014 (the “Warrant Expiration Date”) at 5:00 p.m. Eastern time in the United States (the “Warrant Expiration Time”) and they may, upon thirty (30) days written notice from the Company, be redeemed by the Company at any time after their date of issuance (the “Issue Date”) by the Company paying $0.001 per Warrant (the “Redemption Price”). We are not entering into any standby purchase agreement or similar agreement with respect to the transfer, purchase or exercise of any Warrants or of the Common Shares underlying any Warrants.

Participants in the Omagine, Inc. 401(k) Plan DTD 10/1/2008 (the “401(k) Plan”) who held Common Shares in their 401(k) Plan account as of the Record Time did not receive Warrants with respect to the Common Shares held by the 401(k) Plan on behalf of such participants because 401(k) plans and other plans subject to ERISA, such as ours, are not permitted under ERISA or Section 4975 of the Internal Revenue Code to acquire, hold or dispose of Warrants absent an exemption from the United States Department of Labor.

The Warrants and the Common Shares underlying the Warrants were registered in registration statements filed by the Company on Form S-1 (Commission File No. 333-179040) declared effective by the SEC on February 13, 2012 (the “Original Registration”) and in a Registration Statement filed by the Company on Form S-1 (Commission File No. 333-183852) declared effective by the SEC on April 25, 2013 (the “California Registration”). The effectiveness of the Original Registration expired on November 12, 2012 and the California Registration remains effective as of the date hereof.

Management of the Company may solicit you to determine if you wish to exercise your Warrants and purchase the Common Shares underlying the Warrants offered by this Prospectus. Management will not receive any compensation either directly or indirectly as a result of the exercise of Warrants or as a result of the purchases of Common Shares. Such solicitation, if any, will be made directly by us. We are not using an underwriter or selling agent. Continental Stock Transfer & Trust Company is the transfer agent for our Common Stock and the “Warrant Agent” for the issuance, transfer and exercise of our Warrants.

The Warrants are transferrable and our attempts to date to have them listed for quotation and trading on the OTCQB have not been successful. We hope to have the Warrants trade on the OTCQB under symbols to be assigned by the Financial Industry Regulatory Authority (“FINRA”) and after the required application for such listing for quotation on the OTCQB is made by a market-maker on our behalf. We cannot, however, give you any assurance that the Warrants will be quoted or traded on the OTCQB or on any securities exchange until such application is made on our behalf by a market-maker, such listing is approved and such symbols are assigned by FINRA. Furthermore, if the Warrants are so approved by FINRA for listing and quotation on the OTCQB and such application is made on our behalf by a market-maker, we cannot give you any assurance that a market for the Warrants will develop or, if a market does develop, whether it will be sustainable throughout the period when the Warrants are valid and transferable or at what prices the Warrants will trade. The holders of Warrants (“Warrant Holders”) may resell all or a portion of such Warrants from time to time in market transactions through any market on which the Warrants are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For more information, see: “Description of Warrants”.

Upon the exercise of any Warrant by a Warrant Holder and the payment to the Company of the relevant Exercise Price, the Company will issue to such Warrant Holder the number of Common Shares for which such Warrant has been exercised (the “Resale Shares”). Warrant Holders may resell all or a portion of such Resale Shares from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

We will pay the expenses of registering the securities offered by this Prospectus. For additional information on the methods of distribution and sale of the securities offered by this Prospectus, you should refer to the section entitled "Plan of Distribution."

QUESTIONS AND ANSWERS RELATED TO THE WARRANTS

The following are examples of what we anticipate will be common questions about the Warrants. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Warrants. This Prospectus contains more detailed descriptions of the terms and conditions of the Warrants and provides additional information about us and our business, including potential risks related to our business and the Warrants and to the Common Shares offered by this Prospectus.

What are the Warrants ?

We distributed, at no charge, to the Record Shareholders, transferable Warrants exercisable for the purchase of Common Shares. The Company distributed one-fourth (1/4) of a $5 Warrant and one-fourth (1/4) of a $10 Warrant to the Record Shareholders for each share of Common Stock held by them at the Record Time. You automatically received such Warrants if you were a Record Shareholder. Each Record Shareholder received, automatically and at no charge, one $5 Warrant and one $10 Warrant for each four Common Shares held by such Record Shareholder at the Record Time. If the foregoing calculation resulted in a fractional Warrant, the result was rounded up to the nearest whole Warrant. The $5 Warrants are exercisable for the purchase of one Common Share at a price of $5.00 per share and the $10 Warrants are exercisable for the purchase of one Common Share at a price of $10.00 per share. The Warrants may be redeemed by the Company at any time at a Redemption Price of $0.001 per Warrant upon thirty (30) days written notice from the Company. The Warrants are valid until the earlier of their Redemption Date (as hereinafter defined) or the Warrant Expiration Time of 5:00 p.m. Eastern time in the United States on December 31, 2014. The Company has issued and distributed 6,422,124 Warrants consisting of 3,211,062 $5 Warrants and 3,211,062 $10 Warrants. For a complete description of the form, terms and conditions of the Warrants see “Description of Warrants” and Exhibits 4.1, 4.2, 4.3 and 4.4 hereof.

What is the value of the Warrants ?

The fair market value of the Warrants on the Issue Date is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Warrants on that date. In determining the fair market value of the Warrants, you should consider all relevant facts and circumstances, including any difference between the Warrant Exercise Price and the trading price of our Common Stock on the date such valuation is made, the length of the period during which the Warrants may be exercised and the fact that the Warrants are transferable.

The Warrants issued to the Record Shareholders in connection with the Warrant Distribution are exercisable immediately upon issuance and, unless they are redeemed earlier by the Company, they will expire at the Warrant Expiration Time of 5:00 p.m. Eastern time in the United States on December 31, 2014. The Warrant Exercise Prices of $5 and $10 for a share of Common Stock are both greater than the market price for a share of Common Stock as quoted on the OTCQB as of the date hereof. If the publicly quoted market price for a Common Share never exceeds the relevant Warrant Exercise Price during the time the Warrants may be validly exercised, then, in management’s opinion, the Warrants will probably expire unexercised and we will be under no further obligation to the Warrant Holders. If however, the publicly quoted market price for a Common Share exceeds the Warrant Exercise Price of either the $5 Warrant and/or the $10 Warrant during the time the Warrants may be validly exercised, then, in management’s opinion, the Warrants may be exercised by Warrant Holders depending upon the publicly quoted market price, the liquidity of the market for Common Shares, the Warrant Holder’s assessment of the risk of exercising the Warrant at such time to purchase Common Shares and other considerations, financial or otherwise, that the Warrant Holder may have at such time. You may exercise some or all of your Warrants to purchase some or all of the Common Shares which the Warrants entitle you to purchase, or you may choose not to exercise any Warrants at all. You may also transfer your Warrants. You may seek to sell your Warrants through normal investment channels. See “The Warrant Distribution - Transferability of and Market for Warrants”.

We shall attempt to have the Warrants quoted on the OTCQB under a yet to be assigned ticker symbol from a yet uncertain date after the date hereof until the last trading day before the earlier of the Redemption Date or the Warrant Expiration Date. The Warrants do not have an established trading market. We cannot give you any assurance that the Warrants will be quoted on the OTCQB or that a market for the Warrants will develop or, if a market does develop, whether it will be sustainable throughout the period when the Warrants are valid and exercisable or at what prices the Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale. See: “ How may I sell, transfer or assign my Warrants ? ” below.

The number of Warrants distributed to you pursuant to the Warrant Distribution is indicated on the Warrant Certificates which were mailed to you. Continental Stock Transfer & Trust Company was our Warrant Agent for the Warrant Distribution and is our Warrant Agent for the exercise and transfer of the Warrants.

Are there any limits on the number of shares I may purchase through the exercise of Warrants ?

The exercise of Warrants by any Warrant Holder will be limited as follows: no person who beneficially owned less than (a) 4.99% or (b) 9.99% of our outstanding Common Shares at the Record Time may, through the exercise of Warrants, thereby acquire together with its affiliates, beneficial ownership of, as the case may be, (a) 4.99% or more, or (b) 9.99% or more of our Common Shares.

Were fractional Warrants issued ?

No. Fractional Warrants resulting from the calculation of the number of Warrants to be distributed in the aggregate as to any Record Shareholder were rounded up to the nearest whole Warrant. Each Warrant is exercisable for 1 whole Common Share.

Why was the Warrant Distribution made ?

Up until the time of the Warrant Distribution the Company had never declared any dividend on its Common Stock and had utilized all cash reserves for the operation of its business and the Company has and wishes to continue to utilize its cash reserves for the operation of its business. The Company has been negotiating a real estate development contract (the “DA”) with the Government of Oman for the past many years and entered into a Shareholder Agreement in 2011 with respect to its Omani subsidiary, Omagine LLC. There have been numerous delays in the negotiations with the Omani Government and these delays have caused the Company to sustain increased costs and experience lost opportunities. The delays were and continue to be a disappointment to us and to our shareholders and the Company wished to acknowledge its longstanding and loyal shareholders while at the same time continue to conserve its cash reserves and positively contribute to its recapitalization plans. The Board of Directors determined that these three objectives would be enhanced by the Warrant Distribution provided the Company is successful in its efforts to sign the DA and develop the Omagine Project, and further provided that the price of the Common Stock appreciates as a result thereof.

Were there any conditions to the Warrant Distribution ?

Yes. Although we distributed Warrants to Record Shareholders after the Original Registration was declared effective by the SEC, we did not distribute Warrants to the California Certificate Shareholders, nor did we distribute exercisable Warrants to the California Nominees, until after (i) the California Registration was declared effective by the SEC, and (ii) the formal order memorializing the California Approval was received by the Company from the California Department of Corporations. Also, since the Warrant Distribution was not available to our 401(k) Plan, no Warrants were attributed to Common Shares held at the Record Time in a 401(k) Plan participant’s Plan account.

How were the exercise prices of the Warrants determined ?

The Warrant Exercise Prices for the $5 Warrants and for the $10 Warrants were arbitrarily determined by the Board of Directors and does not necessarily bear any relationship to any other established criteria for value. You should not consider the Warrant Exercise Prices as an indication of value of the Company or of our Common Shares. You should not assume or expect that our Common Shares will trade at or above either of the Warrant Exercise Prices in any given future time period. The market price of our Common Shares may decline in any given future time period, and, if you exercise your Warrants, you may not be able to sell the Common Shares purchased pursuant to such exercise at a price equal to or greater than the Warrant Exercise Price you paid. You should obtain a current quote for our Common Shares before exercising your Warrants and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Warrants.

Am I required to exercise the Warrants I received ?

No. You may exercise some or all of your Warrants or you may choose not to exercise any Warrants. If you do not exercise any Warrants, the number of Common Shares you own will not change. However, if you choose not to exercise your Warrants, your ownership interest in the Company will be diluted to the extent other Warrant Holders exercise their Warrants, and your voting and other rights in the Company will likewise be diluted. You may also seek to sell or transfer your Warrants. See: “ How may I sell, transfer or assign my Warrants ? ” below.

How may the Company redeem the Warrants ?

The Company reserves the right, upon thirty (30) days prior written notice and upon one or more occasions, to redeem all or any number of any unexercised Warrants at a Warrant Redemption Price of $0.001 per Warrant, as follows:

At any time while there are Warrants outstanding, the Company may, at the option of its Board of Directors, redeem all or any number of the Warrants then outstanding by paying in cash the Redemption Price for each Warrant so redeemed.

At least 30 days prior to the date fixed for any redemption of Warrants (a "Redemption Date"), written notice (a "Redemption Notice") shall be mailed, by first class or registered mail, postage prepaid, to each holder of record of Warrants to be redeemed, to the address of such Warrant Holder shown on the records of the Company, notifying such Warrant Holder of the election of the Company to redeem such Warrants, specifying the Redemption Date which will also be the date on which such Warrant Holder's right to exercise Warrants (the “Exercise Right”) as to such Warrants being redeemed shall terminate, and calling upon such Warrant Holder to surrender to the Company, in the manner specified and at the place designated in such Redemption Notice, such Warrant Holder's Warrant Certificate or Warrant Certificates representing the Warrants to be redeemed.

On or prior to a Redemption Date, each Warrant Holder of the Warrants to be redeemed shall surrender to the Company in the manner and at the place designated in the Redemption Notice his or its Warrant Certificate(s) representing such Warrants designated for Redemption and for which the Exercise Right has not been exercised (the “Redeemed Warrants”), and thereupon the Redemption Price of such Redeemed Warrants shall be payable to the order of the person whose name appears on such Warrant Certificate(s) as the owner thereof and each surrendered Warrant Certificate representing Redeemed Warrants shall be canceled. The Redemption Price shall be paid by the Company, in cash, to the relevant Warrant Holders as soon as practicable after the Redemption Date.

From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Warrants designated for redemption in the Redemption Notice as holders of the Warrants [except the right to receive the Redemption Price without interest upon surrender of their Warrant Certificate(s)] shall cease with respect to such Warrants designated for redemption, and such Warrants shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

In the event of a Redemption of Warrants by the Company therefore, if you wish to exercise your Warrants which are designated for Redemption, you may still do so, but you will be required to do so on or before the Redemption Date.

How soon must I act to exercise my Warrants ? When will the Warrants expire ?

On July 16, 2013, pursuant to a resolution of the Board of Directors, the expiration date for all Warrants was extended from December 31, 2013 to December 31, 2014. All other terms and conditions of the Warrants remained the same. Unless redeemed earlier by the Company, the Warrants are valid until the Warrant Expiration Time of 5pm Eastern time in the United States on December 31, 2014. You have received Warrant Certificates (or such have been electronically delivered to you or your nominee) and if you elect to exercise any or all of your Warrants, the Warrant Agent must receive your properly completed and duly executed Warrant Certificate(s) (or the electronic equivalent thereof as required) and full payment of the relevant Warrant Exercise Price, including final clearance of any uncertified check, before 5:00 p.m., Eastern time in the United States on the earlier of (i) the Redemption Date, or (ii) the Warrant Expiration Date. You will be notified in writing if the Company elects to redeem any or all of the Warrants before the Warrant Expiration Date and, in such an event, you will be given the opportunity and a reasonable amount of time to exercise your Warrants being redeemed before the Redemption Date. See: “How may the Company redeem the Warrants?” above, and “Description of Warrants.”

A link to this Prospectus and any amendments hereto will be provided on the Company’s website at www.omagine.com where it will be available to be downloaded and printed.

Can the Company cancel or extend the Warrants?

Once issued, the Warrants may not be cancelled by the Company. On July 16, 2013, pursuant to a resolution of the Board of Directors, the expiration date for all Warrants was extended from December 31, 2013 to December 31, 2014. All other terms and conditions of the Warrants remained the same. We have no present intention to extend the validity date of the Warrants for any additional period beyond December 31, 2014 at which time your ability to exercise the Warrants to purchase Common Shares will terminate but the Board of Directors may, at its sole discretion, extend such validity date if it determines such an action to be in the best interests of the Company. The Warrants may be redeemed by the Company. See: “ How may the Company redeem the Warrants ?” above.

May I transfer my Warrants ?

Yes. Warrants are transferable until the earlier of their Redemption Date or the Warrant Expiration Date. See “The Warrant Distribution - Method of Transferring Warrants”.

Will the Warrants be listed on the OTCQB ?

We will continue our attempts to convince a market-maker to apply for the listing of the Warrants for quotation on the OTCQB but such attempts have not been successful to date and we can give no assurance that such attempts will be successful in the future.

Will the Common Shares that I receive upon exercise of my Warrants be quoted on the OTCQB ?

Yes. Our Common Shares are presently quoted on the OTCQB under the symbol “OMAG” and the Common Shares issued upon exercise of the Warrants will also be quoted on the OTCQB under the same ticker symbol.

How may I sell, transfer or assign my Warrants ?

If the Warrants are ever quoted and eligible to trade on the OTCQB (under ticker symbols to be assigned at a future date), you may seek to sell your Warrants through normal investment channels from the time of such eligibility and quotation until 4:00 p.m., Eastern time, on the last trading day before the Warrant Expiration Date or their earlier Redemption Date. The Warrants do not presently have, nor do we presently anticipate they will have, an established trading market. We cannot give you any assurance whatsoever that the Warrants will be quoted and eligible to trade on the OTCQB or that a market for the Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Warrants are valid or, if the Warrants do trade, at what prices the Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale. A Warrant Holder holding a Warrant Certificate (either physically or electronically) may transfer all or part of the Warrants (but no fractional Warrants) owned by such Warrant Holder at any time on the books of the Company upon surrender of the relevant Warrant Certificate, properly endorsed. Upon such surrender, the Company shall issue and deliver to the transferee a new Warrant Certificate representing the Warrants so transferred. Upon any partial transfer, the Company shall issue and deliver to the Warrant Holder a new Warrant Certificate representing the Warrants not so transferred. See “The Warrant Distribution - Transferability of and Market for Warrants”.

Has the Board of Directors made a recommendation to shareholders regarding the exercise of the Warrants ?

No. Our Board of Directors is not making a recommendation regarding any exercise or transfer of your Warrants. Warrant Holders who exercise Warrants will incur investment risk on new money invested. The stock market and, in particular, the market for our Common Stock, has experienced significant volatility over the past few years. As a result, the market price for our Common Shares may be volatile. In addition, the trading volume in our Common Shares may fluctuate more than usual and cause significant price variations to occur. Accordingly, Common Shares that an investor purchases pursuant to the exercise of Warrants may trade at a price lower than the Warrant Exercise Price paid by such investor. The trading price of our Common Shares will depend on many factors, which may change from time to time, including, without limitation, events in Oman with respect to our business and the Omagine Project, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors. Volatility in the market price of our Common Shares may prevent you from being able to sell the Common Shares when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms and Warrant Exercise Prices of the Warrants and the information contained in, or incorporated by reference into, this Prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our Common Shares.

How do I exercise my Warrants if I own Warrants in my name ?

If you hold Warrants in your name and you wish to exercise your Warrants, you must deliver a properly completed and duly executed Warrant Certificate(s) representing the Warrants you are exercising and all other required documents, together with payment in the amount equal to the aggregate Warrant Exercise Price for the entire number of Warrants you have elected to exercise (the “Warrant Payment”), to the Warrant Agent before 5 p.m. Eastern Time in the United States on the earlier of either the Redemption Date or the Warrant Expiration Date. If you send an uncertified check, your Warrant Payment will not be deemed to have been delivered to the Warrant Agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the Warrant Certificates. Do not deliver documents to us. You are solely responsible for completing delivery to the Warrant Agent of your relevant Warrant Certificate, all other required documents and your Warrant Payment. You should allow sufficient time for delivery of your Warrant Payment and other exercise materials to the Warrant Agent so that the Warrant Agent receives them by the Warrant Expiration Date or Redemption Date. If you send a Warrant Payment that is insufficient to exercise the Warrants for the purchase of the number of shares you requested, or if the number of shares you requested is not specified in the forms, the Warrant Payment received will be applied to exercise your Warrants to the fullest extent possible based on the amount of the Warrant Payment received, and any remaining Warrant Payment amount will be returned to you without interest or penalty.

What should I do if I want to exercise my Warrants but my Warrants are held in the name of a broker, dealer, custodian bank or other nominee ?

If you hold your Warrants through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the Warrants. The record holder must exercise the Warrants on your behalf. If you wish to purchase our Common Shares through the exercise of your Warrants, you should contact your broker, dealer, custodian bank or nominee in order to do so. Please follow the instructions of your nominee. Your nominee may establish an earlier exercise deadline before the Warrant Expiration Date or Redemption Date.

What form of payment is required to exercise Warrants ?

As described in the instructions accompanying the Warrant Certificates, Warrant Payments submitted by a Warrant Holder to the Warrant Agent must be made in U.S. currency, by one of the following three methods:

1)	by a cashier’s check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”; or
2)	by an uncertified check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”; and delivered by mail, hand delivery or overnight courier to:
Continental Stock Transfer & Trust Company
17 Battery Place, 8 th Floor
New York, NY 10004
Attn: Reorganization Department
For Confirmation or Information:
Telephone: (212) 509-4000, ext. 536

3)	by wire transfer of immediately available funds to the following account:
JPMorgan Chase
ABA # 021-000021
Continental Stock Transfer & Trust Company as agent for Omagine, Inc.
Acct # 957-342764
FBO Omagine, Inc., Warrant Exercise

Any wire transfer should clearly indicate the identity of the Warrant Holder who is making the Warrant Payment.

Warrant Payments will be deemed to have been received upon (i) clearance of any cashier’s check or uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Warrant Holders who wish to pay the Warrant Payment by means of an uncertified check are urged to make such payment sufficiently in advance of 5 p.m. Eastern Time in the United States on the Warrant Expiration Date or Redemption Date to ensure that such Warrant Payment is received and clears by such time.

If you hold your Warrants in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

If I exercise my Warrants when will I receive the certificates representing my new shares ?

If you purchase Common Shares by exercising your Warrants, you will receive the certificates representing your new shares as soon as practicable following the date of such exercise.

After I send in my Warrant Payment and Warrant Certificate(s) to the Warrant Agent, may I cancel my exercise of my Warrants ?

No. All exercises of valid Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Warrants. You should not exercise your Warrants unless you are certain that you wish to purchase Common Shares at (a) the exercise price of $5 per share in the case of the $5 Warrants or, (b) the exercise price of $10 per share in the case of the $10 Warrants.

What effects did the Warrant Distribution have on our outstanding Common Shares ?

There was no immediate effect on the number of the Company’s outstanding Common Shares as a result of the Warrant Distribution because no new Common Shares will be issued unless and until Warrants are exercised by the Warrant Holders. The Company issued and distributed 6,422,124 Warrants consisting of 3,211,062 $5 Warrants and 3,211,062 $10 Warrants. If all the issued and outstanding $5 Warrants were exercised, then an additional 3,211,062 new shares of our Common Stock would be issued and outstanding and if all the $10 Warrants were also exercised, then a further additional 3,211,062 new shares of our Common Stock would be issued and outstanding. As of August 9, 2013, we had 14,833,239 Common Shares outstanding. As of August 9, 2013 the market price of a Common Share is, lower than the Warrant Exercise Price of either of the Warrants and, although we cannot be absolutely certain, it is unlikely that any $5 Warrants will be exercised unless the market price for a share of the Company’s Common Stock trades materially above $5 per share and it is unlikely that any $10 Warrants will be exercised unless the market price for a share of the Company’s Common Stock trades materially above $10 per share. Our Record Shareholders did not suffer any dilution of their ownership or voting interests as a result of the Warrant Distribution but if Warrants are exercised in the future, the ownership and voting interests of the Record Shareholders that do not exercise their Warrants will be diluted. In addition, if, as is the present case, the Exercise Price of the Warrants ever becomes less than the market price of our Common Shares it will likely tend to depress or reduce such market price of shares then held by you.

How much did the Company receive from the issuance of the Warrants and how much will the Company receive from the exercise of the Warrants, and how will such proceeds be used ?

The Warrants were distributed to our Record Shareholders at no charge and the Company received no proceeds as a result of their issuance and distribution. If none of the Warrants are exercised before their expiry or their earlier redemption, then the Company will receive no proceeds as a result of the issuance of the Warrants. The Company will only receive proceeds if and when Warrants are exercised by Warrant Holders. The Company believes that there is virtually no probability that any Warrant will be exercised unless, prior to as the case may be, the Warrant Expiration Date or the respective Redemption Dates of the Warrants, the market price for a share of the Company’s Common Stock trades materially above (a) $5 per share in the case of the $5 Warrant, and (b) $10 per share in the case of the $10 Warrant.

It is not possible to predict if any Warrants will ever be exercised. If all 3,211,062 of the $5 Warrants distributed to the Record Shareholders were exercised, the proceeds to the Company would be approximately $16 million. If all 3,211,062 of the $10 Warrants distributed to the Record Shareholders were exercised, the proceeds to the Company would be approximately $32 million. We intend to use the proceeds, if any, from the exercise of Warrants for general corporate purposes associated with rapidly scaling up the Company’s activities and number of employees as required to manage its business.

Are there risks in exercising my Warrants ?

Yes. The exercise of your Warrants involves risks. Exercising your Warrants involves the purchase of Common Shares and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 13 of this Prospectus and in the documents incorporated by reference into this Prospectus.

If my Warrant exercise is not valid, will my Warrant Payment be refunded to me ?

Yes. The Warrant Agent will hold all funds it receives from Warrant exercises in a segregated bank account until the Warrant Agent determines that such Warrant Exercise is valid, after which it will disburse the funds to the Company. If your Warrant exercise is deemed not to be valid, all Warrant Payments received from you by the Warrant Agent will be returned as soon as practicable following the making of such determination, without interest or penalty. If you own Warrants through a nominee, it may take longer for you to receive your Warrant Payment because the Warrant Agent will return such Warrant Payments through the record holder of your Warrants.

What fees or charges apply if I exercise my Warrants ?

We are not charging any fee or sales commission in connection with the exercise of Warrants or the issuance of Common Shares pursuant to any such exercise. If you exercise your Warrants through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of the Warrant Distribution ?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt of the Warrants since when they were issued to you, the Warrant Exercise Price of the Warrants was greater than the market price for a share of Common Stock. If you choose to exercise any Warrants, you may, depending upon your particular individual circumstances at such time, have to recognize taxable income in connection with such exercise.

You should consult your tax advisor as to your particular tax consequences resulting from the Warrant Distribution and/or from the exercise of Warrants by you. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment if I want to exercise my Warrants ?

If your Warrants are held in the name of a broker, dealer, custodian bank or other nominee, then you should send all documents required by such nominee and your Warrant Payment to that record holder. If you are the record holder of the Warrant, then you should send your Warrant Certificate(s), all other required documents and your Warrant Payment by mail, hand delivery or overnight courier to:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attn: Reorganization Department

For Confirmation or Information:
Telephone: (212) 509-4000, ext. 536

You may also make your Warrant Payment by wire transfer of immediately available funds as follows:

JPMorgan Chase
ABA # 021-000021
Continental Stock Transfer & Trust Company as agent for Omagine, Inc.
Acct # 957-342764
FBO Omagine, Inc. Warrant Exercise

Any wire transfer should clearly indicate the identity of the Warrant Holder who is making the Warrant Payment.

You and, if applicable, your nominee are solely responsible for completing delivery to the Warrant Agent of your Warrant Certificate(s), all other required documents and your Warrant Payment. You should allow sufficient time for delivery of your materials to the Warrant Agent and clearance of your Warrant Payment before 5 p.m. Eastern Time in the United States on the earlier of, as the case may be, the Redemption Date or the Warrant Expiration Date. If you hold your Warrants through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the Redemption Date or the Warrant Expiration Date.

Whom should I contact if I have other questions ?

If you have any questions regarding the Warrants, the Warrant Certificates or any other documents, or regarding the submitting of payment in the event you choose to exercise any Warrants, please contact the Warrant Agent at the telephone number above. In the alternative, you may contact: Charles P. Kuczynski, Vice President & Corporate Secretary of Omagine, Inc., The Empire State Building, 350 Fifth Avenue, Suite 4815-17, New York, NY 10118; email: charles.kuczynski@omagine.com.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this Prospectus and in the documents incorporated by reference into this Prospectus. This summary does not contain all the information you should consider before investing in the Common Stock. Before making an investment decision, you should carefully read the entire Prospectus and the documents incorporated by reference into this Prospectus, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this Registration Statement and Prospectus, the term “Registrant” refers to Omagine, Inc. and the terms "Company", "we," "us," or "our" refer to Omagine, Inc. and its consolidated subsidiaries unless the context otherwise requires.

General

Omagine, Inc. (the “Registrant”) was incorporated in Delaware in October 2004 and is a holding company which conducts substantially all of its operations through its 60% owned subsidiary Omagine LLC and its wholly-owned subsidiary Journey of Light, Inc., a New York corporation (“JOL”).

Omagine, Inc., JOL and Omagine LLC are sometimes referred to herein collectively as the "Company". The Company is a development stage entity (“DSE”) as defined in ASC 915 issued by the Financial Accounting Standards Board. The Company is focused on entertainment, hospitality and real-estate development opportunities in the Middle East & North Africa (the “MENA Region”) and on the design and development of unique tourism destinations. The Company has proposed to the Government of Oman (the “Government”) the development of a mixed-use real-estate and tourism project named the “Omagine Project”.

In November 2009, Omagine, Inc. and JOL formed Omagine LLC, a limited liability company organized under the laws of the Sultanate of Oman ("Oman"). Omagine LLC is engaged in the business of real estate development in Oman and was organized to design, develop, own and operate the Omagine Project.

Omagine, Inc. and JOL initially owned 100% of Omagine LLC and capitalized it at 20,000 Omani Rials which is equivalent to approximately $52,000 (the “OMAG Initial Equity Investment”). In May 2011, Omagine LLC sold a 40% equity stake in itself to 3 new Omagine LLC minority investors thereby reducing Omagine, Inc.’s ownership from 100% to 60%. (See: “Description of Business – The Shareholder Agreement”).

The Company presently focuses the majority of its efforts on the business of Omagine LLC and specifically on the Omagine Project.

We anticipate that the Omagine Project will be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman just west of the capital city of Muscat and approximately six miles from Muscat International Airport (the "Omagine Site"). The Omagine Project is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter; associated exhibition buildings; a boardwalk; an open air amphitheater and stage; open space green areas; a canal and enclosed harbor and marina area; retail shops and restaurants; entertainment venues; boat slips and docking facilities; a five-star resort hotel; a four-star hotel; and possibly an additional three or four-star hotel; shopping and retail establishments integrated with the hotels; commercial office buildings; and more than two thousand residences to be developed for sale.

The contract between the Government and Omagine LLC which will govern the design, development, construction, management and ownership of the Omagine Project and the Government’s and Omagine LLC’s rights and obligations with respect to the Omagine Project, is the “Development Agreement” (or the “DA”). The DA has previously been approved by all the required Ministries of the Government of Oman but has not yet been signed and we have experienced numerous delays by the Government to date in the signing of the DA. To the best knowledge and belief of the Company and its attorneys no barrier to signing the DA exists as of the date hereof (See: “Description of Business – The Development Agreement”).

In May 2011, three (3) new Omagine LLC minority investors (collectively, the “New Shareholders”) and Omagine, Inc. and JOL signed a shareholders’ agreement with respect to Omagine LLC (the “Shareholder Agreement”). Pursuant to the provisions of the Shareholder Agreement, Omagine LLC sold newly issued shares of its capital stock to the New Shareholders and to Omagine, Inc. for an aggregate cash investment amount of 26,968,125 Omani Rials ($70,117,125) plus a non-cash “payment-in-kind” investment amount representing the value of the land constituting the Omagine Site.

Pursuant to the terms of the Shareholder Agreement, the 20,000 Omani Rial ($52,000) OMAG Initial Equity Investment made in 2009 by Omagine, Inc. was acknowledged by the New Shareholders and the 26,968,125 Omani Rials (the “$70 million Cash Investment”) to be made into Omagine LLC by Omagine, Inc. and the New Shareholders will be invested as follows:

1.	Omagine, Inc. and the New Shareholders invested 130,000 Omani Rials ($338,000) immediately subsequent to the signing of the Shareholder Agreement.
2.
Omagine, Inc. will make an additional 210,000 Omani Rial ($546,000) investment (the “OMAG Final Equity Investment”) subsequent to the signing of the DA but prior to the Financing Agreement Date (as hereinafter defined).

3.	The final 26,628,125 Omani Rial ($69,233,125) portion (the “Deferred Cash Investment”) will be invested by the New Shareholders on or immediately subsequent to the Financing Agreement Date..
The value of the PIK investment by RCA will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the DA. (See: “Description of Business – The Shareholder Agreement” and Exhibit 10.4). As of the date hereof 12,000 Omani Rials ($31,200) of the OMAG Final Equity Investment has been advanced by Omagine, Inc. to Omagine LLC.

If however, we are required to do the Transformation prior to signing the DA (a requirement which as of the date hereof is unlikely but still possible),, then the Omagine LLC shareholders will have to increase the capital of Omagine LLC by 350,000 Omani Rials (equivalent to approximately $910,000) before the DA is signed, and the timing and amounts of the aforesaid investment amounts by Omagine, Inc. and the New Shareholders will be adjusted accordingly.

Between the Record Date of February 24, 2012 and March 30, 2012, the Company conducted a “Rights Offering and Warrant Distribution” exclusively for the benefit of its Record Shareholders. Pursuant to the terms of the Rights Offering and Warrant Distribution the Company distributed rights and Warrants to its Record Shareholders but withheld the issuance of exercisable rights and Warrants to its California Shareholders because the California Approval had not yet been received. The California Shareholders were excluded from participating in the Rights Offering because the California Approval was not received prior to the March 24, 2012 expiration date of the Rights Offering.

A total of 1,014,032 Common Shares were subscribed for in the Rights Offering at a subscription price of $1.25 per Common Share. Total proceeds to the Company from the Rights Offering was $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt owed by the Company to shareholders exercising such Rights. The Company distributed 6,363,674 Warrants to the Record Shareholders in February 2012 and, after receiving the California Approval, the Company distributed an additional 58,450 Warrants to California Shareholders in May 2013. (See: “Description of Business - The Rights Offering and Warrant Distribution”).

Our website address is www.omagine.com. Our website and the information contained on our website are not incorporated into this Prospectus or into the Registration Statement of which this Prospectus forms a part. Further, our references to the URL for our website are intended to be inactive textual references only.

Our principal executive offices are located at 350 Fifth Avenue, Suite 4815-17, New York, N.Y. 10118. Our telephone number is (212) 563-4141.

About This Offering

This Prospectus relates to the offer and distribution to the Record Shareholders by the Company of 6,422,124 Warrants and up to 6,422,124 Resale Shares underlying the Warrants. The 6,422,124 Warrants have been issued to the Record Shareholders and up to 6,422,124 Resale Shares may be issued upon the exercise of such Warrants.

Number of Shares Outstanding

As of August 9, 2013, we had 14,833,239 Common Shares issued and outstanding.

Summary of Warrants

The following summary describes the principal terms of the Warrants, but is not intended to be complete. See the information in the section entitled “The Warrant Distribution” beginning on page 26 in this Prospectus for a more detailed description of the terms and conditions of the Warrants.

Securities Offered
We have distributed to the Record Shareholders at no charge, one-fourth (1/4) of a $5 Warrant and one-fourth (1/4) of a $10 Warrant for each Common Share held by the Record Shareholders at the Record Time. Each Warrant is exercisable for the purchase of one (1) Common Share.

No Fractional Warrants or Common Shares
Fractional Warrants resulting from the calculation of the number of Warrants to be distributed on an aggregate basis as to any Record Shareholder were eliminated by rounding up to the nearest whole Warrant. The Warrants are exercisable for only a whole number of Common Shares.

Warrant Exercise Prices
Each $5 Warrant is exercisable for the purchase of one Common Share at a purchase price of $5.00 per Common Share. Each $10 Warrant is exercisable for the purchase of one Common Share at a purchase price of $10.00 per Common Share. See “Questions and Answers Relating to the Warrants - How were the Warrant Exercise Prices determined?”.

Record Date	February 24, 2012.

Record Time	5 p.m. Eastern Time in the United States on the Record Date.

Conditions Precedent to Warrant Distributions
The Registration Statements registering the Warrants and the Common Shares underlying the Warrants (Commission File No. 333-179040 and Commission File No. 333-183852) were declared effective by the SEC and the formal approval order was received by the Company from the California Department of Corporations.

Warrant Expiration Date	December 31, 2014.

Warrant Expiration Time	5:00 p.m., Eastern Time in the United States on the Warrant Expiration Date.

Cancellation	The Warrants are non-cancellable by the Company.

Issue Date	The date on which the Warrants were issued to the Record Shareholders.

Redemption Date	The date which the Company sets by written notice to Warrant Holders for the redemption by the Company of all or any portion of unexercised Warrants.

Redemption Time	5 p.m. Eastern Time in the United States on the Redemption Date.

Redemption
At any time after the Issue Date, the Company may, at the option of its Board of Directors, redeem all or any number of the Warrants outstanding and unexercised at the Redemption Time by paying in cash $0.001 per Warrant for each Warrant so redeemed.

Shares Outstanding
As of August 9, 2013, we had 14,833,239 Common Shares issued and outstanding. If all 6,422,124 of the presently issued and outstanding Warrants were exercised, we would then have 21,255,363 Common Shares outstanding.

No Stand-by Agreement or Underwriter
As of the Date hereof, we have not entered into any standby purchase agreement or similar agreement with respect to the purchase of any Common Shares pursuant to exercise of the Warrants. Therefore, there is no certainty that any Common Shares will be purchased pursuant to the exercise of Warrants. We do not presently intend to use an underwriter or selling agent.

Use of Proceeds
In the event any or all of the Warrants are exercised we intend to use the net proceeds, if any, therefrom for general corporate purposes associated with rapidly scaling up the Company’s activities and number of employees as required to manage its business in Oman and elsewhere. If all the 6,422,124 Warrants issued and outstanding were exercised our gross proceeds therefrom would be approximately $48 million. Please see “Use of Proceeds.”

Procedure for Exercising Warrants
To exercise your Warrants, you must take the following steps: If you are a registered Warrant Holder, you must deliver your Warrant Payment and a properly completed and duly executed Warrant Certificate(s) and all other required documents to the Warrant Agent at or before the Warrant Expiration Time. If you are a beneficial owner of Warrants that are registered in the name of a broker, dealer, custodian bank or other nominee, your broker, dealer, custodian bank or other nominee must exercise your Warrants on your behalf and deliver all documents and Warrant Payments to the Warrant Agent at or before the Warrant Expiration Time.

No Revocation
All exercises of Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Warrants. You should not exercise your $5 Warrants unless you are certain that you wish to purchase additional Common Shares at a Warrant Exercise Price of $5.00 per share. You should not exercise your $10 Warrants unless you are certain that you wish to purchase additional Common Shares at a Warrant Exercise Price of $10.00 per share.

No Board Recommendation
Our Board of Directors is not making any recommendation regarding any exercise of your Warrants. You should make your decision based on your own assessment of our business and the terms of the Warrants and their respective Warrant Exercise Prices. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our Common Shares.

Warrant Agent	Continental Stock Transfer & Trust Company

Dividend Policy	The Company has never paid any cash dividends on its Common Stock. See “Market for Common Shares and Related Stockholder Matters; Market for Warrants - Dividend Policy” beginning on page 51.

Market for Common Stock
Our Common Stock is currently traded over the counter on the OTCQB under the symbol “OMAG.” See “Market for Common Shares and Related Stockholder Matters; Market for Warrants - Dividend Policy” beginning on page 51.

Transfer and Sale of Warrants
The Warrants are transferable and we are hopeful that both the $5 Warrants and the $10 Warrants will be quoted and eligible to trade on the OTCQB under ticker symbols to be assigned after the Issue Date, from an as yet undetermined date after the Issue Date until 4:00 p.m., Eastern time, on the last trading day before the Warrant Expiration Date or their earlier Redemption Date. You may seek to sell or otherwise transfer your Warrants through normal investment channels. See “The Warrant Distribution - Transferability of and Market for Warrants” and “Method of Transferring Warrants”. The Warrants however, do not have an established trading market. We cannot give you any assurance that the Warrants will be quoted and eligible to trade on the OTCQB or that a market for the Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Warrants are valid or at what prices the Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale. Commissions and applicable taxes or broker fees may apply if you sell your Warrants.

Risk Factors
Before you exercise your Warrants to purchase shares of our Common Stock, you should carefully consider the risks described in the section entitled “Risk Factors,” beginning on page 13 of this Prospectus.

RISK FACTORS

An investment in our Common Shares is subject to risks inherent to our development stage business. The material risks and uncertainties that management believes affect us are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this Prospectus including information in the section of this document entitled “Information Regarding Forward Looking Statements”.

The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. This Prospectus is qualified in its entirety by these risk factors.

If one or more, or a combination of any of the following risks actually materialize into a negative event or circumstance, our business, financial condition and/or our results of operations could be materially and adversely affected. If this were to happen, the value of our Common Stock could decline significantly and you could lose all or part of your investment.

Risk Factors Related to Our Company and Our Business

We are a development stage entity with no history of profitability from the development of real estate and we have incurred significant losses and cannot assure you that we will be profitable in the near term or at all.

The Company is a development stage entity (“DSE”) as defined in ASC 915 issued by the Financial Accounting Standards Board. We have dedicated the vast majority of our financial resources over the past many years toward the effort to conclude the Development Agreement (“DA”) with the Government of Oman with respect to the Omagine Project. We have encountered numerous delays and as of the date hereof the DA has not yet been signed. As a result we have incurred significant losses over the past few years, including a net loss of $1,398,069 for the six month period ended June 30, 2013 and net losses of $2,789,976 for the fiscal year ended December 31, 2012, $1,804,451 for the fiscal year ended December 31, 2011 and $1,277,001 for the fiscal year ended December 31, 2010, primarily due to an absence of revenue due to our being a DSE and to expenses, including significant non-cash expenses related to stock options and expenses associated with the design, development and promotion of the Omagine Project. We expect to continue to incur such losses and expenses over the near term, which will adversely impact our overall financial performance and results of operations. The Omagine Project may never come to fruition, and if it does it still may never result in a profit to the Company. Sales of our proposed real estate development properties, and income, if any, from the Omagine Project may never generate sufficient revenues to fund our continuing operations. We cannot assure you that we will be profitable in the near term or at all.

Because of our status as a DSE and our limited history and the potential for competition, an investment in our Company is inherently risky.

Because we are a development stage company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We expect the real estate development business to be highly competitive because many developers have access to the same market. Substantially all of them have greater financial resources and longer operating histories than we have and can be expected to compete within the business in which we engage and intend to engage. We cannot assure you that we will have the necessary resources to be competitive.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited or restricted.

We have generated significant net operating losses (“NOL”s) as a result of our recent losses. We generally are able to carry NOLs forward to reduce taxable income in future years. However, our ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% shareholders under Section 382 and the Treasury regulations promulgated thereunder increase their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a three-year rolling period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carry forwards. This annual limitation is generally equal to the product of the value of the corporation’s stock on the date of the ownership, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carry forwards.

We do not believe that the Rights Offering and Warrant Distribution caused an “ownership change” within the meaning of Section 382. However, we cannot ensure that our ability to use our NOLs to offset income will not become limited in the future. As a result, we could pay taxes earlier and in larger amounts than would be the case if our NOLs were available to reduce our federal income taxes without restriction. At June 30, 2013, the Company had federal NOLs of approximately $14,120,000, expiring in various amounts from fiscal year 2017 to fiscal year 2032. Current United States income tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.

We may not be able to conduct successful operations in the future.

The results of our operations will depend, among other things, upon our ability to develop and market the Omagine Project. Furthermore, our proposed operations may not generate income sufficient to meet operating expenses or may generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain ourselves. Our operations may be affected by many factors, some known by us, some unknown, and some which are beyond our control. Any of these problems, or a combination thereof, could have a materially adverse effect on our viability as an ongoing enterprise and might cause the investment of our shareholders to be impaired or lost.

We have experienced extraordinary delays in getting the Development Agreement with the Government of Oman signed.

As of the date hereof, the DA governing the development and ownership of the Omagine Project has not yet been signed by our 60% owned subsidiary and the Government of Oman. We have been negotiating this DA with the Government for many years now and have experienced many delays in the process. To the best knowledge and belief of the Company and its attorneys, other than the unlikely but still possible requirement to change the corporate structure of Omagine LLC from a limited liability company into a joint stock company (the “Transformation”) before signing the DA, no further barrier to signing the DA exists as of the date hereof and both we and the Government now agree that all matters with respect to the DA have been resolved. Although it has not yet been confirmed to us, management believes that the timing of the Transformation is now a settled issue and will be done as originally planned and agreed subsequent to the DA signing. Representatives of the shareholders of Omagine LLC (Omagine, Inc., Royal Court Affairs, and Consolidated Contractors) met with the Minister of Tourism, His Excellency Ahmed Al-Mahrizi, on July 1, 2012, have had numerous conversations with him since that time and met with the Minister of Royal Court Affairs, His Excellency Nasser Al-Kindi on May 26, 2013. All indications are that the DA should be signed soon but we have been at similar points with the Government in the past and in those instances the Government raised new and often pointless issues at the last minute.  The Shareholder Agreement has been signed and management continues to be cautiously optimistic that, assuming the Transformation is done after the DA is signed, the DA will be signed in the near future. Although there have been extraordinary delays to date by the Government, the Company believes, based on continued assurances from the Government, that the Government remains eager to conclude and sign the DA. No assurance, however, that the DA will actually be signed can be given at this time. (See: “Description of Business - The Development Agreement”).

While our 2012 audited financial statements (the “2012 Financial Statements”) and our June 30, 2013 unaudited financial statements assume we will continue our operations on a going concern basis, the opinion of our independent auditors on the 2012 Financial Statements contained an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

The opinion of our independent auditors on our 2012 Financial Statements states that the presentation of the Company’s financial statements is in accordance with the guidance contained in ASC 915 for financial statements of development stage entities, and such opinion also contained an explanatory paragraph that there is substantial doubt about our ability to continue as a going concern. Our 2012 Financial Statements and our June 30, 2013 unaudited financial statements were prepared under the assumption that we will continue our operations on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Although we have entered into and recently extended the expiration date of a Stand By Equity Distribution Agreement (the “SEDA”) by one year  and have recently raised additional capital via the YA Loan (as hereinafter defined), the Rights Offering and private placements of our Common Stock (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”), if we sustain unanticipated losses and we cannot continue as a going concern, our shareholders may lose all of their investment in the Company.

To fully develop our business plan we will need additional financing.

We expect to continue to rely principally upon the financing received pursuant to the YA Loan and from the proceeds from sales of Common Stock made pursuant to the SEDA and pursuant to other exempt private placement transactions with accredited investors (“Private Placements”) (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”). Since the second quarter of our 2009 fiscal year we have relied principally upon financing from sales of Common Stock made pursuant to a previous Stand-By-Equity Distribution Agreement (the “First SEDA”), the Rights Offering , Private Placements and the SEDA. We cannot guarantee the continued success of such financing activities. We will have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations. There is no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain financing, or if its terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investment. It is impossible to predict if any Warrants will ever be exercised because the market price of a Common Share as of the date hereof is lower than either of the Warrant Exercise Prices. Although we cannot be absolutely certain, the Company believes that there is virtually no probability that any Warrants will be exercised unless the market price for a share of the Company’s Common Stock trades materially above the relevant Warrant Exercise Price prior to the Warrant Expiration Date or Redemption Date. (See: “Description of Capital Stock and Warrants”).

We anticipate that we will be subject to intense competition.

We will face intense competition in the development of real estate in Oman. Other developers have started developing real estate in nearby areas with similar residential developments.

Even after the Rights Offering, the YA Loan and entering into the SEDA, we lack capital.

Even after the conclusion of the recent Rights Offering and our entry into the YA Loan and the SEDA, we will require additional funds to sustain our operations as presently contemplated. There can be no guaranty that such additional funds will be available in the future. If we are unable to obtain additional financing as required, or if its terms are too costly, we may be forced to curtail the expansion of our operations until such time as alternative financing may be arranged which could have a materially adverse impact on our operations and our shareholders' investments.

Our ultimate success will be dependent upon management.

Our success is dependent upon the skill and decision making ability of our directors and executive officers, who are Frank J. Drohan, Charles P. Kuczynski, Louis J. Lombardo, William Hanley and Sam Hamdan. The loss of any or all of these individuals could have a material adverse impact on our operations. We do not presently have a written employment agreement with any of our officers or directors (See: Executive Compensation – Employment Agreements). We have not obtained key man life insurance on the lives of any of these individuals. Our success depends in large part on our ability to attract and retain key people and consultants. If we are not able to retain and recruit qualified personnel, which we require now and will require to conduct our operations after the DA is signed, our business and our ability to successfully implement our business plan could be adversely affected.

We will rely on dividends from our subsidiaries for most of our revenue.

Because we are a holding company with no significant operations other than the proposed operations of our 60% owned subsidiary, Omagine LLC, we will depend upon dividends from Omagine LLC for a substantial portion of our future revenues. Omagine LLC has generated no revenue to date and we do not anticipate that Omagine LLC will be in a position to pay dividends until after the development of the Omagine Project is well underway, an event that, as of the date hereof, is uncertain to occur.

We are subject to risks associated with investments in real estate.

The value of our proposed properties and our projected income therefrom may decline due to developments that adversely affect real estate generally and those that are specific to our proposed properties. General factors that may adversely affect our potential real estate holdings include:

●	increases in interest rates;
●	adverse changes in foreign exchange rates;
●	a decline in prevailing rental rates for the properties we intend to own and lease;
●	a general tightening of the availability of credit and project financing facilities;
●	a decline in economic conditions in Oman;
●	an increase in competition for customers or a decrease in demand by customers for the residential and commercial properties we plan to develop and offer for sale;
●	a decline in prevailing sales prices for the properties we intend to develop and offer for sale;
●	an increase in supply in Oman of property types similar to those proposed to be developed by us;
●	declines in consumer spending during an economic recession or recovery from an economic recession that adversely affect our revenue; and
●
the adoption by the relevant government authorities in Oman of more restrictive laws and governmental regulations, including more restrictive zoning, land use, building or environmental regulations or increased real estate taxes.

Additional factors may adversely affect the value of our proposed properties and our projected income therefrom, including:

●	failure to sign a development agreement with the Government of Oman;
●	adverse changes in the perceptions of prospective purchasers or users of the attractiveness of the properties proposed to be developed by us;
●	opposition from local community or political groups with respect to development or construction at a particular site;
●
a change in existing comprehensive zoning plans or zoning or environmental regulations that impose additional restrictions on use or requirements with respect to the properties proposed to be developed by us;

●	our inability to provide adequate management and maintenance or to obtain adequate insurance for the properties proposed to be developed by us;
●	an increase in operating costs;
●	new development of a competitor's property in close proximity to the Omagine Project;
●	earthquakes, floods or underinsured or uninsured natural disasters; and
●	terrorism, political instability or civil unrest in Oman or the MENA Region.

The occurrence or existence of one or more of the events or circumstances described above could result in significant delays or unexpected expenses. If any of these events occur or circumstances come into existence, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in Omagine LLC and in the Omagine Project.

We are subject to risks associated with real estate development.

The Omagine Project is subject to significant risks relating to Omagine LLC’s ability to complete it on time and within budget. Factors that may result in the Omagine Project or any other development project we may undertake in Oman or elsewhere exceeding budget or being prevented from completion include:

●	an inability to obtain or delays in obtaining zoning, environmental, occupancy or other required governmental permits, approvals and authorizations;
●	an inability to secure sufficient financing on favorable terms, including an inability to obtain or refinance construction loans;
●	a general tightening of the availability of credit and project financing facilities;
●
the negative effects presently remaining in the marketplace from the worldwide economic slowdown and banking crisis of 2008/2009 and the ongoing sovereign debt and banking difficulties presently being experienced in the Eurozone, including: the tighter lending standards instituted by banks and financial institutions in the MENA Region, the reduced availability of credit facilities and project finance facilities from banks in the MENA Region, the reduction in the prices of housing and commercial properties in Oman and the fall of consumer and/or business confidence; any one or all of which could affect Omagine LLC’s ability to construct and/or sell homes and to construct, sell and/or lease commercial properties and/or to secure financing;

●	construction delays or cost overruns, either of which may increase project development costs; and
●	an increase in commodity costs.

If any of the forgoing occurs or exists, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in Omagine LLC and in the Omagine Project or in other properties we may then have under development.

We are vulnerable to concentration risks because our proposed operations are presently exclusively in Oman and our future operations are planned to be exclusively in Oman and the MENA Region market. Our real estate activities are presently concentrated exclusively on the Omagine Project to be located in Oman. Because of such geographic and project specific concentration, our operations are more vulnerable to Oman and MENA Region economic downturns and adverse project-specific events than those of larger, more diversified companies.

The performance of Oman’s economy will greatly affect the values of the properties proposed to be developed by us and consequently our prospects for sales and revenue growth. The Oman economy is heavily influenced by the prices of crude oil and natural gas which are Oman’s main export products and sources of revenue. Fluctuations in the international price of crude oil directly affect Oman’s revenue and budget considerations and a decrease in government supported projects and employment because of budget cuts or otherwise, could adversely affect the economy in Oman.

Our results of operations and financial condition will be greatly affected by the performance of the real estate industry.

Our real estate activities are, and will continue to be, subject to numerous factors beyond our control, including local real estate market conditions in Oman and in areas where our potential customers reside, substantial existing and potential competition, general economic conditions in Oman, the MENA Region and internationally, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by economic or political circumstances, market fundamentals, competition or demographic conditions. Because of the effect these factors may have on real estate values and because of the long length of the project development cycle, the future sales prices for our individual proposed properties or the future level of our sales revenue from the operation, sales and/or leasing of our various proposed properties, is impossible to predict with certainty and difficult to predict with accuracy.

Our real estate operations will also be dependent upon the availability and cost of mortgage financing for our potential customers to the extent they finance the purchase of the residences or commercial properties we intend to develop and offer for sale.

The real estate business is very competitive and many of our competitors are larger and financially stronger than we are.

The real estate business is highly competitive. We compete with a large number of companies and individuals, and most of them have significantly greater financial, managerial and other resources than we have. Our competitors include local developers who are committed primarily to the Oman market and also international developers who acquire properties throughout the MENA Region. Because we are a development stage company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We cannot assure that we will have the necessary resources to be competitive.

Our operations are subject to natural and political risks.

Our performance may be adversely affected by weather conditions that delay development or damage property. The recent civil and political unrest in the MENA Region, the U.S. and NATO military intervention in Iraq, Afghanistan and Libya, the terrorist attacks in the U.S., Europe and the MENA Region, and the potential for additional future terrorist acts and civil and/or political unrest have created economic, political and social uncertainties that could materially and adversely affect our business. Further acts of civil and/or political unrest or terrorism could be directed against the U.S. or Oman either domestically or abroad. These acts of terrorism or civil unrest could be directed against properties and personnel of American companies that work abroad, particularly companies such as ours that operate in the MENA Region. Civil and/or political unrest, terrorism, war and/or military developments may materially and adversely affect our business and profitability and the prices of our Common Stock in ways that we cannot predict at this time.

Risk Factors Related to the Warrant Distribution

There is presently no public market for the Warrants.

There is presently no established public trading market for the Warrants we have distributed to the Record Shareholders. The Warrants are transferable and we are hopeful that both the $5 Warrants and the $10 Warrants will be quoted and eligible to trade on the OTCQB under ticker symbols to be assigned, from a yet undetermined date after the Issue Date until 4:00 p.m., Eastern time, on the last trading day before the Warrant Expiration Date or their earlier Redemption Date. You may seek to sell or otherwise transfer your Warrants through normal investment channels. See “The Warrant Distribution - Transferability of and Market for Warrants” and “Method of Transferring Warrants”. We cannot give you any assurance that the Warrants will be quoted and eligible to trade on the OTCQB or that a market for the Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Warrants are valid or at what prices the Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale. There can be no assurance that a market will ever develop for the Warrants. Even if a market for the Warrants does develop, the price of the Warrants may fluctuate and liquidity in any such market may be limited. If a market for the Warrants does not develop, then holders of the Warrants may be unable to resell the Warrants. Resale prices of the Warrants will depend on many factors, including:

•	our operating performance and financial condition;
•	our ability to continue the effectiveness of the Registration Statement of which this Prospectus is a part, covering the Warrants and the Common Stock issuable upon exercise of the Warrants;
•	the interest of securities dealers in making a market; and
•	the market for similar securities.

If an effective registration statement is not in place and a current prospectus is not available when a Warrant Holder desires to exercise Warrants, such Warrant Holder may be unable to exercise his, her or its Warrants, causing such Warrants to expire worthless.

No Warrant held by a Warrant Holder will be exercisable and we will not be obligated to issue shares of Common Stock unless, at the time such Warrant Holder seeks to exercise such Warrant, we have a registration statement under the Securities Act in effect covering the shares of Common Stock issuable upon the exercise of the Warrants and a current prospectus relating to the Common Stock. We intend to use our best efforts to keep a registration statement in effect covering shares of Common Stock issuable upon exercise of the Warrants and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the Warrants until the Warrant Expiration Date or earlier Redemption Date. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the Common Stock issuable upon exercise of the Warrants, Warrant Holders will be unable to exercise their Warrants and we will not be required to settle any such attempted Warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the Warrants is not current, the Warrants may have no value, we will have no obligation to settle the Warrants for cash, the market for such Warrants may be limited and such Warrants may expire worthless.

A Warrant Holder will only be able to exercise a Warrant if the issuance of Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of such Warrant Holder.

No Warrants will be exercisable and we will not be obligated to issue shares of Common Stock unless the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from such registration or qualification under the securities laws of the state of residence of the relevant Warrant Holder. Because the exemptions from registration and/or qualification in certain states for resales of warrants and for issuances of Common Stock by the issuer upon exercise of a Warrant may be different, a Warrant may be held by a Warrant Holder in a state where an exemption is not available for issuance of Common Stock upon an exercise and such Warrant Holder may be precluded from exercising such Warrant. As a result, such Warrants may be deprived of any value, the market for such Warrants may be limited, the holders of such Warrants may not be able to exercise their Warrants and they may expire worthless if the Common Stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which such Warrant Holders reside.

Risk Factors Related to Our Common Stock

Our stock price may be volatile and you may not be able to resell your shares at or above your purchase price.

There has been and continues to be a limited public market for our Common Stock. Although our Common Stock trades on the OTCQB, an active trading market for our shares has not developed and may never develop or be sustained. If you purchase shares of our Common Stock, you may not be able to resell those shares at or above the price you paid. The market price of our Common Stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

●	the exercise of Warrants;
●	actual or anticipated fluctuations in our operating results;
●	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;
●	changes in market valuations of other real estate companies, particularly those that sell products similar to ours;
●	announcements by us or our competitors of significant innovations, acquisitions, strategic investors, partnerships, joint ventures or capital commitments; or
●	departure of key personnel.

Much of our Common Stock is currently restricted. As restrictions on resale end, the market price of our Common Stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Our Common Stock has a limited public trading market.

While our Common Stock currently trades on the OTCQB, the market for our Common Stock is limited and sporadic. We cannot assure that such market will improve in the future, even if our Common Stock is ever listed on a national stock exchange. We cannot assure that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market for our Common Stock does develop, the price may be highly volatile. The factors which we have discussed in this document may have a significant impact on the market price of our Common Stock. The relatively low price of our Common Stock may keep many brokerage firms from engaging in transactions in our Common Stock.

The over-the-counter market for common stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and in the investment markets generally, as well as economic conditions and annual variations in our operational results may have a negative effect on the market price of our Common Stock.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we will need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible into or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional shares of capital stock for any of these reasons or pursuant to the exercise of Warrants may dilute the ownership of our current stockholders.

Our management collectively beneficially owns approximately 31.5% of our Common Stock and this concentration of ownership may have the effect of preventing a change in control.

Assuming their ownership of the shares of Common Stock underlying unexercised Stock Options and Warrants, our officers and directors collectively beneficially own approximately thirty one and five-tenths percent (31.5%) of our  shares of Common Stock (See: “Security Ownership of Certain Beneficial Owners and Management”). As a result, if our officers and directors act in concert, they will have the ability by virtue of their voting power to exercise substantial influence over our business with respect to the election of directors and all other matters requiring action by stockholders. Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of the Company.

Our ability to issue preferred stock may adversely affect the rights of holders of our Common Stock and may make takeovers more difficult, possibly preventing you from obtaining the optimal share price.

Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Our Common Stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for you to sell our Common Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that:

●	the broker or dealer approve a person's account for transactions in penny stocks; and
●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain the financial information and investment experience objectives of the person; and
●
make a reasonable determination that (a) transactions in penny stocks are suitable for that person, and (b) the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The regulations applicable to penny stocks may severely affect the market liquidity for the shares of our Common Stock owned by you and could limit your ability to sell such securities in the secondary market.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Other than the distribution of the Rights and Warrants pursuant to the Rights Offering and Warrant Distribution, we have not paid dividends in the past and do not expect to pay dividends in the future unless and until dividends are paid to Omagine, Inc. by Omagine LLC. Any return on your investment may therefore be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. Up until this time the Company has utilized all cash reserves for the operation of its business and the Company plans to continue this policy for the foreseeable future. Any future payment of dividends on our Common Stock will depend on the payment of dividends to Omagine, Inc. by Omagine LLC and, as the Board of Directors may consider relevant, our earnings, financial condition and other business and economic factors at such time. If we do not pay cash dividends, our Common Stock may be less valuable because a return on your investment will only occur if the price of our Common Stock appreciates above the price you paid for it.

There are substantial risks associated with the SEDA and the YA Loan with YA which could contribute to the decline of the price of our Common Stock and have a dilutive impact on our existing stockholders

In order to obtain needed capital, we entered into the SEDA and the YA Loan with an investment fund. The sale of our Common Shares pursuant to the SEDA will have a dilutive impact on our stockholders. We believe the investment fund intends to promptly re-sell the shares that we sell to it under the SEDA. Such re-sales could cause the market price of our Common Stock to decline significantly. Any subsequent sales by us to the investment fund under the SEDA may, to the extent of any such decline, require us to issue a greater number of shares of Common Stock to the investment fund in exchange for each dollar of such subsequent sale. Under these circumstances our existing stockholders would experience greater dilution. The sale of our Common Stock under the SEDA could encourage short sales by third parties which could contribute to the further decline of the price of our Common Stock. Although the Company anticipates that the $200,000 YA Loan will be repaid from proceeds of sales of Common Stock made pursuant to (a) the exercise of Warrants after the DA is signed, and (b) Private Placements, it is possible that some or all of it may be repaid from proceeds from such sales made pursuant the SEDA.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus that are not statements of historical facts constitute "forward-looking statements" notwithstanding that such statements are not specifically identified as such. These forward-looking statements are based on current expectations and projections about future events. The words "estimates", "projects", "plans", "believes", "expects", "anticipates", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions, or the negative or other variations thereof, as well as discussions of strategy that involve risks and uncertainties, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Examples of forward-looking statements include but are not limited to statements about or relating to: (i) future revenues, expenses, income or loss, cash flow, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items, (ii) plans, objectives and expectations of Omagine, Inc. or its management or Board of Directors, (iii) the Company’s business plans, products or services, (iv) the probability of Omagine LLC signing the DA with the Government, (v) future economic or financial performance, and (vi) assumptions underlying such statements. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations since such statements (i) reflect our current beliefs with respect to future events, (ii) involve, and are subject to, known and unknown risks, uncertainties and other factors affecting our operations and growth strategy, and (iii) could cause the Company's actual results, financial or operating performance or achievements to differ from future results, financial or operating performance, or achievements expressed or implied by such forward-looking statements. Forecasts, projections and assumptions contained and expressed herein were reasonably based on information available to the Company at the time so furnished and as of the date of this Prospectus. All such forecasts, projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control and no assurance can be given that such forecasts, projections or assumptions will be realized. No assurance can be given regarding the achievement of future results, as our actual results may differ materially from our projected future results as a result of the risks we face, and actual future events may differ from anticipated events because of the assumptions underlying the forward-looking statements that have been made regarding such anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

●	the uncertainty associated with whether or not the Government of the Sultanate of Oman will honor its commitment with respect to its intention to sign the agreed DA with Omagine LLC;
●	the uncertainty associated with political events in the MENA Region in general;
●	the success or failure of the Company’s efforts to secure additional financing, including project financing for the Omagine Project;
●	oversupply of residential and/or commercial property inventory in the Oman real estate market or other adverse conditions in such market;
●
the impact of MENA Region or international economies and/or future events (including natural disasters) on the Oman economy, on the Company’s business or operations, on tourism within or into Oman, on the oil and natural gas businesses in Oman and on other major industries operating within the Omani market;

●
deterioration or malaise in economic conditions, including the continuing destabilizing factors in, and continuing slow recovery of, the Oman, MENA Region and international real estate markets, as well as the impact of continuing depressed levels of consumer and business confidence in the state of the Omani and international economies;

●	inflation, interest rates, movements in interest rates, securities market and monetary fluctuations;
●	acts of war, civil or political unrest, terrorism or political instability; or
●	the ability to attract and retain skilled employees.

Potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The Warrants were distributed at no charge to the Record Shareholders so we did not receive any proceeds resulting from their distribution.

If none of the Warrants are exercised before their expiry or their earlier Redemption Date, then the Company will receive no proceeds as a result of making the Warrant Distribution. The Company will only receive proceeds if and when Warrants are exercised by the Warrant Holders. The Company believes that there is virtually no probability that any $5 Warrant will be exercised unless the market price for a share of the Company’s Common Stock trades materially above $5 per share prior to the earlier of the Warrant Expiration Date or the Redemption Date of the $5 Warrants and the Company believes that there is virtually no probability that any $10 Warrant will be exercised unless the market price for a share of the Company’s Common Stock trades materially above $10 per share prior to the earlier of the Warrant Expiration Date or the Redemption Date of the $10 Warrants. It is not possible to predict if any Warrants will ever be exercised. If all 6,422,124 of the presently issued and outstanding Warrants were exercised, the gross proceeds to the Company from such exercises would be approximately $48 million. We intend to use the net proceeds, if any, from the exercise of Warrants for general corporate purposes associated with scaling up the Company’s activities and number of employees as required to manage its business in Oman and elsewhere.

PLAN OF DISTRIBUTION

We have distributed 6,422,124 Warrants to the Record Shareholders at no cost to such Record Shareholders.

If you wish to exercise your Warrants, you must timely comply with the Warrant exercise procedures described in “The Warrant Distribution - Method of Exercising Warrants”. The Warrants are transferable. See “The Warrant Distribution - “Method of Transferring Warrants”.

We have agreed to pay the Warrant Agent customary fees plus certain expenses in connection with the issuance, transfer and exercise of the Warrants. As of the date of this Prospectus we have not employed any brokers, dealers or underwriters in connection with the solicitation of the exercise of Warrants nor have we paid any other commissions, underwriting fees or discounts in connection with the issuance or exercise of the Warrants. Some of our employees may solicit responses from you as a Warrant Holder, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.

Our total expenses in connection with this Warrant Distribution were approximately $25,305. If you have any questions, you should contact Continental Stock Transfer & Trust Company, who is the Warrant Agent. (See: “Warrant Distribution - Warrant Agent.”).

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary of the material provisions of our Warrants, $0.001 par value Common Stock, restated Certificate of Incorporation and our By-Laws, all as in effect as of the date of this Prospectus. You should also refer to the full text of our restated Certificate of Incorporation and By-Laws which have been filed with the SEC as Exhibits 3(i) and 3(ii) to the Registration Statement of which this Prospectus forms a part. Our total authorized capital stock is 50,850,000 shares of which 50,000,000 shares are Common Stock.

Warrants

As of August 9, 2013 there were 6,422,124 Warrants issued and outstanding. Of the foregoing, 3,211,062 Warrants are exercisable for the purchase of one Common Share at an exercise price of $5.00 per share and 3,211,062 Warrants are exercisable for the purchase of one Common Share at an exercise price of $10.00 per share.

We recently completed a Warrant Distribution for the sole benefit of our Record Shareholders. Pursuant to the terms of the Warrant Distribution, the California Record Shareholders were not permitted to participate in the Warrant Distribution until the California Approval was received by the Company.

In April 2012, the Company distributed 6,363,674 Warrants to Record Shareholders other than the California Record Shareholders. Such 6,363,674 Warrants and the 6,363,674 Common Shares underlying such Warrants were registered by the Company pursuant to a registration statement on Form S-1 (Commission File No. 333-179040) filed by the Company and declared effective by the SEC on February 13, 2012 (the “Original Registration”). The effectiveness of the Original Registration expired on November 12, 2012.

On April 26, 2013, the California Approval was received by the Company. In May 2013, the Company distributed 58,450 Warrants to California Record Shareholders and notified those other California Record Shareholders who had previously received Warrants in electronic form that such Warrants were now exercisable. Such 58,450 Warrants and the 58,450 Common Shares underlying such Warrants were registered by the Company pursuant to a registration statement on Form S-1 (Commission File No. 333-183852) filed by the Company and declared effective by the SEC on April 25, 2013 (the “California Registration”). The California Registration remains in effect.

On July 16, 2013, pursuant to a resolution of the Board of Directors, the expiration date of all 6,422,124 issued and outstanding Warrants was extended from December 31, 2013 to December 31, 2014. All other terms and conditions of the Warrants remained the same.

The Company is filing this Post-Effective Amendment to the California Registration with the SEC covering the registration of all 6,422,124 issued and outstanding Warrants and the 6,422,124 Common Shares underlying such Warrants, all of which were previously registered in the Original Registration and the California Registration.

The Warrants are redeemable at any time and at the Company’s sole discretion at a price of $0.001 per Warrant (the “Redemption Price”). Upon thirty days prior written notice to the holders of Warrants (“Warrant Holders”) specifying the Warrants to be redeemed and the date for such redemption by the Company (the “Redemption Date”), the Company may redeem such Warrants remaining unexercised on the Redemption Date at a Warrant Redemption Price of $0.001 per Warrant. The Redemption Price shall be paid in cash by the Company to the relevant Warrant Holders and such Warrants shall not be deemed to be outstanding for any purpose whatsoever after the Redemption Date. The Redemption Date shall be at least thirty (30) days subsequent to the aforesaid written notice to Warrant Holders and it shall also be the date on which a Warrant Holder's right to exercise Warrants being redeemed shall terminate. The Warrants to be redeemed may be exercised by Warrant Holders at any time prior to the Redemption Time.

The Warrants are exercisable at the option of the Warrant Holder at any time up until 5 p.m. Eastern Time in the United States on the earlier of (a) December 31, 2014, or (b) the Redemption Date, provided that no person who on February 24, 2012 owned less than (a) 4.99% or (b) 9.99% of the Common Shares outstanding on February 24, 2012, may exercise a number of Warrants which would thereby cause such person to acquire, together with its affiliates, beneficial ownership of, as the case may be, (a) 4.99% or more, or (b) 9.99% or more of the Common Shares outstanding immediately prior to the time of such exercise. A Warrant Holder may exercise the purchase rights represented by a Warrant, in whole or in part, by surrendering the properly executed Warrant Certificate(s) at the transfer agent’s office in New York City, New York or at the principal office of the Company in New York City, New York, and by paying the Company, by certified or cashier’s check, an amount equal to the aggregate Exercise Price for the shares of Common Stock proposed to be purchased (the “Warrant Payment”).

Notwithstanding the foregoing, no Warrants will be exercisable and we will not be obligated to issue any Common Shares issuable upon the exercise of such Warrants unless (i) at the time the Warrant Holder thereof seeks to exercise such Warrant, we have a registration statement under the Securities Act in effect covering the Common Shares issuable upon the exercise of such Warrant and a current prospectus relating to our Common Stock, and (ii) the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of such Warrant Holder. If a Warrant Holder who on February 24, 2012 owned less than (a) 4.99% or (b) 9.99% of the Common Shares outstanding on February 24, 2012 seeks to exercise Warrants, and such proposed exercise would cause such Warrant Holder to acquire, together with its affiliates, beneficial ownership of (a) 4.99% or more, or (b) 9.99% or more, respectively, of the Common Shares, outstanding immediately prior to the time of such exercise, then in such an event, such proposed exercise will be effected by the Company for the maximum number of Warrants resulting in the beneficial ownership of the maximum number of whole Common Shares by such Warrant Holder which fails to meet the above stated applicable limitation for such Warrant Holder and its affiliates, and any excess Warrant Payment will be returned to such Warrant Holder.

As promptly as reasonably possible after each exercise of the purchase rights represented by a Warrant, the Company shall deliver to the relevant Warrant Holder a certificate representing the shares of Common Stock so purchased (or such will be electronically delivered to the Warrant Holder if such Warrant is held in electronic form) and, unless such Warrant has been fully exercised, expired or redeemed, a new Warrant Certificate (or such will be electronically delivered to the Warrant Holder if such Warrant is held in electronic form) representing the balance of the shares of Common Stock subject to such Warrant. Warrant Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Warrant Holder. The person entitled to receive the shares of Common Stock issuable upon any exercise of the purchase rights represented by the Warrants, shall be treated for all purposes as the holder of such shares of record as of the close of business on the date of exercise.

The Warrants do not contain any anti-dilution provisions and may be exercised only for whole shares of Common Stock. The Warrant Exercise Price and the number of shares of Common Stock that the Company must issue upon exercise of the Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off.

The Warrants are transferrable and a Warrant Holder may transfer all or part of the Warrants (but no fractional Warrants) at any time on the books of the Company upon surrender of the Warrant Certificate(s), properly endorsed. Upon such surrender, the Company shall issue and deliver to the transferee a new Warrant Certificate representing the Warrants so transferred (or such will be electronically delivered to the Warrant Holder if such Warrant is held in electronic form). Upon any partial transfer, the Company shall issue and deliver to the Warrant Holder a new Warrant Certificate representing the Warrants not so transferred.

During the period within which the Warrants may be exercised, the Company shall at all times have authorized and reserved for issuance enough shares of its Common Stock for the full exercise of the purchase rights represented by the then unexercised Warrants. If the Company dissolves, liquidates or winds up its business before the exercise, expiration or redemption of the Warrants, any Warrant Holder shall be entitled, upon exercising its Warrants, to receive in lieu of the shares of Common Stock receivable upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to such Warrant Holder upon any such dissolution, liquidation or winding up with respect to such Common Shares, had such Warrant Holder been the holder of record on the record date for the determination of those entitled to receive any such liquidating distribution or, if no record is taken, upon the date of such liquidating distribution. The Company shall pay all issue and other taxes that may be payable in respect of any issue or delivery of Common Shares upon the exercise of Warrants. The Warrants are governed by and shall be construed and enforced in accordance with the laws of the State of New York.

As of the date hereof there is no active trading market for the Warrants and the Company does not presently expect an active trading market for the Warrants to develop in the near term. The Warrants are transferrable and our attempts to date to have them listed for quotation and trading on the OTCQB have not been successful. We hope to have the Warrants trade on the OTCQB under symbols to be assigned by FINRA and after the required application for such listing for quotation on the OTCQB is made by a market-maker on our behalf. We cannot, however, give any assurance that the Warrants will be quoted or traded on the OTCQB or on any securities exchange until such listing is approved and such symbols are assigned by FINRA and such application is made on our behalf by a market-maker. Furthermore, if the Warrants are so approved by FINRA for listing and quotation on the OTCQB and such application is made on our behalf by a market-maker, we cannot give any assurance that a market for the Warrants will develop or, if a market does develop, whether it will be sustainable throughout the period within which the Warrants are valid and transferable or at what prices the Warrants will trade. The Warrant Holders may resell all or a portion of such Warrants from time to time in market transactions through any market on which the Warrants are then traded, in negotiated transactions or otherwise, and at prices and on terms determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

Transfer Agent

The transfer agent for our Warrants is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Outstanding Warrants and Holders

As of August 9, 2013 there were 6,422,124 Warrants issued and outstanding and there were, based upon the number of Record Shareholders plus the number of individual participants in security position listings, approximately 1,122 holders of our Warrants.

Common Stock

The following is a summary of the material provisions of our $0.001 par value Common Stock, restated Certificate of Incorporation and our By-Laws, all as in effect as of the date of this Prospectus. You should also refer to the full text of our restated Certificate of Incorporation and By-Laws which have been filed with the SEC as Exhibits 3(i) and 3(ii) to the Registration Statement of which this Prospectus forms a part. Our total authorized capital stock is 50,850,000 shares of which 50,000,000 shares are Common Stock.

The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by our stockholders including the election of directors. Our stockholders are not entitled to cumulative voting rights and, accordingly the holders of a majority of the shares voting for the election of directors can elect the entire Board of Directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

The holders of the Company’s Common Stock are entitled to receive ratably such dividends or distributions, if any, as may be declared from time to time by the Board of Directors in its discretion from funds or securities legally available therefor and subject to prior dividend rights of holders of any shares of our $.001 par value per share preferred stock (“Preferred Stock”) which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our Preferred Stock if any, the holders of our Common Stock are entitled to receive on a pro rata basis our remaining assets available for distribution (See: “Description of Preferred Stock” below). Holders of the Company’s Common Stock have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s Common Stock are, and all shares being offered by this Prospectus will be, fully paid and not liable to further calls or assessment by the Company.

Dividends and Dividend Policy

The holders of our Common Stock share proportionately, on a per share basis, in all dividends and other distributions declared by our Board of Directors. On January 12, 2012, our Board of Directors declared a dividend distribution of Rights and Warrants to our shareholders. Other than the foregoing non-cash dividend distribution, we have not declared any dividends on our Common Stock since inception and do not anticipate paying cash dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any future decisions as to payment of cash or non-cash dividends or distributions on our Common Stock will be at the discretion of the Board of Directors and will depend upon our earnings and financial position at such time and on such other factors as the Board of Directors may then deem relevant.

Transfer Agent

The transfer agent for our Common Stock and Warrants is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Outstanding Common Shares and Holders

As of August 9, 2013 there were 14,833,239 Common Shares issued and outstanding, and there were, based upon the number of record holders plus the number of individual participants in security position listings, approximately 1,122 holders of our Common Stock. As of August 9, 2013 we had 35,166,761 Common Shares reserved for issuance.

DESCRIPTION OF PREFERRED STOCK

The following is a summary of the material provisions of our Preferred Stock, restated Certificate of Incorporation and our By-Laws, all as in effect as of the date of this Prospectus. You should also refer to the full text of our restated Certificate of Incorporation and By-Laws which have been filed with the SEC as Exhibits 3(i) and 3(ii) to the Registration Statement of which this Prospectus forms a part. Our total authorized capital stock is 50,850,000 shares of which 850,000 shares are Preferred Stock.

Preferred Stock

As of August 9, 2013 there were no holders of our Preferred Stock and no shares of Preferred Stock issued or outstanding. Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of Preferred Stock up to the limit of our authorized but unissued shares of Preferred Stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions adopted by the Board of Directors and providing for the issuance of such series of Preferred Stock.

THE WARRANT DISTRIBUTION

We distributed 6,422,124 Warrants consisting of 3,211,062 $5 Warrants and 3,211,062 $10 Warrants to the Record Shareholders, at no charge to the Record Shareholders. The Warrants are exercisable for the purchase of up to an aggregate of 6,422,124 shares of our Common Stock. Each Record Shareholder received one $5 Warrant and one $10 Warrant for each four (4) Common Shares held of record by such Record Shareholder at the Record Time. No fractional Warrants were issued and fractional Warrants resulting from the calculation of the number of Warrants due to be distributed on an aggregate basis as to any Record Shareholder were rounded up to the nearest whole number of Warrants. Each $5 Warrant is exercisable for the purchase of one Common Share at a Warrant Exercise Price of $5.00 per share and each $10 Warrant is exercisable for the purchase of one Common Share at a Warrant Exercise Price of $10.00 per share. The Warrants may be redeemed by the Company at any time after the Issue Date upon thirty (30) days prior written notice from the Company, and if not so redeemed, they will remain valid and exercisable until 5:00 p.m., Eastern Time in the United States on December 31, 2014. Notwithstanding the foregoing, no Warrants will be exercisable and we will not be obligated to issue any Common Shares issuable upon the exercise of such Warrants unless (i) at the time the Warrant Holder thereof seeks to exercise such Warrant, we have a registration statement under the Securities Act in effect covering the Common Shares issuable upon the exercise of such Warrant and a current prospectus relating to our Common Stock, and (ii) the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of such Warrant Holder. Warrant Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Warrant Holder. The Warrants do not contain any anti-dilution provisions and may be exercised only for full shares of Common Stock. The Warrant Exercise Price and the number of shares of Common Stock that the Company must issue upon exercise of the Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off. We will not issue fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock upon the exercise of any Warrant.

Delivery of Warrants

Promptly after the effective date of (i) the Original Registration and (ii) the California Registration, and the receipt by the Company of the California Approval, we delivered two Warrant Certificates representing the $5 Warrants and the $10 Warrants (or the same were electronically delivered) to each Record Shareholder.

Reasons for the Warrant Distribution

The Warrants are part of our recapitalization plan. We distributed the Warrants to the Record Shareholders because we wanted to acknowledge our longstanding and loyal shareholders while at the same time continue to conserve our cash reserves. We believe raising capital through the possible exercise of the Warrants has the advantage of providing our stockholders the opportunity to participate in the Warrant exercise on a pro rata basis and, if all stockholders exercise their Warrants, avoid dilution of their ownership interest in the Company. It is not possible to predict if any Warrants will ever be exercised. We intend to use the net proceeds, if any, from the exercise of Warrants for general corporate purposes associated with scaling up the Company’s activities and number of employees as required to manage its business in Oman and elsewhere.

Redemption Date and Time

Upon thirty days prior written notice specifying the Redemption Date and the Warrants to be redeemed, the Company may redeem some or all of the unexercised Warrants at the Redemption Price. In the event of such a redemption by the Company, Warrant Holders may exercise their Warrants scheduled for redemption at any time prior to the Redemption Time. The Redemption Price shall be paid in cash by the Company to the relevant Warrant Holders as soon as practicable after the Redemption Date and such Warrants being redeemed shall not be deemed to be outstanding for any purpose whatsoever after the Redemption Date. The Redemption Date shall also be the date on which a Warrant Holder's right to exercise Warrants being redeemed shall terminate. In the event of a redemption of Warrants by the Company therefore, you may still exercise your Warrants being redeemed if you wish to do so, but you will be required to exercise such Warrants before the Redemption Time.

Any redemption of Warrants will be at the discretion of the Board of Directors. We intend to redeem the Warrants if the market price of our Common Stock is higher than the Warrant Exercise Price by an amount and for a duration that, in the opinion of the Board of Directors, would make such redemption in the best interests of the Company.

Warrant Expiration Date and Time

Pursuant to a resolution of the Board of Directors dated July 16, 2013, the original December 31, 2013 expiration date for the Warrants was extended for one year and all 6,422,124 Warrants now expire on December 31, 2014. Unless redeemed earlier by the Company, the Warrants are valid and may be exercised at any time prior to the Warrant Expiration Time which is 5 p.m. Eastern Time in the United States on December 31, 2014.

If Warrants are redeemed before the Warrant Expiration Date by the Company, you may still exercise such Warrants scheduled for redemption at any time prior the relevant Redemption Time. If you do not exercise your Warrants scheduled for redemption prior to such Redemption Time, such Warrants will no longer be exercisable after the Redemption Time and any such Warrants which are not exercised before the relevant Redemption Time will be redeemed by the Company and the relevant Warrant Holders will be paid the Redemption Price of such Warrants as soon as practicable subsequent to the Redemption Date. We will not be required to issue Common Shares to you if the Warrant Agent receives your Warrant Certificate(s) representing Warrants scheduled for redemption, any required document or your Warrant Payment after the relevant Redemption Time of such Warrants.

If you do not exercise your Warrants which are not redeemed by the Company prior to the Warrant Expiration Time, such Warrants will no longer be exercisable after the Warrant Expiration Time and any such Warrants which are not exercised before the Warrant Expiration Time will expire void and worthless without any payment to the Warrant Holders thereof. We will not be required to issue Common Shares to you if the Warrant Agent receives your Warrant Certificate(s) representing Warrants which have not been previously redeemed, any required document or your Warrant Payment after the Warrant Expiration Time.

If you hold your Warrants in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Warrants on your behalf in accordance with your instructions. Please note that your nominee may establish a deadline before the Warrant Expiration Date or the relevant Redemption Date, as the case may be.

Although the Board of Directors retains the authority to do so, we do not presently intend to further extend the Warrant Expiration Date.

Method of Exercising Warrants

The exercise of Warrants is irrevocable and may not be cancelled or modified. The number of Common Shares you may purchase upon exercise of your Warrants is equal to the number of Warrants you hold. You may exercise some, all or none of your Warrants.

You may exercise your Warrants by delivering a properly completed and duly executed Warrant Certificate(s) and all other required documents, together with your Warrant Payment, to the Warrant Agent at the address given below under “Warrant Agent” before the earlier of the Warrant Expiration Time or the Redemption Time, as the case may be. If you deposit your Warrants into a brokerage account and they are then held in the name of a broker, dealer, custodian bank or other nominee on your behalf in electronic (non-certificated) form, you should follow the instructions of your broker, dealer, custodian bank or other nominee if you want to exercise your Warrants.

Payment Method

As described in the instructions accompanying the Warrant Certificates sent to you, Warrant Payments submitted by a Warrant Holder to the Warrant Agent must be made in U.S. currency, by one of the following three methods:

1)	by a cashier’s check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”;
2)	by an uncertified check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”;
delivered by mail, hand delivery or overnight courier to:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attn: Reorganization Department

For Confirmation or Information:
Telephone: (212) 509-4000, ext. 536

3)	by wire transfer of immediately available funds to the following account:
JPMorgan Chase
ABA # 021-000021
Continental Stock Transfer & Trust Company as agent for Omagine
Acct # 957-342764
FBO Omagine, Inc. Warrant Exercise

Any wire transfer should clearly indicate the identity of the Warrant Holder making the Warrant Payment by wire transfer.

Warrant Payments will be deemed to have been received upon (i) clearance of any cashier’s check or uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Warrant Holders who wish to pay the Warrant Payment by means of an uncertified check are urged to make payment sufficiently in advance of the Warrant Expiration Date or relevant Redemption Date to ensure that such Warrant Payment is received and clears by such date.

If you hold your Warrants in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

You should read and strictly follow the instruction letter accompanying the Warrant Certificates sent to you. Do not send Warrant Certificates or Warrant Payments directly to us. We will not consider your Warrants to be exercised until the Warrant Agent has received delivery of a properly completed and duly executed Warrant Certificate(s), all other required documents and your Warrant Payment.

The method of delivery of Warrant Certificates, all other required documents and payment of the Warrant Payment to the Warrant Agent will be at the risk of the Warrant Holders. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Warrant Agent and clearance of your Warrant Payment before the earlier of (a) the Warrant Expiration Date, or (b) the relevant Redemption Date.

Incomplete or Incorrect Warrant Exercise Documents or Payment

If you fail to properly complete and duly sign the Warrant Certificate(s) and all other required documents, or otherwise fail to follow the procedures that apply to the exercise of your Warrants before the earlier of (a) the Warrant Expiration Time, or (b) the relevant Redemption Time, the Warrant Agent will reject the exercise of your Warrants or accept it only to the extent of the Warrant Payment received. Neither we nor our Warrant Agent accepts any responsibility to contact you concerning an incomplete or incorrect Warrant exercise document, nor are we under any obligation to correct any such document. We have the sole discretion to determine whether a Warrant exercise properly complies with the Warrant exercise procedures.

If you send a Warrant Payment that is insufficient to exercise the number of Warrants you requested to be exercised, or if the number of Warrants you are requesting to be exercised is not specified in the forms, the exercise of your Warrants will be given effect to the fullest extent possible based on the amount of the Warrant Payment received with such Warrant Payment being applied first against the exercise of any $5 Warrants you hold and the excess Warrant Payment, if any, being applied against the exercise of any $10 Warrants you hold Any unapplied excess Warrant Payment received by the Warrant Agent will be returned, without interest or penalty, as soon as practicable following the date of such exercise.

Warrant Agent

The Warrant Agent for the issuance, transfer and exercise of the Warrants is Continental Stock Transfer & Trust Company If you want to exercise or transfer your Warrants, the Warrant Certificate(s) and all other required documents (including the Warrant Payment in the event of an exercise) must be delivered to the Warrant Agent by one of the methods described below:

By Mail, Hand or Overnight Courier, to:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attn: Reorganization Department

For Confirmation or Information:
Telephone: (212) 509-4000, ext. 536

If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Warrant Agent and clearance of your Warrant Payment before the earlier of either the relevant Redemption Date or the Warrant Expiration Date, as the case may be. You may also send your Warrant Payment by wire transfer. See “Payment Method” above for more information. Do not send or deliver these materials or payments to us.

You and, if applicable, your nominee are solely responsible for completing delivery to the Warrant Agent of your Warrant Certificate(s), all other required documents and your Warrant Payment. You should allow sufficient time for delivery of your materials and Warrant Payment to the Warrant Agent and clearance of your Warrant Payment before the Warrant Expiration Time or earlier Redemption Time. If you hold your Warrants through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the Warrant Expiration Date or Redemption Date. If you deliver Warrant Certificates, any other required documents or Warrant Payments in a manner different than that described above, we may not honor the exercise of your Warrants.

No Fractional Warrants or Shares

We have not issued and will not issue fractional Warrants and we will not issue fractional Common Shares upon the exercise of any Warrant. Fractional Warrants resulting from the calculation of the number of Warrants to be distributed on an aggregate basis as to any Record Shareholder were eliminated by rounding up to the nearest whole number of Warrants. All $5 Warrants are exercisable at $5.00 per Common Share and all $10 Warrants are exercisable at $10.00 per Common Share. Each Warrant is exercisable for one whole Common Share and may only be exercised for whole Common Shares.

Beneficial Owners

If you are or become a beneficial owner of Warrants by having your Warrants held in the name of a broker, custodian bank or other nominee and you wish to exercise your Warrants, you will need to have your nominee act for you. To indicate your decision with respect to your Warrants, you should follow the instructions of your nominee. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the relevant Redemption Date or Warrant Expiration Date, as the case may be.

No Recommendation to Warrant Holders

Our Board of Directors is not making a recommendation regarding any exercise of your Warrants. Warrant Holders who exercise Warrants risk investment loss on money invested. The market price, if any, of our Warrants may be volatile and such market price volatility may prevent you from being able to sell the Warrants when you want to or at prices you find attractive. The market price of our Common Shares may also be volatile and, accordingly, the Common Shares that you purchase by exercising your Warrants may trade at a price lower than the Warrant Exercise Price that you paid to exercise such Warrants and such market price volatility may prevent you from being able to sell the Common Shares when you want to or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms and Exercise Prices of the Warrants. Please see “Risk Factors” for a discussion of some of the risks involved in exercising Warrants and investing in our Common Shares.

Market for Common Shares

The Common Shares issuable upon exercise of the Warrants will be quoted on the OTCQB under the symbol “OMAG.”

Transferability of and Market for Warrants

The Warrants are transferable until the Warrant Expiration Date or earlier Redemption Date. There is presently no established public trading market for the Warrants. We are hopeful that both the $5 Warrants and the $10 Warrants will be quoted and eligible to trade on the OTCQB under ticker symbols to be assigned to them, from an as yet uncertain date after the Issue Date until 4:00 p.m., Eastern time, on the last trading day before the Warrant Expiration Date or their earlier Redemption Date. You may seek to sell or otherwise transfer your Warrants through normal investment channels. See “The Warrant Distribution - “Method of Transferring Warrants”. The Warrants however, do not have an established trading market. We cannot give you any assurance that the Warrants will be quoted and eligible to trade on the OTCQB or that a market for the Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Warrants are valid or at what prices the Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale. There can be no assurance that a market will ever develop for the Warrants. Even if a market for the Warrants does develop, the price of the Warrants may fluctuate and liquidity may be limited. If a market for the Warrants does not develop, then holders of the Warrants may be unable to resell the Warrants. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale.

Method of Transferring Warrants

You may transfer all or a portion of the Warrants distributed to you. Any portion of the Warrants evidenced by your Warrant Certificates representing whole and not any fractional Warrants may be transferred by delivering to the Warrant Agent a Warrant Certificate properly endorsed for transfer, with instructions to register that portion of the Warrants indicated in the name of the transferee and to issue a new Warrant Certificate to the transferee evidencing the transferred Warrants.

If you wish to transfer all or a portion of your Warrants, you should allow a sufficient amount of time prior to the relevant Redemption Date or the Warrant Expiration Date, as the case may be, for the transfer instructions to be received and processed by the Warrant Agent. Once processed by the Warrant Agent, the transferee receiving all or a portion of your Warrants will need sufficient time to exercise or sell the Warrants evidenced by the new Warrant Certificate(s) that it receives. You will also need adequate time to obtain a new Warrant Certificate representing your remaining Warrants, if any. The required time will depend upon the method by which delivery of the Warrant Certificate(s) is made and the number of transactions you instruct the Warrant Agent to effect. Please bear in mind that the Warrants are valid only for the time period beginning on the Issue Date and ending on the earlier of the relevant Redemption Date or the Warrant Expiration Date. Neither we nor the Warrant Agent shall have any liability to a transferee or you if Warrant Certificates or any other required documents or payments are not received in time for exercise, transfer or sale prior to the relevant Redemption Time or the Warrant Expiration Time.

A new Warrant Certificate will be issued to you if you transfer a portion of your Warrants. Your new Warrant Certificate representing your retained Warrants will be mailed to you unless you otherwise instruct the Warrant Agent.

Validity of Transfer or Exercise of Warrants

We will resolve all questions regarding the validity and form of the transfer or exercise of Warrants, including time of receipt. Our determination will be final and binding. Once made, transfer or exercise of Warrants and directions are irrevocable, and we will not accept any alternative, conditional or contingent transfer or exercise of Warrants or directions. We reserve the absolute right to reject any transfer or exercise of Warrants or directions not properly submitted or the acceptance of which would be unlawful. You must provide missing documents, payments or information, correct any inaccurate information and resolve any other discrepancies in connection with your transfer or exercise of any Warrants before such Warrants expire or are redeemed, unless we waive those defects in our sole discretion. Neither we nor the Subscription Agent are under any duty to notify you or your representative of defects in your proposed transfer or exercise of Warrants. A proposed transfer or exercise of Warrants will be considered accepted only when the Warrant Agent timely receives a properly completed and duly executed Warrant Certificate(s) and any other required documents and, in the case of an exercise, the Warrant Payment for the Common Shares purchased pursuant to the exercise of Warrants including final clearance of any uncertified check. Our interpretations of the terms and conditions of the Warrants will be final and binding.

No Revocation or Change

Once you submit the Warrant Certificate(s) or have instructed your nominee of your Warrant exercise or transfer request, you are not allowed to revoke or change the exercise or transfer of your Warrants or request a refund of monies paid. All exercises and transfers of Warrants are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your $5 Warrants unless you are certain that you wish to purchase Common Shares at the Warrant Exercise Price of $5 per share and you should not exercise your $10 Warrants unless you are certain that you wish to purchase Common Shares at the Warrant Exercise Price of $10 per share.

Shareholder Rights

Warrant Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Warrant Holder. The person entitled to receive the shares of Common Stock issuable upon any exercise of the purchase rights represented by the Warrants, shall be treated for all purposes as the holder of such shares of record as of the close of business on the date of exercise. As soon as practicable following the exercise of any Warrants, the Common Shares that you purchased by exercising such Warrants will be (a) delivered to you in certificate form if you hold your Warrants in certificate form at the time of such exercise, or (b) electronically delivered to your nominee if you hold your Warrants in electronic form at the time of such exercise.

Fees and Expenses

We will pay all fees charged by the Warrant Agent and all other expenses incurred by us in the Warrant Distribution and with respect to the transfer agent fees associated with the issuance and transfer of the Common Shares underlying the Warrants. You are responsible for paying any commissions, fees, taxes or other expenses incurred by you in connection with the exercise of your Warrants.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. Holders (as defined below) resulting from the receipt, exercise and disposition of the Warrants acquired in the Warrant Distribution and the material tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the ownership of shares of Common Stock received upon exercise of the Warrants.

You are a U.S. Holder if you are a beneficial owner of Warrants or shares of Common Stock and you are:

•	an individual citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the U.S. Internal Revenue Code (“Code”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

You are a “Non-U.S. Holder” if you are a beneficial owner of Warrants or shares of Common Stock and are not a U.S. Holder and are not a partnership or other entity treated as a partnership for United States federal income tax purposes.

The following discussion is based upon the provisions of the Code, regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. Holders who acquire the Warrants in the Warrant Distribution. Further, this discussion assumes that the Warrants or shares of Common Stock issued upon exercise of the Warrants will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. Holder that may be subject to special tax rules, including, without limitation:

•	•	banks, insurance companies or other financial institutions;
•	•	regulated investment companies;
•	•	real estate investment trusts;
•	•	dealers in securities or commodities;
•	•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;
•	•	tax-exempt organizations;
•	•	persons liable for alternative minimum tax;
•	•	persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction;
•	•	persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the Warrants or holds shares of Common Stock received upon exercise of the Warrants, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the Warrants or the ownership of shares of Common Stock received upon exercise of the Warrants.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the Warrants acquired in the Warrant Distribution and the ownership of shares of Common Stock received upon exercise of the Warrants.

Taxation

Receipt of Warrants

Your receipt of Warrants in the Warrant Distribution should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of Warrants will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Warrants

Your tax basis of the Warrants for United States federal income tax purposes will depend on the fair market value of the Warrants you receive and the fair market value of your existing shares of Common Stock on the date you receive the Warrants.

If the fair market value of the Warrants you receive is 15% or more of the fair market value of your existing shares of Common Stock on the date you receive the Warrants, then you must allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Warrants you receive in proportion to their respective fair market values determined on the date you receive the Warrants. If the fair market value of the Warrants you receive is less than 15% of the fair market value of your existing shares of Common Stock on the date you receive the Warrants, the Warrants will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Warrants you receive in proportion to their respective fair market values determined on the date you receive the Warrants. If you choose to allocate the tax basis between your existing shares of Common Stock and the Warrants, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the Warrants. Such an election is irrevocable. The fair market value of the Warrants on the date the Warrants are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Warrants on that date. In determining the fair market value of the Warrants, you should consider all relevant facts and circumstances, including any difference between the Warrant Exercise Prices and the trading price of our Common Stock on the date that the Warrants are distributed, the length of the period during which the Warrants may be exercised and the fact that the Warrants are transferable.

Your holding period of the Warrants will include your holding period of the shares of Common Stock with respect to which the Warrants were distributed.

Exercise of Warrants

You generally will not recognize gain or loss upon exercise of Warrants. The tax basis of the shares of Common Stock you receive upon exercise of the Warrants generally will equal the sum of (i) the Warrant Exercise and (ii) the tax basis, if any, of the Warrants as determined above. Your holding period of the shares of Common Stock you receive upon exercise of the Warrants will begin on the date the Warrants are exercised.

Expiration of Warrants

If you do not exercise the Warrants, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of Common Stock previously allocated to the Warrants not exercised will be re-allocated to the existing shares.

Sale of Warrants

Upon a sale or other disposition of a Warrant, you will generally recognize a capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Warrant (if any). Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

Ownership of Common Stock

U.S. Holders:

Dividends

In general, distributions with respect to Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction and dividends received by non-corporate U.S. Holders, including individuals, may qualify for preferential rates of taxation; however, in each case, a certain holding period and other limitations apply.

Gain on Disposition of Common Stock

Upon the sale or other disposition of Common Stock, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between the value of the amount that you realize and your tax basis in Common Stock. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders:

Dividends

Except as described below, if you are a Non-U.S. Holder of Common Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payers will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payer:

•
a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•
 in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payers generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payer a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and
•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.
 “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-U.S. Holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a Non-U.S. Holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Common Stock unless:

•
the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you hold the Common Stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or
•
we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Common Stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States account holders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

Federal Estate Taxes

Common Stock held by a Non-U.S. Holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a Non-U.S. Holder, we and other payers are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

• dividend payments and

• the payment of the proceeds from the sale of Common Stock effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

• the payer or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payer or broker:
• a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or
• other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or
• you otherwise establish an exemption.
Payment of the proceeds from the sale of Common Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Common Stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

• the proceeds are transferred to an account maintained by you in the United States,
• the payment of proceeds or the confirmation of the sale is mailed to you at a United States address,
• the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Common Stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

• a United States person,
• a controlled foreign corporation for United States tax purposes,
• a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
• a foreign partnership, if at any time during its tax year:
• one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

• such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

LEGAL MATTERS

The validity of our Warrants and Common Stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 2012 and for the two years then ended appearing in this Prospectus have been audited by Michael T. Studer, CPA P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this Prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

Overview

Omagine, Inc. (the "Registrant") was incorporated in Delaware in October 2004 and is a holding company which conducts substantially all of its operations through its 60% owned subsidiary Omagine LLC and its wholly-owned subsidiary Journey of Light, Inc., a New York corporation (“JOL”).

Omagine, Inc., JOL and Omagine LLC are sometimes referred to herein collectively as the "Company". The Company is a development stage entity (“DSE”) as defined in ASC 915 issued by the Financial Accounting Standards Board. The Company has proposed to the Government the development of a mixed-use real-estate and tourism project in Oman (the “Omagine Project”).

In November 2009, Omagine, Inc. and JOL formed Omagine LLC, a limited liability company organized under the laws of the Sultanate of Oman ("Oman"). Omagine LLC is located in Muscat, Oman, is engaged in the business of real estate development in Oman and was organized for the purpose of designing, developing, owning and operating the Omagine Project.

Omagine, Inc. and JOL initially owned 100% of Omagine LLC and capitalized it with the 20,000 Omani Rial ($52,000) OMAG Initial Equity Investment. In May 2011, Omagine LLC sold a 40% equity stake in itself to 3 new Omagine LLC minority investors thereby reducing Omagine, Inc.’s ownership from 100% to 60%. (See: “The Shareholder Agreement” below).

The Company is focused on entertainment, hospitality and real-estate development opportunities in the MENA Region and the design and development of unique tourism destinations. Our mission is to design, develop, own and operate innovative and unique tourism projects in the MENA Region which have tourism components that are thematically imbued with culturally aware, historically faithful, and scientifically accurate entertainment experiences. We design the tourism elements of our development projects to be modern and stylish while emphasizing the world’s great art, music, culture, science and philosophy.

Our initial project - the Omagine Project - is planned to be developed in the Sultanate of Oman and is planned to be an archetype for our future projects in the MENA Region. For a description of the Omagine Project, see “The Omagine Project” below.

The Company plans to continue to focus on tourism and residential real-estate development projects and entertainment and hospitality ventures, primarily in the MENA Region. The Company presently concentrates the majority of its efforts on the business of Omagine LLC and specifically on the Omagine Project.

The Company's executive office is located at The Empire State Building, 350 Fifth Avenue, Suite 4815-17, New York, NY 10118, and its telephone number is 212-563-4141. Omagine LLC leases premises in Muscat, Oman. All facilities are leased from unaffiliated third parties. Our website address is www.omagine.com.

The Omagine Project

We anticipate that the Omagine Project will be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman just west of the capital city of Muscat (the "Omagine Site") and approximately six miles from Muscat International Airport. It is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter; associated exhibition buildings; an open air boardwalk , amphitheater and stage; open space green landscaped areas; a canal and enclosed harbor and marina area; retail shops and restaurants; entertainment venues; boat slips and docking facilities; a five-star resort hotel; a four-star hotel; and possibly an additional three or four-star hotel; shopping and retail establishments integrated with the hotels; commercial office buildings; and more than two thousand residences to be developed for sale.

 Significant commercial, retail, entertainment and hospitality elements are included in the Omagine Project which is expected to take more than 5 years to complete. The Company plans, over time, to also be in the property management, hospitality and entertainment businesses.

Non-Omani persons (such as expatriates living and working in Oman) are not permitted by Omani law to purchase land or residences in Oman outside of an Integrated Tourism Complex (“ITC”). Pursuant to the Development Agreement as presently agreed, the Government will issue a license designating the Omagine Project as an ITC and as such, Omagine LLC will be permitted to sell the freehold title to land and properties which are developed on the Omagine Site to any person, including any non-Omani person.

The Development Agreement

The contract between the Government and Omagine LLC which will govern the design, development, construction, management and ownership of the Omagine Project and the Government’s and Omagine LLC’s rights and obligations with respect to the Omagine Project, is the “Development Agreement” (the “DA”). In order to begin the development of the Omagine Project, it is first necessary that Omagine LLC and the Ministry of Tourism of Oman (“MOT”) sign the DA.

Although the DA has been approved by all the required Ministries of the Government of Oman, the Company has to date experienced numerous DA signing delays with the MOT. For a detailed description of these delays, please see the Registrant’s prior reports filed with the SEC.

Background

Although the DA has been approved by all the required Ministries of the Government of Oman, the Company has to date experienced numerous DA signing delays with the MOT. For a detailed description of these delays, please see the Registrant’s prior reports filed with the SEC.

Readers of local and international press accounts over the past few years and of our prior SEC reports are aware of the fiasco and public controversy surrounding the ill-fated, poorly conceived, badly located and mismanaged multi-billion dollar Blue City project approved by MOT around six years ago. Just as Oman had begun its tourism drive with the newly created and inexperienced Ministry of Tourism, the predictable financial and public relations disaster that was the Blue City project began to unfold in full public view. And it continued to play out over the next several years. This was followed on closely by the worldwide financial crisis which triggered another high-profile failure in Oman. An OMRAN/MOT project backed by Sama-Dubai, an overly aggressive and now defunct Dubai real estate company, failed – again very publicly. Subsequently the Eurozone sovereign debt crises emerged with its attendant knock-on effects on financial and other markets in the MENA Region and beyond.

Looking back on these events, it is definitively not an overstatement to say that their occurrence - and the long and painful public witnessing of them by MOT and others - literally froze the decision making capacity of MOT and many other Omani Government agencies. Fear of being blamed for failure flourished rapidly throughout the already creaky Government bureaucracy and avoiding responsibility for any decision (by continually delaying or not making them) was raised to a high art. This effect from these two high profile project failures has only recently begun to dissipate.

In the case of MOT, this frozen decision-making process was further exacerbated by the long illness and unfortunate demise in February 2011 of Her Excellency Rajha Ali, Oman’s first Minister of Tourism, with whom the Company had conducted the majority of its DA negotiations, and with whom it had concluded an approved Development Agreement just prior to her untimely passing.

A new Minister of Tourism was appointed in March 2011 and was replaced 2 months later in May 2011 by a third Minister of Tourism who in turn was replaced 9 months later by a fourth Minister of Tourism - the present Minister of Tourism, His Excellency Ahmad bin Nasser Al Mehrzi, who has been in that office for the past year and one-half since March 1, 2012.

Since January 2011, the historic and tumultuous rush of events surrounding the Arab Spring uprisings in the MENA Region have seized the world’s (and the MENA Region’s) attention. While no significant turmoil occurred in politically stable Oman, these events did result in an almost complete replacement of His Majesty’s government. During 2011 and 2012, a major ministry was abolished and many new ministers (including several Ministers of Tourism) were appointed resulting predictably in slowdowns as new people took time to get up to speed.

Our informal communications over the past several years with other business people in Oman, with ambassadors at the U.S. and other embassies in Oman, and with Omani Government officials themselves, unmistakably validate this conclusion with respect to the frozen decision making capacity of the Government. All have indicated that they have experienced similar difficulties with MOT and with several other Government ministries and governmental authorities.

While MOT has undertaken a few inconsequential (and therefore easy to approve) projects over the last few years, management is reliably informed that over 70 projects (including Omagine) have been languishing at MOT for several years now. Despite the frequent re-cycling of old press releases and local news accounts hailing pre-2008 tourism projects (the Oman Convention Center being a prime example), no project of any consequence or significance – none - zero – has been undertaken by MOT for the past many years. We believe however, that this is now finally changing.

The more ordinary, normal and usual business rivalries and difficulties we expected to and did encounter in Oman along the way have all been overcome, and management now believes that the negative effects emanating from the aforementioned extraordinary, abnormal and unusual events are dissipating.

 While all difficulties have not fully vanished, the new Minister of Tourism is quite supportive of the Omagine Project and engaged in the DA signing process (See: “Recent Events” below). The business environment in Oman is now more clear and settled. As the worldwide financial crisis has eased, land and real estate prices have recovered and project financing is much more readily available. The Omani economy has improved and, as the path of local development has migrated towards the airport/ Seeb area as we expected, the location and value of the Omagine Site has only become more exceptional. The Omagine Project concept is admired by important Ministers and Government officials and Omagine LLC has superb world-class shareholder partners, consultants and financial advisers.

We think it is instructive to recall where the Company was - as well as where it intends on going. While we have been nimble in handling the delays encountered to date, often finding or making a path forward (See: “Liquidity and Capital Resources” below), management is not unmindful of the opportunities created by the Company’s reorientation of its business activities toward the Omagine Project and away from past activities. While the rewards for the Company and its shareholders are likely to be quite substantial if the DA is signed, management is also not unmindful of the risks, uncertainties and sacrifices endured by its loyal shareholders and employees as they have steadfastly soldiered-on through it all in order to make the present state of affairs possible. Our loyal shareholders and employees have boldly seized the potential for a remarkable victory from the ashes of bitter setbacks and have thereby created the present reality of possibilities. Without doubt they are to be applauded for such confidence, courage, foresight and tenacity - and if the DA is signed – the victory will be theirs. Our Company’s present business plan does not envision slow and steady incremental improvements – we seek dynamic, sudden and rapid growth. Although we believe our business plan is well conceived, careful and as conservative as possible given our circumstances, and that our partners, financial advisers, consultants and the Omagine Project itself are all first rate – our business plan is not and has never been for the faint of heart. The Company marches to the drumbeat of the ancient Roman slogan “Amat victoria curam” (Victory favors those who take pains), and, although the road is not without its difficulties and victory is not yet certain, we fully expect to prevail.

Subject always to its cautionary affirmation that it cannot predict future events, management believes its present assessments as detailed in this report of the Omagine Project’s prospects, its value to the Company and its shareholders and, in spite of past reversals, the likelihood of signing the DA, are cold-eyed, clear-headed and reasonable assessments.

Between January and April 2013, discussions were held between and among the Minister of Tourism - His Excellency Ahmed Al-Mahrizi, the Under-Secretary of Tourism - Her Excellency Maitha Al Mahrouqi, the MOT staff, other interested parties, and the shareholders of and attorneys for Omagine LLC. The Omagine LLC shareholders are (i) Omagine, Inc.; (ii) The Office of Royal Court Affairs ("RCA"); (iii) Consolidated Contracting Company S.A. (“CCC-Panama”) and (iv) Consolidated Contractors (Oman) Company LLC (“CCC-Oman”).

On April 23, 2013, the Company’s president - Frank Drohan - telephoned the Minister of Tourism, His Excellency Ahmed Al-Mahrizi to determine the status of the Omagine Project and of the DA. During that conversation, the Minister again confirmed to Mr. Drohan that MOT was delighted with the Omagine Project and that “we would be going forward very soon”. He also acknowledged the many delays in the DA signing but said that he had wanted to make certain that the proper planning for the surrounding government provided infrastructure (roads, utilities, etc.) was being undertaken by the Municipality of Muscat before he “gave us the green light”. When pressed, the Minister said that “we will be signing the DA shortly after your return to Oman in May”.

On April 25, 2013, Mr. Drohan wrote a letter to His Excellency confirming their conversation and on May 8, 2013 our attorneys delivered two printed and bound copies the final DA to His Excellency the Minister of Tourism for his review and approval.

Recent Events

On May 22, 2013, management returned to Oman.

On May 26, 2013, Mr. Drohan, Mr. Sam Hamdan, Mr. Suleiman Al-Yahyai and our attorney, Mr. Sean Angle met with the most senior executive at Royal Court Affairs - His Excellency Nasser Al-Kindi, the Secretary General (a Ministerial level position) of Royal Court Affairs. At the meeting, we briefed H.E. Al-Kindi on the foregoing dialogue with the Minister of Tourism and advised him of the numerous previous delays we had experienced (of which he was aware). Expressing our concern that such delays might again be encountered, Mr. Drohan requested that H.E. Al-Kindi speak with H.E. Al-Mahrizi in order to avoid the previous pattern of delays.

His Excellency Al-Kindi informed us that he had already spoken to the Minister of Tourism “in the past 2 weeks” and that H.E. Al-Mahrizi had told him essentially the same thing regarding the DA that he had told Mr. Drohan in April, i.e. “that MOT very much wanted the Omagine project and MOT would conclude and sign the DA with Omagine very soon”. H.E. Al-Kindi further stated that he requested of H.E. Mahrizi that if there were any “small points” that H.E. Mahrizi wanted to discuss with us, that he should meet with Omagine management and resolve them with us. H.E. Al-Kindi stated that both he and H.E. Al-Mahrizi are in complete agreement regarding the desirability of beginning the development of the Omagine Project as soon as possible, and both praised the project concept and agreed it would be a wonderful project for the Sultanate.

We informed H.E. Al-Kindi about the “government infrastructure planning issue” raised by the Minister of Tourism (which we all agreed was an Oman Government issue, not an Omagine LLC issue) - and he indicated that he knew about it and understood that it was being handled and resolved.

The meeting lasted about an hour and was extremely friendly, up-beat and positive. In concluding, His Excellency confirmed that he would be speaking with the Minister of Tourism again within a week or 10 days to follow up. His Excellency Al-Kindi went on to inform Mr. Drohan on behalf of Royal Court Affairs: “we are with you” and “we will support you”.

In May the Minister of Tourism wrote a letter to the Supreme Council for Planning regarding the infrastructure & utilities for the Omagine project (and several other projects) and requesting the SC to approve and provide the budget for such infrastructure and utilities.

On June 10, the Minister of Tourism called Mr. Drohan and informed him that the MOT had not yet heard from the Supreme Council for Planning regarding the government provided infrastructure.

The Chairman of the Supreme Council for Planning is His Majesty, Sultan Qaboos and H.E. Sultan Al-Habsi, the Secretary General of the Supreme Council is effectively its chief operating officer.

On June 25, 2013 management spoke to H.E. Sultan Al-Habsi (who was outside of Oman at the time) and we were informed that the matter of the Omagine Project (and other MOT projects) had been brought before the Supreme Council and that the Supreme Council had:

(i)	agreed and communicated to the Minister of Tourism that he (the Minister of Tourism, not the SC) must approve or disapprove MOT projects, and

(ii)	approved the provision of all necessary and required infrastructure and utilities for the Omagine Project and other projects approved by the Minister of Tourism (the “SC Approval”), and

(iii)	agreed that the Supreme Council would verify this SC Approval in writing to the Minister of Tourism (the “SC Approval Letter”).

On June 25, 2013, Mr. Drohan wrote a note to the Minister of Tourism which stated in relevant part: “…….We were so pleased to hear today that the Supreme Council for Planning has approved the provision of the infrastructure for the Omagine Project.  I look forward to your guidance on when the DA can be signed so our work developing Oman’s best tourism project may begin ….”.

On June 27, the Minister of Tourism, H.E. Mahrizi, called Mr. Drohan and informed him that we will sign the Omagine DA promptly after he receives the SC Approval Letter, and he mentioned that he had spoken recently with both the Minister of Finance, (H.E. Darwish Al-Balushi) and with the minister of Royal Court Affairs (H.E. Nasser Al-Kindi), both of whom are great supporters of the Omagine Project. Given H.E. Al-Kindi’s statement during the May 26th meeting mentioned above that - “if there were any “small points” that H.E. Mahrizi wants to discuss with us, that he should meet with Omagine management and resolve them with us” – Mr. Drohan took this opportunity to clarify this issue by asking H.E. Mahrizi if, in fact, there were any such “small points” which needed to be discussed. H.E. Mahrizi stated that “there are no other issues outstanding and we will be signing the DA in the coming days”.

On July 15, 2013 management spoke to H.E. Al-Balushi, the Minister of Finance and a member of the Supreme Council for Planning, who advised us that it is certain that the Government will provide the necessary infrastructure for the Omagine Project after the DA is signed. The Minister of Finance indicated that he would communicate this to the Minister of Tourism. Management scheduled a meeting with H.E. Al-Habsi soon after his recent return to Oman to determine the status of the SC Approval Letter.

On July 21, 2013, the Investment Adviser at Royal Court Affairs advised us that he had recently spoken to H.E. Al-Kindi and was informed by him that all the relevant ministers (Tourism, Finance, Royal Court Affairs and Supreme Council) had all spoken to each other regarding this issue and all were informed that the Supreme Council had approved the relevant government infrastructure and that the SC Approval Letter would be sent to MOT in due course by the Supreme Council.

In a July 25, 2013 note to the Minister of Tourism, Mr. Drohan mentioned this news saying “it would be a blessing for our patient shareholders if we sign the DA during Ramadan”.

On July 27, 2013, the Minister of Tourism, H. E, Al-Mahrizi responded in a note to Mr. Drohan saying: “Good Afternoon – we are still waiting to hear from the SC.  It is a pleasure for me to sign as soon as possible.  Regards”

On July 28, 2013 we met with H.E. Sultan Al-Habsi, the Secretary General of the Supreme Council for Planning who informed us that, after returning to Oman in July, he wrote to the head of Muscat Municipality and to the  heads of the government owned utility providers (water, electricity, etc.) advising them of the MOT projects (including the Omagine Project) and requesting them to confirm their commitments in writing to the Supreme Council (the “I&U Confirmation Letters”) to provide and include in their current plans the necessary infrastructure & utilities for the MOT projects. His Excellency Habsi informed us that after he receives the I&U Confirmation Letters, he will send the SC Approval Letter to H. E. Mahrizi, the Minister of Tourism.

On August 1, 2013, Mr. Drohan wrote a letter to the Minister of Tourism on behalf of Omagine LLC confirming the MOT’s possession for the past several years of all the necessary and required details with respect to the requirements for Government provided infrastructure and utilities for the Omagine Project.

Management is optimistic that the DA will be signed soon but given our past experience, we will not be surprised to encounter some “small points” yet to be discussed (notwithstanding MOT’s avowal to the contrary). So therefore, although we believe it to be imminent, we are reluctant to forecast any target date for the DA signing other than that we expect it to be signed before the end of 2013.

The matter of transforming the corporate structure of Omagine LLC from a limited liability company into a joint-stock company (the “Transformation”) prior to signing the DA appears to have been resolved. Although it has not been (and probably will not be) confirmed to us, management believes that the Transformation is now a settled issue and will be done as originally planned and agreed subsequent to the DA signing.

Past experience indicates that great caution should be exercised in making any assumptions until the DA is actually signed. Management has no reason to believe any other issues presently exist and is confident that we are nearing a successful conclusion of the long delayed DA signing process. Other matters however, unknown to management at this time, may yet cause further delays. We strongly caution investors that we cannot give any assurance whatsoever that the DA will be signed by MOT and Omagine LLC until it is actually signed by them.

The Shareholder Agreement

Omagine, Inc., JOL, RCA, CCC-Panama and CCC-Oman are the shareholders of Omagine LLC and each of them is a party to a shareholders’ agreement with respect to Omagine LLC dated as of April 20, 2011 (the “Shareholder Agreement”). The Shareholder Agreement is Exhibit 10.4 hereto.

The Office of Royal Court Affairs ("RCA") is an Omani organization representing the personal interests of His Majesty, Sultan Qaboos bin Said, the ruler of Oman.

Consolidated Contractors International Company, SAL, (“CCIC”) is a 60 year old Lebanese multi-national company headquartered in Athens, Greece. CCIC has approximately five and one-half (5.5) billion dollars in annual revenue and one hundred twenty thousand (120,000) employees worldwide. It has operating subsidiaries in, among other places, every country in the MENA Region. CCC-Panama is a subsidiary of CCIC and is its investment arm. CCC-Oman is an Omani construction company with approximately 13,000 employees in Oman and is CCIC’s operating subsidiary in Oman.

Prior to the signing of the Shareholder Agreement Omagine LLC was capitalized at 20,000 Omani Rials (the “OMAG Initial Equity Investment”) and was wholly owned by Omagine, Inc. and JOL. Pursuant to the provisions of the Shareholder Agreement, Omagine, Inc. reduced its 100% ownership of Omagine LLC to sixty percent (60%) and Omagine LLC sold newly issued shares of its capital stock to RCA, CCC-Panama and CCC-Oman (collectively, the “New Shareholders”) and to Omagine, Inc. for an aggregate cash investment amount of 26,968,125 Omani Rials ($70,117,125) plus, an as yet undetermined non-cash “payment-in-kind” investment by RCA (the “PIK”), representing the value of the land constituting the Omagine Site.

Pursuant to the terms of the Shareholder Agreement, the 20,000 Omani Rial ($52,000) OMAG Initial Equity Investment made in 2009 by Omagine, Inc. was acknowledged by the New Shareholders and the 26,968,125 Omani Rials (the “$70 million Cash Investment”) to be made into Omagine LLC by Omagine, Inc. and the New Shareholders will be invested as follows:

1.	Omagine, Inc. and the New Shareholders invested 130,000 Omani Rials ($338,000) immediately subsequent to the signing of the Shareholder Agreement.
2.
Omagine, Inc. will make an additional 210,000 Omani Rial ($546,000) investment (the “OMAG Final Equity Investment”) subsequent to the signing of the DA but prior to the Financing Agreement Date (as hereinafter defined).

3.	The final 26,628,125 Omani Rial ($69,233,125) portion (the “Deferred Cash Investment”) will be invested by the New Shareholders on or immediately subsequent to the Financing Agreement Date.

The value of the PIK investment by RCA will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the DA. As of the date hereof 12,000 Omani Rials ($31,200) of the OMAG Final Equity Investment has been advanced by Omagine, Inc. to Omagine LLC.

Pursuant to the Shareholder Agreement:

1.
CCIC’s two subsidiaries will invest an aggregate of 19,010,000 Omani Rials in cash ($49,426,000) into Omagine LLC. CCC-Panama will invest 12,673,333 Omani Rials ($32,950,666) and CCC-Oman will invest 6,336,667 Omani Rials ($16,475,334), as follows:

(i)
As of the date hereof, CCC-Panama has invested 15,000 Omani Rials ($39,000) into Omagine LLC and CCC-Panama will invest an additional 12,658,333 Omani Rials ($32,911,666) on the Financing Agreement Date.

	(ii)	As of the date hereof, CCC-Oman has invested 7,500 Omani Rials ($19,500) into Omagine LLC and CCC-Oman will invest an additional 6,329,167 Omani Rials ($16,455,834) on the Financing Agreement Date.
(iii)
The CCC-Panama and CCC-Oman initial combined cash investments of 22,500 Omani Rials ($58,500) have been received by Omagine LLC as of the date hereof and payment of the CCC-Panama and CCC-Oman combined cash investment balance of 18,987,500 Omani Rials ($49,367,500) is contingent upon (i) the signing of a contract between Omagine LLC and CCC-Oman appointing CCC-Oman as the general contractor for the Omagine Project, and (ii) the occurrence of the Financing Agreement Date.

	(iv)	The result of the foregoing is that CCC-Panama presently owns ten percent (10%) of Omagine LLC and CCC-Oman presently owns five percent (5%) of Omagine LLC.

2.	RCA will invest an aggregate of 7,678,125 Omani Rials in cash ($19,963,125) into Omagine LLC plus RCA will also make a non-cash investment equal to the value of the PIK into Omagine LLC, as follows:
(i)
As of the date hereof, RCA has invested 37,500 Omani Rials ($97,500) into Omagine LLC and, contingent only upon the occurrence of the Financing Agreement Date, RCA will invest an additional 7,640,625 Omani Rials ($19,865,625) on the Financing Agreement Date.

(ii)
Concurrent with Omagine LLC acquiring its rights over the Omagine Site pursuant to the terms of the Development Agreement, the PIK will be valued and such value will be booked as an additional capital investment by RCA into Omagine LLC.

	(iii)	The result of the foregoing is that RCA presently owns twenty-five percent (25%) of Omagine LLC.

3.	Omagine, Inc. will invest an aggregate of 300,000 Omani Rials in cash ($780,000) into Omagine LLC as follows:
	(i)	As of the date hereof Omagine, Inc. has invested 90,000 Omani Rials ($234,000) into Omagine LLC, as follows:
(a) When they organized Omagine LLC in November 2009, Omagine, Inc. and JOL invested an aggregate of 20,000 Omani Rials ($52,000) into Omagine LLC, and
(b) pursuant to the Shareholder Agreement, Omagine, Inc. invested an additional 70,000 Omani Rials ($182,000) into Omagine LLC.
(ii)
Omagine Inc. will invest the OMAG Final Equity Investment of 210,000 Omani Rials ($546,000) into Omagine LLC after the DA is signed but before the Financing Agreement Date. Investment of the OMAG Final Equity Investment by Omagine, Inc. is not contingent upon the occurrence of the Financing Agreement Date. As of the date hereof 12,000 Omani Rials ($31,200) of such OMAG Final Equity Investment  has been advanced by Omagine, Inc. to Omagine LLC.

	(iii)	The result of the foregoing is that Omagine, Inc. presently owns sixty percent (60%) of Omagine LLC.

If however, Omagine LLC is required to do the Transformation before signing the DA (a requirement which as of the date hereof is unlikely but still possible), then the Omagine LLC shareholders will have to increase the capital of Omagine LLC by 350,000 Omani Rials (equivalent to approximately $910,000) before the DA is signed and the timing and amounts of the aforesaid investments by Omagine, Inc. and the New Shareholders will be adjusted accordingly. In such an event, Omagine, Inc. would then be required to make the OMAG Final Equity Investment of 210,000 Omani Rials ($546,000) into Omagine LLC before the DA is signed.

As of the date hereof, the ownership percentage of each Omagine LLC shareholder and the total investment made into and cash advances made to Omagine LLC by each such shareholder is as follows:

Omagine LLC
Shareholder	Percent Ownership	Investment (Omani Rials)	Investment (US Dollars)	Cash Advances (Omani Rials)
Omagine, Inc.	60%	90,000	$234,000	12,000
RCA	25%	37,500	$97,500
CCC-Panama	10%	15,000	$39,000
CCC-Oman	5%	7,500	$19,500
Total Capital:	100%	150,000	$390,000

Subsequent to the Transformation and to the shareholder investments contemplated by the Shareholder Agreement being made, the ownership percentage of each Omagine SAOC shareholder and the total investment by each such shareholder into Omagine LLC/Omagine SAOC will be as follows:

Omagine SAOC
Shareholder	Percent Ownership	Investment (Omani Rials)	Investment (US Dollars)

Omagine, Inc.	60%	300,000	$780,000
RCA	25%	7,678,125	$19,963,125	+ PIK
CCC-Panama	10%	12,673,333	$32,950,666
CCC-Oman	5%	6,336,667	$16,475,334
Total Capital:	100%	26,988,125	$70,169,125	+ PIK

Management presently intends to pursue the sale of a percentage of Omagine LLC’s equity to one or more investors as soon as reasonably possible subsequent to the signing of the DA and management presently believes it can maintain Omagine, Inc.’s majority control of Omagine LLC while successfully selling such Omagine LLC equity to new investors. Management is optimistic that subsequent to the signing of the DA, Omagine LLC will be able to sell a percentage of its equity to one or more investors for an amount in excess of the average cash investment amount paid by the New Shareholders.

The Shareholder Agreement defines the “Financing Agreement Date” as the day upon which Omagine LLC and an investment fund, lender or other person first execute and deliver a legally binding agreement pursuant to which such investment fund, lender or other person agrees to provide debt financing for the first phase or for any or all phases of the Omagine Project.

Omagine, Inc. and JOL made the 20,000 Omani Rial ($52,000) OMAG Initial Equity Investment into Omagine LLC in 2009.

Omagine, Inc. and the New Shareholders invested a further 130,000 Omani Rials ($338,000) into Omagine LLC pursuant to the Shareholder Agreement. Omagine LLC is presently capitalized at 150,000 Omani Rials ($390,000).

Omagine, Inc. will make the 210,000 Omani Rial ($546,000) OMAG Final Investment into Omagine LLC after the DA is signed and Omagine LLC will then be capitalized at 360,000 Omani Rials ($936,000).

Omagine, Inc. as of the date hereof has advanced 12,000 Omani Rials ($31,200) of the OMAG Final Equity Investment to Omagine LLC in order to maintain Omagine LLC’s liquidity.

The New Shareholders will make an additional 26,628,125 Omani Rial ($69,233,125) investment (the “Deferred Cash Investment”) into Omagine LLC after the Financing Agreement Date occurs and Omagine LLC will then be capitalized at 26,988,125 Omani Rials ($70,169,125).

The capital of Omagine LLC will likely be increased further at a later date if and when the non-cash valuation of the PIK is recorded as a capital investment into Omagine LLC.

The Shareholder Agreement also memorializes the PIK capital contribution being made into Omagine LLC by RCA. The PIK represents a portion of RCA’s payment to Omagine LLC for its 25% ownership of Omagine LLC. The value of the PIK will equal the value to Omagine LLC that is ultimately assigned to the provision to Omagine LLC of the approximately 245 acres of beachfront land constituting the Omagine Site which His Majesty the Sultan owned and transferred to the MOT for the specific purpose of having Omagine LLC develop it into the Omagine Project. After the DA is signed, the value of the PIK will be determined by a professional valuation expert in accordance with Omani law and with the concurrence of Omagine LLC’s independent auditor, Deloitte & Touche, (M.E.) & Co. LLC. The excellent location of the Omagine Site is universally recognized by local market participants and the significance to the Company of the provision of the Omagine Site to Omagine LLC is enormous. Irrespective of its future PIK valuation as an Omagine LLC capital investment, the provision of the Omagine Site to Omagine LLC via the DA is expected to be a primary driver of future Company revenue. The benefits accruing to the Company from the Omagine Site will be significant.

Management believes that the PIK and the $70 Million Cash Investment are the most important parts of Omagine LLC’s capital structure and that they were the most difficult to arrange since they are the highest risk portion of such equity capital structure. As of the date hereof, both the PIK and the $70 Million Cash Investment are memorialized in the legally binding Shareholder Agreement.

The Financing Agreement Date is presently projected by management to occur within twelve months after the signing of the DA. If however the financial resources are available to Omagine, Inc., then Omagine, Inc. and Omagine LLC may at their option, choose to have Omagine, Inc. make a secured loan to Omagine LLC to finance the first phase of the development of the Omagine Project. The first phase of the development of the Omagine Project is expected to constitute primarily initial design work and its scope and budgeted cost will be decided upon by Omagine LLC shortly after the DA is signed. Pursuant to the provisions of the Shareholder Agreement, the date on which such a loan from Omagine, Inc. to Omagine LLC is made, if it is made, would constitute a Financing Agreement Date and would therefore trigger the injection into Omagine LLC of the 26,628,125 Omani Rial ($69,233,125) Deferred Cash Investment.

While it will have the financial capacity to undertake certain limited initial planning and design activities after the DA is signed, if Omagine LLC wishes to begin more extensive design and development activities shortly after the DA is signed , it will have to accelerate the timing of the first Financing Agreement Date or sell additional equity or raise additional alternative financing (or a combination of some or all of the foregoing). Otherwise Omagine LLC will have to wait until the first Financing Agreement Date occurs and the debt financing and Deferred Cash Investment are received in order to perform such extensive design and development activities.

The Shareholder Agreement defines the “Pre-Development Expense Amount” as the total amount of Omagine Project related expenses incurred by Omagine, Inc. and JOL prior to the signing of the DA. Such Pre-Development Expense Amount expenses were heretofore incurred by Omagine, Inc. and JOL and continue to be incurred by Omagine, Inc. with respect to the planning, concept design, re-design, engineering, financing, capital raising costs and promotion of the Omagine Project and the negotiation and conclusion of the DA with the Government.

The Shareholder Agreement (i) estimates that, as of the date of the Shareholder Agreement (April 20, 2011), the Pre-Development Expense Amount was approximately nine (9) million U.S. dollars, and (ii) defines the “Success Fee” as being equal to ten (10) million dollars.

As provided for in the Shareholder Agreement, Omagine, Inc. will receive payment in full from Omagine LLC of:

(i)	the Pre-Development Expense Amount and,
(ii)	the $10 million Success Fee.

The Shareholder Agreement also defines the date subsequent to the Financing Agreement Date when Omagine LLC draws down the first amount of debt financing as the “Draw Date”.

The ten (10) million dollar Success Fee will be paid to Omagine, Inc. in five annual two (2) million dollar installments beginning on or within ten (10) days after the Draw Date.

Fifty percent (50%) of the Pre-Development Expense Amount will be paid to Omagine, Inc. on or within ten (10) days after the Draw Date and the remaining fifty percent (50%) will be paid to Omagine, Inc. in five equal annual installments beginning on the first anniversary of the Draw Date.

The Shareholder Agreement also specifies, among other things, the corporate governance and management policies of Omagine LLC and it provides for the Omagine LLC shares presently owned by JOL to be transferred to Omagine, Inc. subsequent to the signing of the DA. All of the aforementioned investment amounts, ownership percentages and other terms and conditions of the Shareholder Agreement were negotiated by Omagine, Inc. management on behalf of Omagine LLC in arms-length transactions between Omagine LLC and the New Shareholders. Other than their present ownership positions in Omagine LLC, none of the New Shareholders are affiliates of the Company.

The foregoing summary of the terms of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder Agreement which is attached hereto as Exhibit 10.4.

Financial Adviser

BNP Paribas S.A. (“BNPP”) is a French global banking group headquartered in Paris, France with its second global headquarters located in London, England. In 2012, BNPP was ranked by Bloomberg and Forbes as the third largest bank in the world as measured by total assets. BNPP was named the 2012 Bank of the Year by The International Financing Review , a leading financial industry publication published by Thomson Reuters.

On January 2, 2013, Omagine LLC signed a letter of intent (“LOI”) with BNP Paribas, Wholesale Banking, Bahrain through its Corporate & Investment Banking department (“BNP Paribas CIB”) and BNP Paribas Real Estate Property and Management LLC (“BNP Paribas Real Estate”).

The LOI memorializes the parties discussions and proposals with regards to the Omagine Project as follows:

(a)
Omagine LLC intends to appoint BNP Paribas CIB as the financial advisor to Omagine LLC and to arrange the financing for the Omagine Project, including evaluating various funding, capital and debt structures available to Omagine LLC; and

(b)
Omagine LLC intends to appoint BNP Paribas Real Estate for real estate advisory services to Omagine LLC and to assist Omagine LLC by, among other things, providing a full financial feasibility assessment and a market feasibility study for the Omagine Project. This study will be utilized by BNP Paribas CIB in arranging the project financing.

The LOI is non-binding and subject to the execution of a definitive agreement between the parties which is expected to occur subsequent to the DA signing.

As previously disclosed (i) Omagine LLC has held discussions with and received letters of interest and “comfort letters” in support of the Omagine Project from some of the largest banks in the MENA Region including three banks in Oman, and (ii) the Company and Omagine LLC have a longstanding relationship with Bank Muscat SAOG ("BankMuscat") which is 30% owned by RCA and is the largest financial institution in Oman. After the DA is signed, Omagine LLC plans to nominate an Omani bank to be a joint-venture partner with BNP Paribas CIB with respect to the syndication of the debt financing for the Omagine Project ("Construction Financing").

As presently contemplated by the LOI, BNP Paribas CIB (and an Omani bank as its joint-venture partner) will be engaged by Omagine LLC as its financial advisor to assist Omagine LLC in arranging the necessary Construction Financing for the Omagine Project and other financing for Omagine LLC as may be required. We have had extensive discussions with a number of MENA Region financial institutions with respect to such Construction Financing and we are presently in receipt of six “bank comfort letters” in support of the Omagine Project from some of the largest banks in the MENA Region – including three banks in Oman. These discussions will be advanced further and continued by BNP Paribas CIB on our behalf. With BNP Paribas CIB leading this effort, management is optimistic with respect to Omagine LLC’s prospects for arranging the Construction Financing for the Omagine Project but recognizes that given present economic and market conditions, it is not a trivial task and will be challenging. The DA, which is presently agreed and approved (but not yet signed), recognizes and addresses this issue when it states, in relevant part:

“The Government recognises that the Project Company intends to raise limited recourse financing in relation to the Project and that Lenders may expect to be afforded certain rights in relation to it. Accordingly, the Project Company will by or before the completion of twelve (12) months from the Execution Date enter into a written term sheet with the Lenders for the financing of the first phase, any other phase or all of the Project (a “Term Sheet”). If the Project Company has not delivered a copy of such Term Sheet to the Government by or before the expiry of the twelve (12) month period referred to above, this Development Agreement then shall have no further effect.”

While recent worldwide bank liquidity problems have eased, the ongoing Eurozone debt crisis continues to cast a shadow on the MENA Region recovery. MENA Region banks and financial institutions continue to maintain high levels of liquidity but the project financing environment in Oman and the MENA Region remains cautious. BNP Paribas CIB has deep and wide-ranging expertise in the project financing markets and as part of its normal business activities it is in regular contact with MENA Region banks and international financial institutions regarding the status of and conditions prevailing in the project finance marketplace. The Company is optimistic that BNP Paribas CIB will be able to arrange the necessary project financing for the Omagine Project. Management believes and BNP Paribas CIB concurs, that there is currently a high degree of liquidity and a strong appetite among MENA Region banks and financial institutions for lending to, and investing in, sound development projects in the MENA Region. The banks and other financial institutions and advisers with which we have discussed the Omagine Project (including BNP Paribas CIB and BNP Paribas Real Estate) have been uniformly impressed with the quality of the Omagine LLC shareholders.

Notwithstanding the foregoing, we continue to be of the opinion that the project finance market in Oman remains in the recovery phase due to the slowdowns and price decreases experienced in the local residential and commercial real estate markets during the last few years. The market intelligence garnered by management indicates that local bankers and market participants believe that price stabilization and a recovery in both transaction volume and pricing is now occurring. Management plans to obtain third party verification of its assumptions and beliefs by engaging BNP Paribas Real Estate to perform a market feasibility study for the Omagine Project. BNP Paribas Real Estate will also perform a full financial feasibility assessment of the Omagine Project. These studies and assessments will then be utilized by Omagine LLC to fine tune its development plans, and by BNP Paribas CIB in arranging the necessary Construction Financing and other financing for Omagine LLC as may be required.

Assuming the DA is signed in 2013, the Company should be well positioned to benefit from the ongoing real-estate and project financing recovery since, from a timing perspective, Omagine LLC plans to begin a year or more of intensive design and planning activities after the DA is signed, followed by the launch of residential and commercial sales at the Omagine Project. Assuming the DA is signed in 2013, the launch date for residential and commercial sales would be planned to occur in late 2014. While management views most of the past delays by the Government as being adverse to the Company’s best interests, it recognizes that the presently ongoing recovery of the project finance and local real estate markets will contribute positively to the Company’s future prospects if the DA is signed in 2013.

In order to move into the actual design and development stage of the Omagine Project, Omagine LLC and the Government must first memorialize their agreement to the DA in a signed written document. All of management’s past estimates regarding the timing of the signing of the DA have been incorrect. Because of management’s recent discussions mentioned above with the Minister of Tourism and other ministers of the Oman Government however, we are now cautiously optimistic that the DA will be signed in the near future. Although the timing of the Transformation or the provision of the government infrastructure as mentioned above appear to be resolved, in view of the long history of delays by the Government, matters unknown to management at this time, may yet cause further delays. No assurance can therefore be given at this time when or if the DA will be signed.

The financial results of Omagine LLC are included in the consolidated financial results of the Company in accordance with accounting principles generally accepted in the United States. The Company experienced a moderate increase in capital in the third quarter of 2011 as a result of the initial cash capital contributions of the New Shareholders to Omagine LLC. If and when the Financing Agreement Date occurs, the Company will experience another more substantial increase in capital of approximately $42 million which is 60% of the approximately $70 million of cash capital investments which will be recorded at such time as capital on Omagine LLC’s financial statements and reflected as the Company’s ownership interest in the Company’s consolidated financial statements. At or about that same time the Company may experience an additional substantial, but as yet undetermined, increase in its capital, which increase will be equal to 60% of the valuation of the PIK, provided that the value of the PIK is recorded as capital on Omagine LLC’s financial statements.

The capital of Omagine LLC, proceeds from the sales, if any, by Omagine LLC of additional equity stakes, bank borrowings and the proceeds from sales of its residential and commercial properties, are expected to be utilized by Omagine LLC to develop the Omagine Project. Omagine LLC's ongoing financial results will be included in the consolidated financial statements of the Company as appropriate for as long as Omagine, Inc. remains a shareholder of Omagine LLC.

Assuming the DA is signed in 2013, Omagine LLC is not expected to begin offering residential and/or commercial units for sale until approximately the third quarter of 2014. Management is of the opinion therefore that, ironically, some of the prior DA signing delays we experienced worked to the benefit of the Company. In hindsight, it now seems probable that some of such delays prevented the Company from having to operate during the then ongoing worldwide financial crisis which would have been a more challenging real estate and project finance environment than should otherwise be the case at the present time. Management is cautiously optimistic that the DA will be signed in 2013.

Subsequent to the signing of the Development Agreement, the value of the Omagine Site will be definitively determined by a qualified independent real-estate appraiser and such valuation will be utilized to determine the value of the PIK. Such appraisal and PIK valuation will be utilized by BNP Paribas CIB in their discussions with banks and other financial institutions in order to arrange the Construction Financing.

The DA as presently contemplated and agreed (but not yet signed) allows for sales and pre-sales of any of the residential or commercial buildings that will be developed and built on the Omagine Site. Because the Omagine Project will be licensed as an ITC, the land within the Omagine Site underlying such residences or commercial properties may be sold to the buyer of such residences or commercial properties and the freehold title to such land and properties may be transferred to such buyers at the closing of such sales transactions. The increase over the last several years in the value of the land constituting the Omagine Site is expected to have a positive effect on revenue from the sale of residential and commercial properties and on the valuation of the PIK. Pursuant to the DA, Omagine LLC will pay the Government 25 Omani Rials (approximately $65) per square meter for the land it sells to third party purchasers. Such payment will only be made to the Government by Omagine LLC after the closing of the sale of such land and the receipt of payment by Omagine LLC from such third party purchasers. At the present time, the average selling price for land at the Omagine Site is conservatively estimated by local real estate agents to be at least 250 Omani Rials (approximately $650) per square meter.

Other Arab countries in the MENA Region have experienced and are experiencing demonstrations of discontent with the rule of their heads of state and in some cases these demonstrations are being met with violent pushback by some MENA Region governments but this was not and is not the case in politically and economically stable Oman. Short term work stoppages and strikes with respect to labor matters accompanied by non-violent demonstrations now occur from time to time in Oman but these events and several newly organized and legally allowed labor unions are now regarded as a normal part of the emerging democratic fabric of Omani society.

The Company continues the preparation for its anticipated future business activities in various ways including but not limited to: (i) recruiting various executive level personnel that will be required to ramp up organizationally for the Omagine Project, (ii) examining various methods of raising additional capital for the Company; (iii) negotiating and concluding the legally binding definitive agreement with BNP Paribas CIB and BNP Paribas Real Estate based upon the terms and conditions outlined in the LOI; (iv) negotiating the outlines of initial contracts with the major vendors, contractors, consultants and employees proposed to be involved in the Omagine Project, (v) arranging the appropriate and required legal, accounting, tax and other professional services both in Oman and the U.S., (vi) examining various tax structures, (vii) reviewing and complying (to the extent we are presently able) with the listing requirements of various stock exchanges so we may be prepared to apply for such listing(s) as soon as we are eligible, (viii) examining various other matters we believe will enhance shareholder value, and (ix) examining other potential Company revenue streams which are ancillary to and derivative of the Omagine Project.

The Company is a development stage entity and is not expected to generate revenue until after the occurrence of an event - the signing of the Development Agreement for the Omagine Project - which, as of the date hereof, has not yet occurred. Moreover, revenue from real estate development associated with the Omagine Project is not expected to occur until subsequent to the Financing Agreement Date. Pursuant to the terms of the Shareholder Agreement, Omagine, Inc. will derive revenue on and subsequent to the Financing Agreement Date from the payment to it by Omagine LLC of (i) the $10 million Success Fee, and (ii) the Pre-Development Expense Amount. The Company plans to enter businesses other than real estate development - and ancillary to and derivative of the Omagine Project - subsequent to signing the Development Agreement and the Company presently expects to generate ongoing revenue streams from such businesses, but no projections of the amount of such revenue, if any, can be made at this time.

All "forward looking statements" contained herein are subject to, known and unknown risks, uncertainties and other factors which could cause Omagine LLC's and therefore the Company's actual results, financial or operating performance or achievements to differ from management's forecasts for them as expressed or implied by such forward-looking statements. Forecasts and assumptions contained and expressed herein are based on information available to the Company at the time so furnished and such forecasts and assumptions are as of the date hereof and are, in the opinion of management, reasonable. All such forecasts and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurances can be given that the forecasts will be realized or that the assumptions are correct. Potential investors are cautioned not to place undue reliance on any such forward-looking statements which speak only as of the date hereof.

Notwithstanding anything to the contrary contained in this report, no assurances can be given at this time that the Development Agreement will actually be signed or that the Financing Agreement Date or the anticipated revenues from the Omagine Project will actually occur.

Competition

The real-estate development business in Oman is a competitive business populated by companies with substantially greater financial, managerial and personnel resources than Omagine LLC presently possesses. Management believes that the Company's ability to assemble and coordinate a team of experienced American, European and Middle Eastern consultants in a wide variety of specialized fields was crucial to its advancing the Omagine Project to its present status. Each of these consultants, some of whom, depending upon future events may become employees of Omagine, Inc. and/or Omagine LLC, are highly experienced in their respective fields. These fields of expertise include the following: strategic planning; visioning; branding; marketing; Islamic scholarship and research; master planning; architecture; city planning; conceptual design; project management; construction management; general contracting; quantity surveying and costing; interior design; landscape design; art; public policy; engineering (structural, civil, mechanical, electrical, marine); Omani law; cultural and exhibition design; interpretative design; tourism; visitor experience design; recreational operations planning and management; investment banking; structured finance; motion based ride technology; film technology; and training and hotel management. In addition the Company's president, Frank J. Drohan, has over 30 years of experience doing business across most of the MENA Region and is familiar with the cultural and business environment of the MENA Region . Mr. Sam Hamdan, who is the Company’s primary strategic consultant and the Deputy Managing Director of Omagine LLC has over 25 years of experience in the MENA Region. Mr. Hamdan is fluent in Arabic and English and, depending on future circumstances, may become Omagine, Inc.'s President subsequent to the Financing Agreement Date.

Although several of Omagine LLC's competitors have well established businesses and brand reputations, management believes that Omagine LLC's advantages are (i) the uniqueness of the Omagine Project is particularly attractive to the Government, (ii) the Company's and Omagine LLC's senior management have established strong and trusting relationships with the relevant Government officials, (iii) Omagine LLC’s intention to engage BNP Paribas CIB to be its financial adviser and BNP Paribas Real Estate to be its real estate adviser; and (iv) the Shareholder Agreement, which strongly demonstrates the serious investors and professionals that have been recruited to assist in the development of the Omagine Project. Company management believes Omagine LLC can successfully compete in this marketplace through a combination of unique development concepts, effective relationship management, highly experienced and well regarded financial and real estate advisers, and the utilization of highly professional, competent and experienced contractors, sub-contractors and consultants who are well known to the Government.

Engineering, Design, Construction and Content Development

The Company does not presently own or directly operate any engineering, design or construction companies or facilities but the Company or Omagine LLC may, depending upon events, set up its own in-house design supervision team and/or enter into joint ventures with firms providing the aforesaid services. To date, the Company has generally conceived the development concepts and defined the "scope of work" and then, as required, contracted with various designers, architects, contractors and consultants in the United States, Europe and the Middle East to perform those tasks. There are many such designers, architects, contractors and consultants available with competitive pricing and the Company does not believe that the loss or inability to perform of any such designer, architect, contractor or consultant would have a material, adverse impact on its business or operations. The Company believes it maintains a good working business relationship with its designers, architects, contractors and consultants. As presently planned, all copyrights to all material documents, designs and drawings executed by such independent designers, architects, contractors and consultants are, or will be, the property of either Omagine LLC or Omagine, Inc. (See: "Patents, Copyrights and Trademarks").

Subject to the approval of its shareholders and to negotiating and agreeing to a contract, Omagine LLC presently intends to hire Michael Baker Corp. ("Baker") as its Program Manager and Project Manager. Baker is a publicly traded U.S. firm (AMEX: BKR) in the business of providing program management, engineering, design and construction management services to a wide variety of clients including the U.S. Department of Defense and many state governments and commercial clients. The Company has employed Baker through the feasibility and engineering study phases of the Omagine Project and presently anticipates that Omagine LLC will execute an agreement with Baker after the signing of the Development Agreement. Several Baker representatives and senior executives have made several trips to Oman to visit with management, examine the Omagine Site and plan for Baker’s future involvement with Omagine LLC. Baker is headquartered in Pittsburgh, PA, with offices throughout the U.S. and in Abu Dhabi in the United Arab Emirates and is experienced in all aspects of design, program management and construction management for large scale construction and development projects of the magnitude of the Omagine Project. Baker has significant program management and construction management contracts with the United States military worldwide, including in the MENA Region. On July 29, 2013, Baker announced that it had agreed to be acquired by Integrated Mission Solutions LLC. What effect, if any, this acquisition will have on the Company’s plan to engage Baker as its Program Manager and Project Manager is unknown at this time.

The interpretive design, entertainment content, and visitor experience design candidates to be hired by Omagine LLC have been narrowed to a short list of professional companies. It is presently anticipated that subsequent to the signing of the DA, one or more of such companies ("Content Developers") will be engaged by Omagine LLC to transform the Company’s high level strategic vision for the content of the Pearl structures and surrounding areas into physical places offering emotional, intellectual and physical interactions. Each of the prospective Content Developers has serviced a diverse client base, including theme parks, museums, zoos, aquariums and other such complex entertainment centers around the world, including in the MENA Region, and each continues to regularly produce world class attractions globally of the size and scope of the Omagine Project.

Marketing

Omagine, Inc. and JOL have engaged in significant marketing, design, promotional and other activities with respect to the Omagine Project and have to date incurred a significant amount of costs associated with these and other general and administrative activities (collectively, the "Pre-Development Expense Amount"). The Pre-Development Expense Amount is associated with, among other things, travel, consulting and professional fees, planning and feasibility studies, design, engineering, and with similar such activities including preparing and making presentations to the Government of Oman. Pursuant to the provisions of the Shareholder Agreement the Pre-Development Expense Amount (estimated to be approximately nine million U.S. dollars as of the April 20, 2011 date of the Shareholder Agreement) will be reimbursed to Omagine, Inc. by Omagine LLC.

Manufacturing and Production

The Company does not engage in any manufacturing activities and as such does not maintain any inventory. In the future, Omagine LLC may maintain an inventory of residential and/or commercial properties held for sale to third parties.

Patents, Copyrights and Trademarks

It is presently intended that either Omagine LLC or Omagine, Inc. will own (either outright or by assignment) the copyrights to all the material documents, designs and drawings produced and/or executed in relation to the Omagine Project by its employees and/or independent designers, architects and consultants.

Omagine, Inc. has filed trademark applications with the United States Patent and Trademark Office ("USPTO") for the mark OMAGINE and six related marks (collectively, the "Marks"). Omagine, Inc. has also filed trademark applications for the Marks in Oman and Kuwait within the applicable time periods required.

The Mark OMAGINE and three of the six related Marks have each been issued a Certificate of Registration from the USPTO and are now officially registered Marks in the United States.

The USPTO has issued a "Notice of Allowance" with respect to each of the remaining three related Marks (the “Expired Marks”) and the applications for such Expired Marks could have been approved for registration upon the filing of a valid "Statement of Use" attesting that each such Expired Mark was in commercial use. Due to the delays encountered by the Company in signing the DA, the Expired Marks were not put into commercial use by the “Final Statement of Use Deadline” and all three applications for the Expired Marks have expired. The Expired Marks remain of interest to the Company and, depending upon future circumstances, we may file new trademark applications for the Expired Marks with the USPTO.

Trademark applications for the OMAGINE Mark and eight related Marks were filed in Oman and all have now been issued Certificates of Registration in Oman. The Mark OMAGINE has been issued a Registration Certificate from the Patent and Trademark Department of the Ministry of Commerce & Industry in Kuwait.

Governmental Regulation

The Company expects that Omagine LLC will require several Omani governmental licenses, permits and approvals for its services and products during the development, construction and operation of the Omagine Project (collectively, “Licenses and Permits”). The obligation of the Government of Oman to issue all such Licenses and Permits as may be required is specifically detailed in the DA.

The Company does not anticipate any negative effects on its or Omagine LLC's business from any existing or probable Omani government laws or regulations. Omagine LLC will incur certain costs and sustain certain effects on its operations as a consequence of its compliance with Omani laws and regulations, including environmental laws and regulations, and all such costs and effects are expected to occur as part of the normal course of its business.

The Company does not require any U.S. governmental approval of its properties, services, products or activities in Oman nor does the Company anticipate any negative effects on its business from any existing or probable United States or Oman government laws or regulations. Both the government of the United States and the government of the Sultanate of Oman have ratified the United States-Oman Free Trade Agreement.

Employees, Consultants and Employment Benefits

As of the date hereof, we have five employees and eleven consultants. We presently plan to hire eight of such consultants as full time employees of Omagine, Inc. or Omagine LLC subsequent to the signing of the DA. None of our employees are represented by a labor union for purposes of collective bargaining. We consider our relations with our employees and consultants to be good. Subsequent to the signing of the Development Agreement the Company intends to significantly increase the number of its full time employees. (See: "Executive Compensation" – “Employment Agreements and Consulting Agreement”).

DESCRIPTION OF PROPERTY

The Company maintains its corporate offices at The Empire State Building, Suite 4815-17, 350 Fifth Avenue, New York, N.Y., 10118. The premises are leased by the Company under a lease expiring December 31, 2015. Omagine LLC leases premises in Muscat, Oman under a lease expiring December 31, 2013.

LEGAL PROCEEDINGS

The Company is not a party to any legal proceedings which would have a material adverse effect on it or its operations.

MARKET FOR COMMON SHARES AND RELATED STOCKHOLDER MATTERS;
MARKET FOR WARRANTS

Common Stock

Our Common Stock is quoted and traded on the OTCQB under the symbol "OMAG". The following table sets forth the range of high and low bid information for the Common Stock as reported by the OTCQB during the quarterly periods indicated and as of the most recent practicable date. The table reflects inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Bid Prices Indicated

Quarter Ended	High	Low

3/31/11	$0.81	$0.55
6/30/11	$1.93	$1.91
9/30/11	$3.83	$3.54
12/30/11	$1.67	$1.24

3/30/12	$1.40	$1.10
6/29/12	$1.52	$1.21
9/28/12	$1.83	$1.53
12/31/12	$1.70	$1.51

3/28/13	$1.70	$1.63
6/28/13	$1.54	$1.46

8/9/13	$1.45	$1.30

At August 9, 2013, Omagine, Inc. had 14,833,239 shares of its Common Stock issued and outstanding, and, based upon the number of record holders plus the number of individual participants in security position listings, there were approximately 1,122 holders of such Common Stock.

Dividends and Dividend Policy

The holders of our Common Stock share proportionately, on a per share basis, in all dividends and other distributions declared by our Board of Directors. On January 12, 2012, our Board of Directors declared a dividend distribution of Rights and Warrants to our shareholders. Other than the foregoing non-cash dividend distribution, we have not declared any dividends on our Common Stock since inception and do not anticipate paying cash dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any future decisions as to payment of cash or non-cash dividends or distributions on our Common Stock will be at the discretion of the Board of Directors and will depend upon our earnings and financial position at such time and on such other factors as the Board of Directors may then deem relevant.

Securities authorized for issuance under equity compensation plans

The Company’s shareholders have approved the reservation by the Company of two million five hundred thousand (2,500,000) shares of Common Stock for issuance under the "2003 Omagine Inc. Stock Option Plan" ("Plan"). At December 31, 2012, there were 2,299,000 unexpired options (“Stock Options”) issued but unexercised under the Plan. The Plan is explained further in Note 5 to the accompanying consolidated financial statements for the fiscal year ended December 31, 2012. The following table summarizes information as of the close of business on December 31, 2012 about the Stock Options under the Plan.

Equity Compensation Plan Information

Plan Category	Number of shares of Common Stock to be issued upon the exercise of outstanding Stock Options	Weighted-average exercise price of outstanding Stock Options	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by shareholders	2,299,000	$1.79	39,000

Equity compensation plans not approved by shareholders	-0-	-0-	-0-

Total	2,299,000	$1.79	39,000

Performance graph
A performance graph is not required for the Company since it is a smaller reporting company.

Warrants

As of the date hereof there is no active trading market for the Warrants and the Company does not presently expect an active trading market for the Warrants to develop in the near term. The Warrants are transferrable and our attempts to date to have them listed for quotation and trading on the OTCQB have not been successful. We hope to have the Warrants trade on the OTCQB under symbols to be assigned by FINRA and after the required application for such listing for quotation on the OTCQB is made by a market-maker on our behalf. We cannot, however, give any assurance that the Warrants will be quoted or traded on the OTCQB or on any securities exchange until such listing is approved and such symbols are assigned by FINRA and such application is made on our behalf by a market-maker. Furthermore, if the Warrants are so approved by FINRA for listing and quotation on the OTCQB and such application is made on our behalf by a market-maker, we cannot give any assurance that a market for the Warrants will develop or, if a market does develop, whether it will be sustainable throughout the period within which the Warrants are valid and transferable or at what prices the Warrants will trade. The Warrant Holders may resell all or a portion of such Warrants from time to time in market transactions through any market on which the Warrants are then traded, in negotiated transactions or otherwise, and at prices and on terms determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

FINANCIAL STATEMENTS

The response to this Item, commencing on Page F-1, is submitted as a separate section to this Prospectus.

SELECTED FINANCIAL DATA AND SUPPLEMENTARY FINANCIAL INFORMATION

Information required by this Item is not required for the Company since it is a smaller reporting company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINACIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights the Company's business activities during the six month period ended June 30, 2013 and during fiscal years 2012 and 2011.

Overview

The Company is a development stage entity and is not expected to generate revenue until after the occurrence of an event - the development of the Omagine Project - which as of the date hereof is not certain to occur. The Company will need to generate revenue in order to attain profitability.

The Company did not generate any revenue or incur any cost of sales during the six month period ended June 30, 2013 nor during the years ending 2012 and 2011. The Company is focusing all of its efforts on Omagine LLC's real estate development and entertainment business and will rely on Omagine LLC's future operations for the Company's future revenue generation.

Management is presently examining other possible sources of revenue for the Company which, subject to the Development Agreement being executed by Omagine LLC and the Government of Oman, may be added to the Company’s operations.

The Company will need to raise additional capital and/or secure additional financing in order to execute its presently conceived business plan with respect to the Omagine Project.

In order to conserve its cash resources, the Company has frequently utilized stock options to incentivize its employees and consultants, utilized its Common Stock in lieu of cash to pay various professional fees, and deferred salary payments to its executive officers. This policy continues as of the date hereof.

Critical Accounting Policies

Our financial statements attached hereto for the fiscal years 2012 and 2011 and for the six month period ended June 30, 2013 are development stage entity financial statements and have been prepared in accordance with accounting principles generally accepted in the United States for development stage entities and pursuant to the guidance contained in ASC 915 issued by the Financial Accounting Standards Board. The financial statements for the fiscal years 2012 and 2011 have been audited by the Company's independent certified public accountants and the financial statements for the six month period ended June 30, 2013 have been reviewed but not audited by the Company's independent certified public accountants. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The policies discussed below are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

•	Revenue Recognition. The method of revenue recognition at Omagine LLC will be determined by management when and if it becomes likely that Omagine LLC will begin generating revenue.

•
Valuation Allowance for Deferred Tax Assets. The carrying value of deferred tax assets assumes that the Company will not be able to generate sufficient future taxable income to utilize the deferred tax assets, based on management's estimates and assumptions.

The Omagine Project

The Company has proposed to the Government of Oman (the “Government”) the development of a tourism and real estate project (the “Omagine Project”) to be developed by Omagine LLC in Oman. As the development program for the Omagine Project becomes more detailed and as the planning and design processes progress, the estimates of construction and development costs have and will become proportionately more accurate. The Company presently expects, based on the current assumptions underlying Omagine LLC’s updated development program, that the development costs (including the costs for design, construction management, program management and construction) for the entire Omagine Project will be between $2.1 and $2.5 billion dollars. The costs of labor and materials as well as the selling prices and market absorption rates of new residential housing and commercial properties remain somewhat volatile and accurate forecasts for such future costs, selling prices or market absorption rates cannot be made at this time. The Company nevertheless presently expects, based on signing the DA in 2013 and on current assumptions and market activity, that although the selling prices of residential housing in Oman have fallen from their previous overheated peaks, such residential prices during the Omagine Project’s planned multiple sales releases during 2014 and beyond will be at least equal to the prices that are presently budgeted by Omagine LLC.

Costs and selling prices remain somewhat volatile as the economy in Oman and the surrounding region continues to recover and improve and undue reliance on present forecasts should be avoided. Management cautions that future events rarely develop exactly as forecast and the best estimates routinely require adjustment. Management fully expects that its cost estimates for the Omagine Project will require adjustment – possibly significant adjustment – as future events unfold. Investors and shareholders are cautioned not to place undue reliance on any such forward-looking statement or forecast, which speaks only as of the date hereof.

Although the Oman economy has not been as severely affected by the recent worldwide financial crisis as nearby Dubai or other countries, it did experience negative effects, slowdowns and volatility in both residential and commercial selling prices and market absorption rates. Raw material and labor prices initially dropped dramatically and have now recovered and stabilized. Sales prices for housing in other integrated tourism projects in the Muscat area of Oman have stabilized and the inventory of unsold housing in the secondary (re-sale) market has diminished which some market observers see as an important indicator of pent-up future demand. Significant new housing inventory, especially apartments, has come onto the local Muscat area market and the market absorption rates (number of market transactions) for such new residential housing has improved in recent months. The ongoing Eurozone debt problems however only add to buyers’ unease and the outcome of the EURO crisis and its effect on buyers’ behavior is unknown at this time.

The Company plans to continue its focus on real-estate development, entertainment and hospitality ventures and on developing, building, owning and operating tourism and residential real-estate development projects, primarily in the MENA Region. The Company presently concentrates the majority of its efforts on the tourism and real estate development business of Omagine LLC in Oman and in particular, on the Omagine Project.

Rights Offering and Warrant Distribution

In January 2012, the Board of Directors authorized the Company to conduct a Rights Offering and Warrant Distribution pursuant to which Record Shareholders subscribed for 1,014,032 Common Shares and received 6,422,124 Warrants. The Company conducted the Rights Offering between February 24, 2012 and March 30, 2012 (See: “Liquidity and Capital Resources – Rights Offering and Warrant Distribution” below).

Results of Operations:

THREE MONTHS ENDED JUNE 30, 2013 vs.
THREE MONTHS ENDED JUNE 30, 2012

The Company did not generate any revenue or incur any cost of sales for the three month periods ended June 30, 2013 and 2012 respectively. Total selling, marketing, general and administrative operating expenses (“SG&A Expenses”) were $617,934 during the three month period ended June 30, 2013 compared to $704,564 during the three month period ended June 30, 2012. This $86,630 (12.3%) decrease in SG&A Expenses was attributable to decreases in the following expense categories: stock option expense ($85,883), 401(k) contributions ($76,250), travel ($25,923) and other SG&A Expenses ($3,171); offset by increases in the following expense categories: professional fees ($62,387), consulting fees ($18,187) and rent ($24,023).

The Company sustained a net loss of $612,026 for the three month period ended June 30, 2013 compared to a net loss of $705,441 for the three month period ended June 30, 2012. This $93,415 (13.2%) decrease in the Company's net loss during the first six months of 2013 compared to its net loss during the first six months of 2012 was principally attributable to the $86,630 decrease in SG&A Expenses mentioned above, plus a $1,580 decrease in interest expense and a $5,205 increase in net loss attributable to minority shareholders of Omagine LLC.

SIX MONTHS ENDED JUNE 30, 2013 vs.
SIX MONTHS ENDED JUNE 30, 2012

The Company had no revenue during the six month periods ended June 30, 2013 or June 30, 2012.

SG&A Expenses were $1,403,768 during the six month period ended June 30, 2013 compared to $1,421,686 during the six month period ended June 30, 2012.This $17,918 (1.2%) decrease in SG&A Expenses was attributable to decreases in the following expense categories: stock option expense ($167,072), travel ($10,117), stockholder relations expense ($18,161) and other SG&A Expenses ($18,444); offset by increases in the following expense categories: consulting fees ($135,425) and professional fees ($60,451).

The Company sustained a net loss of $1,398,069 for the six month period ended June 30, 2013 compared to a net loss of $1,423,858 for the six month period ended June 30, 2012. This $25,789 (1.8%) decrease in the Company’s loss during the first six months of 2013 compared to its net loss during the first six months of 2012 was primarily attributable to the $17,918 decrease in SG&A Expenses referred to above, a $8,853 decrease in interest expense and a $982 decrease in net loss attributable to minority shareholders of Omagine LLC.

Liquidity and Capital Resources

The Company incurred net losses of $1,398,069 and $1,423,858 respectively in the six month periods ended June 30, 2013 and 2012. During the six month period ended June 30, 2013, the Company had net positive cash flow of $11,595 resulting from the positive cash flow of $307,720 from its financing activities being offset by the negative cash flow of $296,125 from its operating activities. Financing activities during the six month period ended June 30, 2013 consisted of sales by Omagine, Inc. of shares of its Common Stock.

The Company had no capital expenditures during the first six months of 2013. Assuming Omagine LLC and the Government of Oman sign the Development Agreement for the Omagine Project in 2013 as expected, the Company anticipates that it will incur significant expenses related to capital expenditures, marketing, public relations and promotional activities in fiscal year 2013 and beyond.

At June 30, 2013, the Company had $85,100 in current assets, consisting of $73,722 of cash and $11,378 of prepaid expenses. The Company's current liabilities at June 30, 2013 totaled $1,289,419 consisting of $334,072 of convertible notes payable and accrued interest, $310,235 of accounts payable and accrued expenses and $645,112 in accrued officers’ payroll. At June 30, 2013, the Company had a working capital deficit of $1,204,319 compared to a working capital deficit of $867,822 at December 31, 2012. Sixty-six percent (66%) of the $1,289,419 of current liabilities at June 30, 2013 ($845,414) is due and owing to officers and/or directors.

The $336,497 increase in the Company's working capital deficit at June 30, 2013 compared to December 31, 2012 is attributable to (i) a $152,761 reduction in prepaid items offset by an $11,595 increase in cash, and (ii) a $195,331 increase in current liabilities. The Company’s liabilities at June 30, 2013 increased compared to December 31, 2012 due to increases in accounts payable and accrued expenses of $57,944, accrued officers’ payroll of $123,750 and accrued interest on convertible notes payable of $13,637.

The consolidated financial statements contained in this report have been prepared for the Company as a development stage entity and assuming that the Company will continue as a going concern. As discussed in Note 2 to such consolidated financial statements, the Company's present financial condition raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts or classification of liabilities that might be necessary in the event the Company cannot continue in existence. The continued existence of the Company is dependent upon its ability to obtain additional financing, execute its business plan and attain profitable operations.

Omagine LLC

Omagine LLC presently has limited resources.

Omagine, Inc. and JOL made the 20,000 Omani Rial ($52,000) OMAG Initial Equity Investment into Omagine LLC in 2009.

Omagine, Inc. and the New Shareholders invested a further 130,000 Omani Rials ($338,000) into Omagine LLC pursuant to the Shareholder Agreement. Omagine LLC is presently capitalized at 150,000 Omani Rials ($390,000).

Omagine, Inc. will make the 210,000 Omani Rial ($546,000) OMAG Final Investment into Omagine LLC after the DA is signed and Omagine LLC will then be capitalized at 360,000 Omani Rials ($936,000).

Expenses incurred during the many extended delays in signing the DA have depleted Omagine LLC’s resources and Omagine, Inc. as of the date hereof has advanced 12,000 Omani Rials ($31,200) of the OMAG Final Equity Investment to Omagine LLC in order to maintain Omagine LLC’s liquidity.

The New Shareholders will make an additional 26,628,125 Omani Rial ($69,233,125) investment (the “Deferred Cash Investment”) into Omagine LLC after the Financing Agreement Date occurs and Omagine LLC will then be capitalized at 26,988,125 Omani Rials ($70,169,125).

The capital of Omagine LLC will likely be increased further at a later date if and when the non-cash valuation of the PIK is recorded as a capital investment into Omagine LLC.

If however, Omagine LLC is required to do the Transformation before signing the DA (which presently appears unlikely), then the Omagine LLC shareholders will have to increase the capital of Omagine LLC by 350,000 Omani Rials ($910,000) before the DA is signed, and the timing and amounts of the aforesaid investments will be adjusted accordingly. In such an event, Omagine, Inc. would be required to make the OMAG Final Equity Investment of 210,000 Omani Rials ($546,000) into Omagine LLC before the DA is signed.

The value of the non-cash “payment-in-kind” investment by RCA will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the Development Agreement.

The continuation of Omagine LLC’s business and its efforts to sign the Development Agreement have to a large extent been financed to date by Omagine, Inc. and it is planned that such activities will, to a large extent, continue to be financed by Omagine, Inc. until the DA is signed. The Company is relying for revenue growth upon the future business of its 60% owned subsidiary Omagine LLC.

Omagine Inc.

The continuation of the Company’s operations is dependent upon Omagine, Inc.’s ability to secure financing for its and Omagine LLC’s operations until such time as the DA is signed, the Financing Agreement Date occurs and Omagine LLC begins paying Omagine, Inc. the $10 million Success Fee and the approximately $9 million of Pre-Development Expenses.

In order to provide financing for its recent activities, the Company has relied on the proceeds from sales of its Common Stock pursuant to (i) private placement sales, (ii) the Standby Equity Distribution Agreement discussed below, and (iii) the Rights Offering discussed below. In addition the Company has entered into a loan agreement dated as of July 26, 2013 (the “YA Loan Agreement”) as discussed below. Investors and Shareholders should be aware that as a Development Stage Entity we have had no revenue for the past several years and do not expect to generate any revenue until after the DA is signed and the Financing Agreement Date is achieved.

The significant expenses incurred during the many extended delays by the Government of Oman in signing the DA have strained and continue to strain the Company’s resources. Because the Company financed such expenses and its continuing operations during such delays via sales of new shares of its Common Stock, these delays by the Government of Oman have resulted in a material increase in the number of issued and outstanding shares of the Company’s Common Stock. This point is illustrated by the fact that between January 1, 2008 and the date hereof the Company has issued and sold 4,821,288 shares of its Common Stock to investors, vendors, officers and consultants. All or most of such shares would likely not have been issued and sold had the DA been signed in a timely manner as promised frequently by the MOT.

Either the failure of Omagine LLC to sign the Development Agreement with the Government of Oman or, if signed, the failure thereafter of the Financing Agreement Date to occur, will have a materially significant effect on the Company’s ability to continue operations.

Rights Offering and Warrant Distribution

Rights Offering

The Company conducted a “Rights Offering” between February 24, 2012 and March 30, 2012 for the sole benefit of the Record Shareholders pursuant to which the Company distributed a total of 3,181,837 “Rights” to Record Shareholders. The Company withheld the issuance of exercisable Rights to its Record Shareholders who were residents of California (the “California Shareholders”) because the registration and/or qualification in California of the Rights and the Common Stock underlying the Rights had not yet been approved by the California Department of Corporations (the “California Approval”). The California Shareholders were excluded from participating in the Rights Offering because the California Approval was not received prior to the March 24, 2012 expiration date of the Rights Offering.

1,014,032 Common Shares were subscribed for in the Rights Offering at a subscription price of $1.25 per Common Share. Proceeds to the Company from the Rights Offering were $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt owed by the Company to Record Shareholders exercising such Rights. Of the 1,014,032 new shares issued pursuant to the Rights Offering, 585,311 of such shares were issued in exchange for the aforementioned $731,639 in cash and 428,721 of such shares were issued in exchange for the aforementioned satisfaction of $535,901 of Company debt constituting promissory notes for loans to the Company and accrued but unpaid salaries and expenses. Of the $535,901 of Company debt which was satisfied in the Rights Offering, $506,750 of such debt represented unpaid salaries, expenses and loans to the Company which were due and owing by the Company to officers and directors of the Company.

The Rights and the Common Shares underlying the Rights were registered in a registration statement filed by the Company on Form S-1 (Commission File No. 333-179040), which was declared effective by the SEC on February 13, 2012 (the “Original Registration”).

Warrant Distribution

In February 2012, the Company distributed 6,363,674 Common Stock purchase warrants (“Warrants”) to the Record Shareholders and after receiving the California Approval, the Company distributed an additional 58,450 Warrants (the “California Warrants”) to the California Shareholders in May 2013.

Of the 6,422,124 Warrants issued and outstanding, 3,211,062 are $5 Warrants and 3,211,062 are $10 Warrants. Pursuant to a resolution of the Board of Directors dated July 16, 2013, the original December 31, 2013 expiration date for the Warrants was extended for one year. All Warrants now expire on December 31, 2014 unless, upon a 30 day prior notice from the Company to the Warrant Holders, they are redeemed earlier by the Company.

Management is hopeful that, when and if the Omagine Development Agreement is signed, that all or many of the 6,422,124 outstanding Warrants will thereafter become “in the money” and will be exercised. Management is hopeful that the Warrants will provide a future source of additional financing for the Company. Such an exercise of Warrants would provide the significant amount of capital necessary to fund (i) the OMAG Final Equity Investment into Omagine LLC, and should it be desirable at the time, (ii) a secured loan to Omagine LLC which would in turn trigger the first Financing Agreement Date. There can be no assurance given that the Company will be able to successfully utilize the Warrants to secure the significant amount of financing necessary for it to execute its business plan as presently conceived.

The Warrants and Common Shares underlying the Warrants were registered in the Original Registration and in a registration statement covering the California Warrants filed by the Company on Form S-1 (Commission File No. 333-183852), declared effective by the SEC on April 25, 2013 (the “California Registration”). The effectiveness of the Original Registration expired on November 12, 2012. As of the date hereof the California Registration remains effective. The Company is filing this Post-Effective Amendment to the California Registration with the SEC covering the registration of all 6,422,124 issued and outstanding Warrants and the 6,422,124 Common Shares underlying such Warrants.

Standby Equity Distribution Agreement

On May 4, 2011, Omagine, Inc. and an investment fund, YA Global Master SPV Ltd. (“YA”), entered into a two year Stand-By Equity Distribution Agreement which was amended on June 21, 2011 (the “SEDA”). Omagine, Inc. issued 244,216 restricted shares of Common Stock to YA in satisfaction of $300,000 of commitment fees due to YA pursuant to the SEDA. From April 24, 2012 to May 17, 2012, the Company was in breach of one of the covenants it made in the SEDA but that breach was waived by YA and the breach was cured on May 17, 2012 (See: Exhibit 10.2 hereto).

The SEDA was originally scheduled to expire on September 1, 2013 but, as of July 26, 2013, it was amended by the parties without any further commitment fee to extend it for one year. The SEDA now expires on September 1, 2014.

Pursuant to the terms of the SEDA, Omagine, Inc. may in its sole discretion, and upon giving written notice to YA (an “Advance Notice”), periodically sell shares of its Common Stock to YA (“Shares”) at a per Share price (“Purchase Price”) equal to 95% of the lowest daily volume weighted average price for a share of Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive Trading Days (as such term is defined in the SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Pricing Period”). Omagine, Inc. is not obligated to sell any Shares to YA but may, over the term of the SEDA and in its sole discretion, sell to YA that number of Shares valued at the Purchase Price from time to time in effect that equals up to $10,000,000 in the aggregate. YA is obligated under the SEDA to purchase such Shares from Omagine, Inc. subject to certain conditions including (i) Omagine, Inc. filing a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale by YA of the Shares sold to YA under the SEDA (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA must be separated by a time period of at least five Trading Days, and (iv) the dollar value of any individual periodic sale of Shares designated by Omagine, Inc. in any Advance Notice may not exceed the greater of (a) two hundred thousand dollars ($200,000), or (b) the average of the “Daily Value Traded” for each of the five (5) Trading Days immediately preceding the date of the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the number representing the daily trading volume of shares of the Common Stock for such Trading Day by the closing bid price for a share of Common Stock on such Trading Day.

The Registration Statement filed by the Company was declared effective by the SEC as of August 24, 2011 (Commission File No. 333-175168) and its effective status expired on May 25, 2012. The Company filed an amendment to that Registration Statement with the SEC to continue to make sales of Shares to YA available to it pursuant to the SEDA and on April 25, 2013 the SEC declared such Registration Statement to be effective.

The Company has over the past many years relied on the proceeds from sales of Omagine, Inc.'s equity securities made in private placements, the Rights Offering and pursuant to the SEDA to generate the necessary cash needed to sustain our ongoing operations. Management believes that it has been quite judicious and conservative in its use to date of the SEDA in this regard, but nonetheless our periodic sales of Common Stock to YA pursuant to the SEDA have been dilutive to all shareholders and YA’s resales of such shares of Common Stock in the public market has from time to time inflicted downward pressure on our stock price. The Company intends to continue to utilize the SEDA to fund its ongoing operations, as and if necessary. There can be no assurance given that the Company will be able to successfully utilize the SEDA to secure the significant amount of financing necessary for it to execute its business plan as presently conceived.

The YA Loan Agreement

The Company and YA, the investment fund which is a party to the SEDA with the Company, entered into a loan agreement dated July 26, 2013 (the “YA Loan Agreement”). Pursuant to the YA Loan Agreement, Omagine, Inc. will borrow two hundred thousand dollars ($200,000) from YA (the “YA Loan”) for a term of one year at an annual interest rate of 10%. The YA Loan Agreement calls for a 10% monitoring and management fee equal to $20,000 to be escrowed and paid to Yorkville Advisors thereby making the net proceeds from the YA Loan to the Company equal to $180,000. Such $180,000 of proceeds will only be received by the Company after a Post-Effective amendment updating the currently effective SEDA registration statement is declared effective by the SEC. The Company filed such post-effective amendment with the SEC on August 8, 2013. The YA Loan Agreement also extends the expiration date of the SEDA to September 1, 2014. The foregoing summary of the terms of the YA Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the YA Loan Agreement attached hereto as Exhibit 10.17.

Although it is not a condition of the YA Loan Agreement, the Company anticipates that, absent a DA signing, the YA Loan will be repaid from proceeds of sales of Common Stock made pursuant to the SEDA. Depending on future circumstances and events, and in particular on further delays in signing the DA, the same dilution and downward pressure on our stock price mentioned above could occur as a result of the use of the SEDA to service the YA Loan. It is management’s opinion however that if and after the DA is signed, such dilution and downward pressure on our stock price will be substantially alleviated with respect to sales of Common Shares made pursuant to the SEDA. Management’s original intent with respect to the SEDA was to use it only after the DA was signed. The continued delays by the Omani Government in signing the DA however have necessitated that we utilize the SEDA (and now the YA Loan) to finance our current operations.

Management believes that the various financing mechanisms the Company has employed to date have been judiciously utilized, but the longer the Government of Oman delays the DA signing, the longer the Company’s human and financial resources will be strained, and the greater will be the amount of shareholder dilution and downward pressure on our stock price from the utilization of these various financing mechanisms.

Capital Expenditures and Construction Financing

The Company did not incur any expense for capital expenditures during the first six months of 2013. Assuming Omagine LLC signs the DA with the Government as anticipated, we expect that in the periods subsequent to such DA signing (i) the Company will incur significant expenses related to capital expenditures, and (ii) Omagine LLC will incur substantial debt associated with the Construction Financing for the Omagine Project. We anticipate that such capital expenditures and Construction Financing will be financed through a combination of invested capital, bank financing and possibly a sale of up to an additional 5% of Omagine LLC’s equity (See: “Financial Advisor”).

Omagine LLC's requirement for Construction Financing is expected to be reduced by its ability to pre-sell residence and commercial units by entering into sales contracts with third party purchasers and receiving deposits and progress payments during the construction of such units. Recent trends in the Omani market subsequent to the recent worldwide financial crisis however have indicated a reduced presence of speculative buyers and a reduced consumer appetite for pre-sales of residence units as many more buyers are now demanding a finished product before entering into sales contracts with developers.

Off-Balance Sheet Arrangements

We have not entered into and have no present intention of entering into any off-balance sheet financing arrangements. We have not formed and have no present intention of forming any special purpose entities.

Results of Operations:

FISCAL YEAR ENDED DECEMBER 31, 2012 vs.
FISCAL YEAR ENDED DECEMBER 31, 2011

Total selling, marketing, general and administrative operating expenses (“SG&A Expenses”) were $2,789,975 in fiscal year 2012 compared to $1,768,928 in fiscal year 2011. This increase of $1,021,047 (57.7%) was principally attributable to the $1,761,076 Stock Option expense incurred in 2012.

During our 2012 fiscal year the following SG&A Expenses increased by a total of $1,456,675: Officers & Directors compensation ($983,728); Consulting Fees (304,601); Travel & other SG&A Expenses ($168,346); and such increases were partially offset by decreases totaling $435,628 in the following SG&A Expenses: Professional Fees ($126,488); Commitment Fees ($300,000); and Rent / Occupancy costs  ($9,140).

During 2012 and 2011 the Company has utilized (i) awards of Stock Options to retain the services of personnel deemed critical to its ongoing operations (See: “Executive Compensation” and “Employment Agreements and Consulting Agreement”), and (ii) issuances of its Common Stock in lieu of cash payments in order to conserve its cash resources .

During the last two years the Company has frequently deferred making payments of salary to its executives, utilized Stock Options to incentivize its employees and consultants and utilized its Common Stock in lieu of cash to pay various professional fees. The Company therefore incurred significant SG&A Expenses in both 2012 and 2011 that did not require the Company to expend cash to compensate such employees and consultants or to pay such professional fees. Such SG&A Expenses incurred by the Company in 2012 and 2011 totaled $2,186,653 and $1,030,958 respectively, and consisted of: (i) deferred salary amounts which were expensed (but not paid) and which were then accrued as salaries payable, (ii) Stock Option expense; (iii) Common Stock contributed to employee 401(k) Plans, and (iv) Common Stock utilized to pay vendors, as detailed below:

•	$168,000 in 2012 and $259,500 in 2011 of unpaid but accrued salaries payable to Company executives, and

•	$1,761,076 in 2012 and $92,498 in 2011 representing the fair value of Stock Option awards as calculated using the Black-Scholes option pricing model, and

•	$76,250 in 2012 and $72,500 in 2011 representing the value of the shares of Common Stock contributed to employees 401(k) plan accounts, and

•	$181,327 in 2012 and $606,460 in 2011 representing the value of the shares of Common Stock used by the Company to pay various consulting and professional fees.

The Company sustained a net loss of $2,789,976 during 2012 compared to a net loss of $1,804,451 during 2011. The $985,525 (55%) increase in the Company's 2012 net loss compared to 2011 was principally attributable to the $2,186,653 of employee and consultant incentives and vendor payments in 2012 described above compared to the $1,030,958 of such incentives and vendor payments in 2011.

Liquidity and Capital Resources

The Company incurred a net loss of $2,789,976 and $1,804,451 in fiscal years 2012 and 2011 respectively. In 2012 the Company had net negative cash flow of $173,254. This resulted from the negative cash flows of $966,460 from the Company’s operating activities and $9,393 from purchase of equipment being partially offset by the positive cash flows of $802,599 from its financing activities.

The Company had $9,393 of capital expenditures in fiscal year 2012. Assuming Omagine LLC and the Government sign the Development Agreement for the Omagine Project in 2013 as expected, the Company anticipates that it will incur significant expenses related to capital expenditures, marketing, public relations and promotional activities in fiscal year 2013 and beyond.

The $802,599 of positive cash flow from the Company's financing activities resulted from $821,639 in cash proceeds from the sale by Omagine, Inc. of shares of its Common Stock (of which $731,639 in cash was received pursuant to the Rights Offering) and a $5,960 increase in loans to the Company from officers and directors being reduced by a $25,000 repayment of Company debt due under a promissory note.

At December 31, 2012, the Company had $226,266 in current assets, consisting of $62,127 of cash and $164,139 of prepaid expenses (which included a $151,700 prepaid expense for investor relations services which will be amortized ratably during 2013). The Company's current liabilities at December 31, 2012 totaled $1,094,088 consisting of $320,435 of convertible notes payable and accrued interest, $252,291 of accounts payable and accrued expenses and $521,362 in accrued Officers’ payroll. At December 31, 2012, the Company had a working capital deficit of $867,822 compared to a working capital deficit of $1,412,311 at December 31, 2011. Sixty-five percent (65%) of the $1,094,088 of current liabilities at December 31, 2012 ($707,088) is due and owing to officers and/or directors.

The $544,489 decrease in the Company's working capital deficit at December 31, 2012 compared to December 31, 2011 is primarily attributable to the $569,045 reduction during 2012 of amounts due under convertible promissory notes ($327,514) and accounts payable ($241,531).

The Company will rely upon the future business of its majority owned subsidiary Omagine LLC for revenue growth.

As indicated in the report of the independent registered public accounting firm, the consolidated financial statements referred to above have been prepared for the Company as a development stage entity and assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts or classification of liabilities that might be necessary in the event the Company cannot continue in existence. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations or obtain additional financing.

Omagine LLC

Omagine LLC presently has limited resources.

Omagine, Inc. and JOL made the 20,000 Omani Rial ($52,000) OMAG Initial Equity Investment into Omagine LLC in 2009.

Omagine, Inc. and the New Shareholders invested a further 130,000 Omani Rials ($338,000) into Omagine LLC pursuant to the Shareholder Agreement. Omagine LLC is presently capitalized at 150,000 Omani Rials ($390,000).

Omagine, Inc. will make the 210,000 Omani Rial ($546,000) OMAG Final Investment into Omagine LLC after the DA is signed and Omagine LLC will then be capitalized at 360,000 Omani Rials ($936,000).

The New Shareholders will make an additional 26,628,125 Omani Rial ($69,233,125) investment (the “Deferred Cash Investment”) into Omagine LLC after the Financing Agreement Date occurs.

After the Deferred Cash Investment is made Omagine LLC will then be capitalized at 26,988,125 Omani Rials (equivalent to approximately $70,169,125).

The capital of Omagine LLC will likely be increased further at a later date if and when the non-cash valuation of the PIK is recorded as a capital investment into Omagine LLC.

If however, Omagine LLC is required to do the Transformation before signing the DA, then the Omagine LLC shareholders will have to increase the capital of Omagine LLC by 350,000 Omani Rials ($910,000) before the DA is signed, and the timing and amounts of the aforesaid investments will be adjusted accordingly. In such an event, Omagine, Inc. would be required to make the OMAG Final Equity Investment of 210,000 Omani Rials ($546,000) into Omagine LLC before the DA is signed.

The value of the non-cash “payment-in-kind” investment by RCA will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the Development Agreement.

The continuation of Omagine LLC’s business and its efforts to sign the Development Agreement have to a large extent been financed to date by Omagine, Inc. and it is planned that such activities will, to a large extent, continue to be financed by Omagine, Inc. until the DA is signed. The Company is relying for revenue growth upon the future business of its 60% owned subsidiary Omagine LLC.

Omagine Inc.

The continuation of the Company’s operations is dependent upon Omagine, Inc.’s ability to secure financing for its and Omagine LLC’s operations until such time as the DA is signed, the Financing Agreement Date occurs and Omagine LLC begins paying Omagine, Inc. the $10 million Success Fee and the approximately $9 million of Pre-Development Expenses.

In order to provide financing for its recent activities, the Company has relied on the proceeds from sales of its Common Stock pursuant to (i) private placement sales, (ii) the Standby Equity Distribution Agreement discussed below, and (iii) the Rights Offering discussed below.

Either the failure of Omagine LLC to sign the Development Agreement with the Government of Oman or, if signed, the failure thereafter of the Financing Agreement Date to occur, will have a materially significant effect on the Company’s ability to continue operations.

Rights Offering and Warrant Distribution

The Company conducted a “Rights Offering and Warrant Distribution” between February 24, 2012 and March 30, 2012 for the sole benefit of the Record Shareholders pursuant to which the Company distributed a total of 3,181,837 “Rights” and 6,363,674 Warrants to Record Shareholders. Pursuant to the terms of the Rights Offering and Warrant Distribution the Company withheld the issuance of exercisable Rights or Warrants to the California Shareholders because the California Approval had not yet been received by the Company. The Rights Offering has expired. The California Approval was received by the Company on February 13, 2013 when the California Department of Corporations informed us that it had no further comments and would issue its formal approval order as soon as the registration statement registering the California Warrants was declared effective by the SEC. Subject to such registration statement being declared effective and the receipt by us of the formal approval order from the California Department of Corporations (both of which events have now occurred), we will distribute 58,450 Warrants to the California Shareholders who did not previously receive Warrants.

A total of 1,014,032 Common Shares were subscribed for in the Rights Offering at a subscription price of $1.25 per Common Share. Total proceeds to the Company from the Rights Offering was $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt owed by the Company to Record Shareholders exercising such Rights. Of the 1,014,032 new shares issued pursuant to the Rights Offering, 585,311 of such shares were issued in exchange for the aforementioned $731,639 in cash and 428,721 of such shares were issued in exchange for the aforementioned satisfaction of $535,901 of Company debt constituting promissory notes for loans to the Company and accrued but unpaid salaries and expenses. Of the $535,901 of Company debt which was satisfied in the Rights Offering, $506,750 of such debt represented unpaid salaries, expenses and loans to the Company which were due and owing by the Company to officers and directors of the Company.

Of the 6,363,674 Warrants distributed in February 2012, 3,181,837 are $5 Warrants and 3,181,837 are $10 Warrants. An additional 58,450 Warrants were distributed to the California Shareholders in May 2013. The Warrants were scheduled to expire on December 31, 2013 unless, upon a 30 day prior notice from the Company to the Warrant Holders, they are redeemed earlier by the Company but as of July 16, 2013 their expiration date was extended to December 31, 2014

The Rights, Warrants and Common Shares underlying the Rights and Warrants were registered in a registration statement filed by the Company on Form S-1 (Commission File No. 333-179040), which was declared effective by the SEC on February 13, 2012 (the “Original Registration”). Subsequently the Company filed Post-Effective Amendment No. 2 to the Original Registration (declared effective by the SEC on May 7, 2012) and Post-Effective Amendment No. 3 to the Original Registration (declared effective by the SEC on June 12, 2012) to remove from registration the securities which were registered pursuant to the Original Registration but not sold or distributed to Record Shareholders. The effectiveness of the Original Registration expired on November 12, 2012. The Company has filed a registration statement (Commission File No. 333-183852) with the SEC for the purpose of registering the 58,450 California Warrants and the 58,450 Common Shares underlying the California Warrants (the “California Registration”). Subject to the California Registration being declared effective by the SEC and the receipt by the Company of the formal California approval order (both of which events have now occurred), the Company will (i) distribute 58,450 California Warrants to the California Shareholders who did not receive Warrants, and (ii) notify those nominees who hold Warrants in electronic form for the account of California Shareholders that such Warrants are now exercisable. The Company is filing this Post-Effective Amendment to the California Registration with the SEC covering the registration of all 6,422,124 issued and outstanding Warrants and the 6,422,124 Common Shares underlying such Warrants.

Management is hopeful that, when and if the Omagine Development Agreement is signed, that the 6.422,124 Warrants distributed pursuant to the Warrant Distribution will thereafter become “in the money” and will be exercised. Such an exercise of Warrants would provide the significant amount of capital necessary to fund (i) the OMAG Final Equity Investment into Omagine LLC, and should it be desirable at the time, (ii) a secured loan to Omagine LLC which would in turn trigger the first Financing Agreement Date. There can be no assurance given that the Company will be able to successfully utilize the Warrants to secure the significant amount of financing necessary for it to execute its business plan as presently conceived.

Standby Equity Distribution Agreements

On December 22, 2008, the Company signed the First SEDA with YA Global Investments, L.P. (“YA Global”). The First SEDA expired on April 30, 2011.

On May 4, 2011, the Company executed a new two year Standby Equity Distribution Agreement (the “May SEDA”) with YA Global Master SPV Ltd (“YA”) under substantially the same terms and conditions as the First SEDA executed between YA Global and the Company in December 2008. On June 21, 2011, the Company and YA entered into an agreement amending the May SEDA (the “Amendment Agreement”). The May SEDA and the Amendment Agreement are collectively referred to herein as the “SEDA”. Omagine, Inc. issued 244,216 restricted shares of Common Stock to YA in satisfaction of a $300,000 commitment fee due under the SEDA. From April 24, 2012 to May 17, 2012, the Company was in breach of one of the covenants it made in the SEDA but that breach was waived by YA and the breach was cured on May 17, 2012 (See: Exhibit 10.16 hereto).

Pursuant to the terms of the SEDA, Omagine, Inc. may in its sole discretion, and upon giving written notice to YA (an “Advance Notice”), periodically sell shares of its Common Stock to YA (“Shares”) at a per Share price (“Purchase Price”) equal to 95% of the lowest daily volume weighted average price for a share of Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive Trading Days (as such term is defined in the SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Pricing Period”). Omagine, Inc. is not obligated to sell any Shares to YA but may, over the term of the SEDA and in its sole discretion, sell to YA that number of Shares valued at the Purchase Price from time to time in effect that equals up to $10,000,000 in the aggregate. YA is obligated under the SEDA to purchase such Shares from Omagine, Inc. subject to certain conditions including (i) Omagine, Inc. filing a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale by YA of the Shares sold to YA under the SEDA, (ii) the SEC declaring such registration statement effective, (iii) periodic sales of Shares to YA must be separated by a time period of at least five Trading Days, and (iv) the dollar value of any individual periodic sale of Shares designated by Omagine, Inc. in any Advance Notice may not exceed the greater of (a) two hundred thousand dollars ($200,000), or (b) the average of the “Daily Value Traded” for each of the five (5) Trading Days immediately preceding the date of the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the number representing the daily trading volume of shares of the Common Stock for such Trading Day by the closing bid price for a share of Common Stock on such Trading Day.

This registration statement filed by the Company was declared effective by the SEC as of August 24, 2011 (Commission File No. 333-175168) and its effective status expired on May 25, 2012. The Company filed an amendment to such registration statement with the SEC to continue to make sales of Shares to YA available to it pursuant to the SEDA and on April 25, 2013 the SEC declared such registration statement to be effective.

The SEDA was originally scheduled to expire on September 1, 2013 but, as of July 26, 2013, it was amended by the parties without any further commitment fee to extend it for one year. The SEDA now expires on September 1, 2014. On August 8, 2013, the Company filed a Post-Effective Amendment to such registration statement with the SEC to disclose the extension of the SEDA and update the Company’s business narrative.

The Company has relied on the proceeds from sales of Omagine, Inc.'s equity securities made in private placements, the Rights Offering and pursuant to the First SEDA and the SEDA to fund its recent operations. The Company intends to continue to utilize the SEDA to fund its ongoing operations, as and if necessary. There can be no assurance given that the Company will be able to successfully utilize the SEDA to secure the significant amount of financing necessary for it to execute its business plan as presently conceived.

Capital Expenditures and Construction Financing

The Company incurred $9,393 of capital expenditures in fiscal year 2012. Assuming Omagine LLC signs the Omagine DA with the Government as anticipated, we expect that in the periods subsequent to such DA signing (i) the Company will incur significant expenses related to capital expenditures, and (ii) Omagine LLC will incur substantial debt associated with the Construction Financing for the Omagine Project. We anticipate that such capital expenditures and Construction Financing will be financed through a combination of bank financing and possibly a sale of up to 5% of Omagine LLC’s equity (See: “Business - Financial Advisor”). Omagine LLC's requirement for Construction Financing is expected to be reduced by its ability to pre-sell residence and commercial units by entering into sales contracts with third party purchasers and receiving deposits and progress payments during the construction of such units. Recent trends in the Omani market subsequent to the recent financial crises mentioned above however have indicated a much reduced presence of speculative buyers and a reduced consumer appetite for pre-sales of residence units as many more buyers are now demanding a finished product before entering into sales contracts with developers.

Off-Balance Sheet Arrangements

We have not entered into and have no present intention of entering into any off-balance sheet financing arrangements. We have not formed and have no present intention of forming any special purpose entities.

Impact of Inflation

The level of inflation in the U.S. has been relatively low during the last several fiscal years and has not had a significant impact on the Company. While the level of inflation in Oman has also been relatively low during the last several fiscal years, the Oman economy has recently been experiencing volatility in its inflation rate (including in the prices of construction materials and labor) which volatility may have an impact on Omagine LLC's proposed future operations in Oman.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information required under this caption is not required for the Company since it is a smaller reporting company.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. The directors and executive officers of the Company as of the date hereof are as follows:

Name	Age	Position
Frank J. Drohan	68	Chairman of the Board of Directors, President, Chief Executive & Financial Officer
Charles P. Kuczynski	59	Vice-President, Secretary and Director
William Hanley	71	Controller & Principal Accounting Officer
Louis J. Lombardo	68	Director

Directors

Frank J. Drohan has served as a director, Chairman of the Board of Directors, President and CEO of the Registrant since 1991. Mr. Drohan is also the Managing Director and Chief Executive Officer of Omagine LLC and he serves as a director and the chairman of JOL. He was chairman of the board of directors, president and sole shareholder of Rif International Corp., a privately held company active in the construction and real estate development business and which had extensive overseas activities in the MENA Region between 1977 and 1986 and which was acquired by Omagine, Inc. in 1997. Mr. Drohan holds a Bachelor of Science degree in Economics and Political Science from Manhattan College in New York City. Mr. Drohan, has over 30 years of experience doing business across most of the MENA Region, has many long-standing business and personal relationships in the region and is familiar with the region’s cultural and business environment.

Charles P. Kuczynski has served as a director, Secretary and a Vice-President of the Registrant since 1996 and previously served as a director and Secretary of the Registrant from 1988 to 1993. Mr. Kuczynski is a director and the secretary of JOL. Prior to joining the Company, Mr. Kuczynski was a sales executive with Hillenbrand Industries. Mr. Kuczynski holds a Bachelor of Arts degree from Merrimack College in Massachusetts. Mr. Kuczynski has over 25 years of diverse business experience in marketing, sales, public relations and administration.

Louis J. Lombardo has served as a non-employee independent director (“Independent Director”) of the Registrant since 2005. Mr. Lombardo retired after 35 years at American Express Company where he was Executive Vice President - Travel Related Services. In this capacity he led an organization of worldwide operating centers employing over 14,000 people and managed a $1.3 billion operating budget and a $600 million capital budget. Mr. Lombardo holds an MBA degree from New York University. Mr. Lombardo’s years of experience as a senior executive of American Express Company brings a unique perspective and added value to his role as an Independent Director on our Board of Directors. He lives in New York City where he owns and operates two privately held businesses and a consulting company.

Directors are elected to serve for one-year terms or until their successors are duly elected and qualified. The Board of Directors is authorized to fill vacancies on the Board of Directors by appointment for a term lasting until the Company’s next annual meeting of shareholders or until such appointed person’s successor has been duly elected and qualified. Directors who are Company employees receive no fees for acting as such. Independent Directors receive stock options and receive a minimal fee for attendance at board meetings and the Company's annual meeting and are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in attending such meetings.

Kevin O'C. Green is an attorney and had served as an Independent Director of the Registrant from 2001 until January 2012. Due to the demands of his law practice and other business commitments, Mr. Green resigned as a director of Omagine, Inc. effective January 31, 2012. His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices. Salvatore J. Bucchere, an accountant and businessman, had served as an Independent Director of the Registrant from 2001 until his sudden and unexpected death on April 9, 2012. The Board of Directors has undertaken a search to identify two persons who are qualified and willing to serve as Independent Directors to fill the vacancies resulting from Mr. Green’s resignation and Mr. Bucchere’s untimely passing. At December 31, 2012, the three member Board of Directors of Omagine, Inc. consisted of two employee directors: Frank J. Drohan and Charles P. Kuczynski and one Independent Director: Louis J. Lombardo

Officers

Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Mr. Drohan and Mr. Kuczynski are both officers of the Company as described above. William Hanley has served as the Controller and Principal Accounting Officer of the Company since January 2008. Mr. Hanley served as the controller of Mittal Steel from 1986 to 2007 and as the Controller and Chief Financial Officer of Rif International Corp. from 1980 to 1986. From 1973 to 1980 he served as the controller at two Wall Street brokerage firms and from 1968 to 1972 as a senior accountant at Main LaFrentz & Company. Mr. Hanley holds a Bachelor of Business Administration degree in Accounting from St. Francis College in New York.

EXECUTIVE COMPENSATION

Officer Compensation

The following table sets forth information relating to the aggregate compensation received by the then current executive officers of the Company for services in all capacities during the Registrant's three fiscal years indicated for (i) the Chief Executive and Financial Officer, and (ii) each then current executive officer of the Company whose total compensation exceeded $100,000 (the foregoing (i) and (ii) being collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Unpaid Salary Accrued (1)	Salary Payments (2)	Bonus	Stock Awards (3)	Option Awards (4)	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c-1)	(c-2)	(d)	(e)	(f)	(g)	(h)

Frank J. Drohan, Chief Executive and Financial Officer	2012	$125,000	$0	$0	$34,388	$691,874	$0	$851,262
	2011	$125,000	$0	$0	$33,834	$47,170	$0	$206,004
	2010	$125,000	$0	$0	$33,834	$47,170	$0	$206,004

Charles P. Kuczynski, Vice-President and Secretary	2012	$18,000	$82,000	$0	$35,882	$236,847	$0	$372,729
	2011	$69,500	$30,500	$0	$35,444	$23,585	$0	$159,029
	2010	$45,000	$40,000	$0	$35,444	$23,585	$0	$144,029

William Hanley, Controller and Principal Accounting Officer	2012	$25,000	$55,000	$0	$5,980	$51,183	$0	$137,163
	2011	$65,000	$15,000	$0	$3,222	$2,975	$0	$86,197
	2010	$60,000	$20,000	$0	$3,222	$3,967	$0	$87,189

Sam Hamdan, Deputy Managing Director, Omagine LLC (5)	2012	$0	$0	$0	$0	$644,479	$0	$644,479
	2011	$0	$0	$0	$0	$18,768	$0	$18,768
	2010	$0	$0	$0	$0	$18,768	$0	$18,768

1. Amounts included under Column (c-1) represent amounts recognized as compensation expense for financial statement reporting purposes and not an amount paid to the Named Executive Officers in the year indicated. Such amounts represent unpaid salary due for the year indicated that were accrued as salaries payable.

2. Amounts included under Column (c-2) represent amounts recognized as compensation expense for financial statement reporting purposes which were paid to the Named Executive Officers in the year indicated. Such amounts represent portions of salary due for the year indicated that were paid in the year indicated.

3. Amounts included under Column (e) represent contributions of the Registrant’s Common Stock made in the year indicated to the 401(k) Plan account of the Named Executive Officer, valued at the closing market price of the Common Stock on the dates of such contributions.

4. Amounts included under Column (f) represent the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718 and not an amount paid to or realized by the Named Executive Officers. There can be no assurance that the amounts determined by ASC 718 will ever be realized. In December 2012, the Company extended the expiration date of all January 2012 Options from December 31, 2012 to December 31, 2013. Assumptions used in the calculation of these amounts are included in Note 1- STOCK-BASED COMPENSATION and Note 6 – STOCK OPTIONS to the Company's audited financial statements for the fiscal years ended December 31, 2012 and 2011. (Also see: “Equity Compensation Plan Information” below).

5. In addition to the 750,000 January 2012 Stock Options exercisable at $1.70 per share awarded to Mr. Hamdan in 2012, Mr. Hamdan also holds 160,000 Stock Options exercisable at $1.25 per share which were awarded to him in March 2007.

Management has concluded that the aggregate amount of personal benefits does not exceed 10% of the total compensation reported in column (h) of the foregoing table as to any Named Executive Officer specifically named in the above table.

Table of Accrued Unpaid Salary Used to Purchase Common Stock

The following table indicates the amounts of previously accrued but unpaid salary payable utilized in the year indicated by the Named Executive Officer to purchase shares of the Company’s Common Stock via a direct purchase from the Company, an exercise of Stock Options or an exercise of Rights in the Rights Offering.

Name	2012	2011	2010

Frank J. Drohan (1)	$155,921	$125,000	$-

Charles P. Kuczynski (2)	$11,591	$62,500	$-

William Hanley (3)	$31,250	$-	$100,000

Sam Hamdan (4)	$-	$-	$-

1. At December 31, 2012, 2011 and 2010, unpaid accrued officer’s compensation due to Mr. Drohan was $273,154; $281,250; and $281,250 respectively. During the year ended December 31, 2012, $155,921 of such accrued but unpaid salary and $247,492 of principal and interest owed by the Company to Mr. Drohan pursuant to a promissory note was offset and utilized by Mr. Drohan for the exercise of 322,730 Rights to purchase 322,730 shares of the Company’s Common Stock at $1.25 per share. During the year ended December 31, 2011, $125,000 of such accrued but unpaid salary due to Mr. Drohan was offset and utilized by him for the exercise of 100,000 stock options at $1.25 per share.

2. At December 31, 2012, 2011 and 2010, unpaid accrued officer’s compensation due to Mr. Kuczynski was $145,658; $139,249; and $132,250 respectively. During the year ended December 31, 2012, $11,591 of such accrued but unpaid salary and $51,497 of principal and interest owed by the Company to Mr. Kuczynski pursuant to a promissory note was offset and utilized by Mr. Kuczynski for the exercise of 50,470 Rights to purchase 50,470 shares of the Company’s Common Stock at $1.25 per share. During the year ended December 31, 2011, $62,500 of such accrued but unpaid salary due to Mr. Kuczynski was offset and utilized by him for the exercise of 50,000 stock options at $1.25 per share.

3. At December 31, 2012, 2011 and 2010, unpaid accrued officer’s compensation due to Mr. Hanley was $102,550; $108,800; and $43,799 respectively. During the year ended December 31, 2012, $31,250 of such accrued but unpaid salary owed by the Company to Mr. Hanley was offset and utilized by Mr. Hanley for the exercise of 25,000 Rights to purchase 25,000 shares of the Company’s Common Stock at $1.25 per share. During the year ended December 31, 2010, $100,000 of such accrued but unpaid salary due to Mr. Hanley was offset and utilized by him for the purchase of 82,305 shares of the Company’s Common Stock at $1.215 per share.

4. At December 31, 2012, 2011 and 2010, unpaid accrued officer’s compensation due to Mr. Hamdan was zero.

Director Compensation

Independent Directors are compensated by the Company for their services as directors of the Company. Directors of the Company who are employees of the Company do not receive additional compensation for their services as directors.

The following table sets forth information relating to the aggregate compensation received by the then current Independent Directors of the Registrant for services in all capacities during the Registrant's fiscal year ended December 31, 2012.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1)(2) ($)	All Other Compensation ($)	Total ($)
Salvatore Bucchere (3)	$ 1,000	$ 0	$42,652	$ 0	$ 43,652
Kevin Green (3)	$ 500	$ 0	$ 0	$ 0	$ 500
Louis Lombardo	$ 2,000	$ 0	$42,652	$ 0	$ 44,652
(1)

Column (d) represents the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718, and not an amount paid to or realized by the named director. There can be no assurance that the amounts determined by ASC 718 will ever be realized. Assumptions used in the calculation of these amounts are included in Note 1 - STOCK-BASED COMPENSATION and Note 6 – STOCK OPTIONS to the Company's audited financial statements for the fiscal year ended December 31, 2012.

(2)
In December 2012, the Company extended the expiration date of all January 2012 Options from December 31, 2012 to December 31, 2013. As of December 31, 2012, (a) each of Mr. Lombardo and the estate of Mr. Bucchere had 50,000 fully vested January 2012 Options and Mr. Green had no January 2012 Options. In addition as of December 31, 2012, Mr. Lombardo held (i) 2,000 fully vested Stock Options exercisable at $0. 85 per share and (ii) 2,000 fully vested Stock Options exercisable at $1.70 per share; Mr. Green held (i) 2,000 fully vested Stock Options exercisable at $0.85 per share and (ii) 2,000 fully vested Stock Options exercisable at $0.51 per share; and the estate of Mr. Bucchere held (i) 2,000 fully vested Stock Options exercisable at $0.85 per share, (ii) 2,000 fully vested Stock Options exercisable at $0.51 per share, and (iii) 6,000 fully vested Stock Options exercisable at $4.50 per share (See: “Equity Compensation Plan Information” - “Stock Options Granted to Independent Directors” below).

(3)	Mr. Green resigned in January 2012 and Mr. Bucchere died in April 2012.

Independent Directors are compensated for their services as a director as shown in the chart below:
Schedule of Independent Director Fees December 31, 2012

Compensation Item	Amount

Annual Retainer	$0
Attendance at Annual Meeting	500
Per Board Meeting Fee (attendance in person)	500
Per Board Meeting Fee (attendance by teleconference)	250
Per Committee Meeting Fee (in person or by teleconference)	0
Appointment Fee Upon Election to Board of Directors	0
Non-qualified stock options	(1)(2)
(1)
On the date of appointment to the Board of Directors, new Independent Directors are entitled to a one- time grant of 6,000 non-qualified stock options at the closing price on the date of grant, vesting 2,000 on the date of grant and 2,000 on the first business day of January in each of the two years next following the date of grant.

(2)
For Independent Directors that have served on the Board for at least 3 years, 2,000 options (or such other number of options as determined by the Board in its discretion) will be granted on the first business day of January in each fiscal year next following such 3 year period, at the closing price on the date of such grant, and vesting immediately upon grant.

Compensation discussion and analysis

The Board of Directors has long recognized that the Named Executive Officers and the Company’s Independent Director (collectively, the “Company Executives”) have been substantially underpaid for years relative to their talents and to the efforts they expend on the Company’s behalf. The previously disclosed history of the long and frequent delays by the Government of Oman relative to the timely signing the DA have caused hardship both for the Company and for the Company Executives. In order to conserve its cash resources, the Company has frequently suspended the already inadequate compensation arrangements it has with the Company Executives by not paying or partially paying such compensation and accruing the unpaid portions of such compensation on its books as compensation payable. The Company Executives have nevertheless exhibited remarkable resiliency, loyalty to the Company and dedication to their work and have labored diligently, often with little or no compensation, in order to accomplish the Company’s single most important strategic objective of signing the DA with the Government. Also, the Company’s president, its vice-president and its Independent Director have each made loans to the Company during the past few years.

As soon as practicable after Omagine LLC signs the DA with the Government, the Company plans to institute a formal plan for performance based compensation for all its executives and senior staff, including the Company Executives. This intended compensation plan will be designed to align executive compensation with the achievement by the Company of its long-term goals and objectives. Until such time as such plan is implemented however, and given the Company’s current cash restraints, the Company has attempted to incentivize the Company Executives on an ad hoc basis.

Beginning in 2007 and continuing to date, the Company has frequently suspended and accrued salary payments due to its Company Executives who are officers of the Company. From 2010 through 2012, the Company failed, to pay in accordance with its normal payroll procedures a total of $375,000 of salary due to its president & chief executive officer; a total of $132,500 of salary due to its vice-president & secretary; and a total of $150,000 of salary due to its controller & principal accounting officer. Consistent with the Company’s practice in periods prior to 2010, such unpaid salaries were accrued on the Company’s books as salaries payable and portions thereof were sometimes paid at later dates, as and when the Company’s financial circumstances permitted. Significantly, and in a further demonstration of their support of the Company, the Company Executives who are officers of the Company also, from time to time, exchanged portions of the accrued but unpaid salary due them for shares of Common Stock in the Company. None of such share purchases by such Company Executives were executed at preferential prices. In this regard:

•
In August 2011, the company’s president exchanged $125,000 of accrued but unpaid salary due to him in order to exercise 100,000 Stock Options held by him at $1.25 per share, and in March 2012 he also exchanged an aggregate of $403,413 of unpaid salary and accrued principal and interest due to him from the Company under a promissory note, in order to exercise 322,730 Rights to purchase 322,730 shares of Common Stock at $1.25 per share in the Company’s recent Rights Offering, and

•
In August 2011, the company’s vice-president exchanged $62,500 of accrued but unpaid salary due to him in order to exercise 50,000 Stock Options held by him at $1.25 per share, and in March 2012, he also exchanged an aggregate of $63,088 of unpaid salary and accrued principal and interest due to him from the Company under a promissory note, in order to exercise 50,470 Rights to purchase 50,470 shares of Common Stock at $1.25 per share in the Company’s recent Rights Offering, and

•
In July 2010, the company’s controller exchanged $100,000 of accrued but unpaid salary due to him in order to purchase 82,305 shares of the Company’s Common Stock at $1.215 per share, and in March 2012 he also exchanged $31,250 of accrued but unpaid salary due to him in order to exercise 25,000 Rights to purchase 25,000 shares of Common Stock at $1.25 per share in the Company’s recent Rights Offering.

The company’s Independent Director has made loans to the Company totaling $150,000 which are represented by convertible promissory notes.

In an effort to retain the services of the Company Executives (and other Company consultants) which the Company deems critical to its ongoing operations, the Company has issued Stock Options to the Company Executives and to other Company consultants (See: “Equity Compensation Plan Information” and “Employment Agreements and Consulting Agreement” below). In December 2012 the Company extended the expiration date of the January 2012 Stock Options held by the Company Executives.

The Company Executives recognize the extraordinary advance in the Company’s prospects expected to occur if the DA is signed with the Government and the implementation of the Omagine Project as presently conceived is undertaken by Omagine LLC. While they also recognize the extraordinary personal and professional risks, both financial and otherwise, they have undertaken in order to pursue this Company goal, the Company Executives are nevertheless greatly surprised at the excessive length of time taken by the Government’s decision making process and the attendant additional risk incurred by them as a result of those delays.

Should Omagine LLC ultimately fail to sign the DA and move forward with the development of the Omagine Project in Oman, (i) the past several years of under-compensation to the Company Executives will be misused years for them, (ii) the accrued but unpaid compensation payable to the Company Executives will likely be lost, (iii) the shares of the Company’s Common Stock purchased by the Company Executives will likely decline in value, and (iv) the Stock Options held by the Company Executives will likely expire worthless.

If, on the other hand, the efforts of the Company Executives on behalf of the Company are successful and the DA is ultimately signed by Omagine LLC and the Government, it is likely that the past years of under-compensation to the Company Executives will have been a worthwhile sacrifice, that the accrued but unpaid salary payable to the Company Executives will be paid to them, and that the Common Stock and Stock Options held by the Company Executives will become valuable.

In view of the inordinate delays by the Government to date, and the extraordinary efforts, risks and sacrifices undertaken on behalf of the Company by the Company Executives, the Board of Directors has determined that if, and only if, the DA is signed by Omagine LLC and the Government, the Company will then award a one-time cash bonus (a “DA Success Bonus”) to each of the Company Executives in compensation for the aforesaid efforts, risks and sacrifices so undertaken by them which resulted in the realization of the Company’s primary strategic objective of signing the DA. The amount of each such DA Success Bonus has not yet been determined by the Board of Directors but each such amount is expected to be substantial and commensurate with (a) the value added to the Company as a result of the contribution made by each such Company Executive to the Company’s success in achieving its primary strategic objective of signing the DA with the Government, and (b) the efforts expended by each such Company Executive in attaining that objective.

If Omagine LLC signs the DA with the Government, then in determining its compensation policies and decisions subsequent thereto, the Company shall seek a shareholder advisory vote on its executive compensation policy (including any proposed DA Success Bonus awards) as required by section 14A of the Exchange Act. The Company does not presently have written employment agreements with any of its executive officers (See: “Employment Agreements and Consulting Agreement” below).

Equity Compensation Plan Information

Two million five hundred thousand (2,500,000) shares of Common Stock are reserved for issuance under the Plan. The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the "Recipients") by giving such Recipients the opportunity to acquire stock ownership in Omagine, Inc. through the granting of Stock Options to purchase shares of the Company’s Common Stock.

On January 15, 2013 pursuant to the Plan and a resolution of the Board of Directors, Mr. Lombardo was granted 2,000 Stock Options exercisable at $1.38 per share which expire on January 14, 2018. On April 13, 2012 pursuant to the Plan and a resolution of the Board of Directors, Mr. Lombardo was granted 2,000 Stock Options exercisable at $1.70 which expire on April 18, 2017.

On January 2, 2012, pursuant to the Plan and a resolution of the Board of Directors, thirteen individuals who were either employees, directors or consultants to the Company at such time were granted an aggregate total of 1,994,000 January 2012 Options exercisable at $1.70. On January 31, 2012, 50,000 January 2012 Options previously issued to Mr. Green, an Independent Director, were cancelled in accordance with their terms upon Mr. Green’s resignation. On April 9, 2012, Mr. Bucchere, an Independent Director, died and, pursuant to the Plan, all 50,000 January 2012 Options previously granted to him immediately vested and the expiration date of Mr. Bucchere’s January 2012 Options and all other Stock Options then held by him were fixed at April 8, 2013. On April 13, 2012 pursuant to the Plan and a resolution of the Board of Directors, 21,000 January 2012 Options which were intended to be granted on January 2, 2012 but were not available under the Plan at such time, were granted to two individuals as follows: (i) a consultant to the Company was granted 10,000 January 2012 Options, and (ii) Mr. Frank Drohan, the Company’s president, was granted an additional 11,000 January 2012 Options. In view of the long delays being experienced by the Company resulting from the Government’s delays in signing the DA and because of the Board of Directors’ determination that the continued services of the individuals holding January 2012 Options was required, the Board of Directors resolved on December 26, 2012, to extend the expiration date of all January 2012 Options (including the 50,000 January 2012 Options held by the estate of Mr. Bucchere) to December 31, 2013.

All January 2012 Options are exercisable at $1.70 per share, have a “cashless exercise” feature, are fully vested as of the date hereof, expire on December 31, 2013, and (except with respect to Mr. Bucchere’s January 2012 Options) require the holder thereof to be an employee of or a consultant to the Company at the time of exercise.

January 2012 Options may be exercised at any time prior to 5 P.M. Eastern Time in the United States on December 31, 2013 as follows, by either: (1) paying the $1.70 exercise price in cash to the Company, or (2) electing to pay the $1.70 exercise price via the cashless exercise feature of the January 2012 Options:

1)
January 2012 Options may be exercised in whole or in part by the holder thereof by delivery of a written notice to the Company (the “Exercise Notice”), of such holder’s election to exercise such January 2012 Options, which Exercise Notice shall (a) specify the number of shares of Common Stock (“Option Shares”) to be purchased, (b) be accompanied by payment to the Company of an amount equal to $1.70 per Option Share multiplied by the number of Option Shares for which the January 2012 Options are being exercised (the “Aggregate Option Exercise Price”) in cash or wire transfer of immediately available funds, and (c) include the surrender of the relevant certificate representing such January 2012 Options (or an indemnification undertaking with respect to such January 2012 Options in the case of the loss, theft or destruction of such certificate). Such documentation and payment shall be delivered by such holder to a common carrier for overnight delivery to the Company as soon as practicable following the date of such Exercise Notice, but in no event later than December 30, 2013 (“Cash Basis”) or

2)
by delivering an Exercise Notice and in lieu of making payment of the Aggregate Option Exercise Price in cash or wire transfer, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (the “Cashless Exercise”):

Net Number = (A x B) – (A x C)
B
For purposes of the foregoing formula:

A =	the total number of Option Shares with respect to which the relevant January 2012 Options are then being exercised.
B =	the closing bid price of the Common Stock on the date of exercise of the relevant January 2012 Options.
C =	the exercise price of one dollar and seventy cents ($1.70) in United States currency.

Stock Options Granted to the Named Executive Officers

The following table shows the number of shares of Common Stock covered by exercisable and un-exercisable options held by the Named Executive Officers on December 31, 2012.

(a)	(b)	(c)	(d)	(e)
Name	Number of Common Shares Underlying Unexercised Options (#) Exercisable	Number of Common Shares Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price	Option Expiration Date
Frank J. Drohan (1)	750,000	0	$1.70	December 31, 2013
	80,000	20,000	$2.60	September 22, 2018

Charles P. Kuczynski (2)	250,000	0	$1.70	December 31, 2013
	40,000	10,000	$2.60	September 22, 2018

William Hanley (3)	60,000	0	$1.70	December 31, 2013
	6,000	0	$2.60	September 22, 2013

Sam Hamdan (4)	750,000	0	$1.70	December 31, 2013
	160,000	0	$1.25	March 30, 2017
(1)
In September 2008, 100,000 Stock Options, vesting ratably over five years and exercisable at $2.60 per share, were granted to the Company's President & Chief Executive Officer. In January and April of 2012, an aggregate of 750,000 Stock Options, vesting 50% upon grant and 50% on July 1, 2012 and exercisable at $1.70 per share were granted to the Company's President & Chief Executive Officer. There can be no assurance that the Grant Date Fair Value of Stock Option awards will ever be realized.

(2)
In September 2008, 50,000 Stock Options, vesting ratably over five years and exercisable at $2.60 per share, were granted to the Company's Vice-President & Secretary. In January 2012, 250,000 Stock Options, vesting 50% upon grant and 50% on July 1, 2012 and exercisable at $1.70 per share were granted to the Company's Vice-President & Secretary. There can be no assurance that the Grant Date Fair Value of Stock Option awards will ever be realized.

(3)
In September 2008, 6,000 Stock Options, vesting immediately upon grant and exercisable at $2.60 per share, were granted to the Company's Controller & Principal Accounting Officer. In January 2012, 60,000 Stock Options, vesting 50% upon grant and 50% on July 1, 2012 and exercisable at $1.70 per share were granted to the Company's Controller & Principal Accounting Officer. There can be no assurance that the Grant Date Fair Value of Stock Option awards will ever be realized.

(4)
In March 2007, 160,000 Stock Options, vesting ratably over five years and exercisable at $1.25 per share, were granted to a consultant to the Company who is also the Deputy Managing Director of Omagine, LLC. In January 2012, 750,000 Stock Options, vesting 50% upon grant and 50% on July 1, 2012 and exercisable at $1.70 per share were granted to the Deputy Managing Director of Omagine, LLC. There can be no assurance that the Grant Date Fair Value of Stock Option awards will ever be realized.

The following table shows the number of shares of Common Stock covered by unexpired non-qualified Stock Options issued to the Named Executive Officers under the Plan and unexercised as of August 9, 2013.

Name	Number of Options	Exercise Price	Date of Grant	Expiration Date

Frank Drohan	100,000	$2.60	9/23/2008	9/22/2018
Frank Drohan	739,000	$1.70	1/2/2012	12/31/ 2013
Frank Drohan	11,000	$1.70	4/13/2012	12/31/ 2013

Charles Kuczynski	50,000	$2.60	9/23/2008	9/22/2018
Charles Kuczynski	250,000	$1.70	1/2/2012	12/31/ 2013

William Hanley	6,000	$2.60	9/23/2008	9/22/2013
William Hanley	60,000	$1.70	1/2/2012	12/31/ 2013

Sam Hamdan	160,000	$1.25	3/19/2007	3/31/2017
Sam Hamdan	750,000	$1.70	1/2/2012	12/31/ 2013

In August 2011, Mr. Drohan exercised 100,000 Stock Options at $1.25 to purchase 100,000 Common Shares and Mr. Kuczynski exercised 50,000 Stock Options at $1.25 to purchase 50,000 Common Shares.

Stock Options Granted to Independent Directors

The following table shows the number of shares of Common Stock covered by unexpired non-qualified Stock Options issued to Independent Directors of the Company under the Plan and unexercised as of August 9, 2013.

Name	Number of Options	Exercise Price	Date of Grant	Expiration Date

Louis Lombardo	2,000	$0.85	5/17/2011	5/16/2016
Louis Lombardo	50,000	$1.70	1/2/2012	12/31/ 2013
Louis Lombardo	2,000	$1.70	4/13/2012	4/ 12 /2017
Louis Lombardo	2,000	$1.38	1/15/2013	1/14/2018

Salvatore Bucchere	50,000	$1.70	1/2/2012	12/31 /2013

Kevin Green	2,000	$0.51	7/1/2010	6/30/2015
Kevin Green	2,000	$0.85	5/17/2011	5/16/2016

On the date of appointment to the Board of Directors, new Independent Directors are entitled to a one-time grant of 6,000 non-qualified stock options (or such other number of options as determined by the Board in its discretion). The price of the Common Stock underlying such options is the closing bid price on the date of grant and the options vest ratably over the three year period subsequent to such date of appointment provided such Independent Director continues to hold office on the date of such vesting. Independent Directors that have served on the Board of Directors for at least 3 years may be granted 2,000 options (or such other number of options as determined by the Board of Directors in its discretion) on the first business day of each fiscal year subsequent to such three years of service (or on such other day subsequent thereto as determined by the Board of Directors in its discretion) at an exercise price equal to the closing bid price on the date of grant and such options shall vest immediately upon grant.

Mr. Lombardo presently holds 56,000 fully vested Stock Options (2,000 exercisable at $0.85 expiring on May 16, 2016; 2,000 exercisable at $1.70 expiring on April 12, 2017; 2,000 exercisable at $1.38 expiring on January 14, 2018; and 50,000 exercisable at $1.70 expiring on December 31, 2013). Mr. Lombardo’s January 2012 Options require him to be an Independent Director of the Company at the time of the exercise of any January 2012 Options.

Mr. Salvatore Bucchere was an Independent Director at the time of his death on April 9, 2012. Pursuant to the Plan, all Stock Options then held by Mr. Bucchere immediately vested and were assigned an expiration date of April 8, 2013. On April 8, 2013, the Estate of Salvatore J. Bucchere exercised 4,000 Stock Options to purchase 4,000 Common Shares. 2,000 of which were at an exercise price of $0.51 per share and the other 2,000 of which were at an exercise price of $0.85 per share. 6,000 Stock Options exercisable at $4.50 per share held by Mr. Bucchere expired unexercised on April 8, 2013. Pursuant to a resolution of the Board of Directors, the expiration date for all January 2012 Options (including Mr. Bucchere’s 50,000 January 2012 Options) was extended to December 31, 2013. Mr. Bucchere’s estate presently holds 50,000 fully vested January 2012 Options which are exercisable at $1.70 and expire on December 31, 2013).

Mr. Kevin Green was an Independent Director until his resignation on January 31, 2012. Pursuant to their terms, Mr. Green’s 50,000 January 2012 Options were cancelled concurrently with his resignation. Mr. Green presently holds 4,000 fully vested Stock Options (2,000 exercisable at $0.51 expiring on June 30, 2015 and 2,000 exercisable at $0.85 expiring on May 16, 2016).

Report on the Re-pricing of Any Options or Stock Appreciation Rights

There was no re-pricing of any options during fiscal year 2012. The Company has never issued any stock appreciation rights. In December 2012, the Company extended the expiration date of all January 2012 Options from December 31, 2012 to December 31, 2013. (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations  -  Results of Operations” and Note 6 – STOCK OPTIONS to the Company's audited financial statements for the fiscal years ended December 31, 2012).

Employment Agreements

The Company presently has no employment agreements with any of its employees.

In September 2001, Omagine, Inc. entered into an employment agreement (the “Drohan Agreement”) with Mr. Frank J. Drohan, Chief Executive Officer of the Company. Pursuant to the Drohan Agreement, Omagine, Inc. was obligated through December 31, 2010 to pay its President and Chief Executive Officer, Mr. Frank J. Drohan, an annual base salary of $125,000, plus an additional amount based on a combination of the Company’s net sales and earnings before taxes. Mr. Drohan's employment agreement provided for an option to purchase 20,000 shares of Common Stock at $1.25 per share during each of the first five years of the employment term (the “Drohan Options”), and payment by the Company of certain life and disability insurance premiums on Mr. Drohan's behalf. The Drohan Options were exercised by Mr. Drohan in August 2011. By mutual agreement between the Company and Mr. Drohan, the Drohan Agreement was modified to provide that the Company could from time to time suspend salary payments to Mr. Drohan and Mr. Drohan would continue to provide services to the Company pursuant to the Drohan Agreement and the Company would accrue Mr. Drohan’s unpaid salary. From 2009 through the date hereof, all or portions of Mr. Drohan’s annual salary was not paid to him in a timely manner in accordance with the Company’s normal payroll practices and was accrued by the Company. The Company has agreed to pay any remaining unpaid and accrued salary to Mr. Drohan without interest when and if the Company has the financial resources to do so. On September 23, 2008 the Board of Directors granted 100,000 non-qualified stock options to Mr. Drohan which vest ratably over the five years after the grant date and which are exercisable at $2.60 per share. 20,000 of such options vested on each September 24 of 2009, 2010, 2011 and 2012 and the final 20,000 of such options shall vest on September 24, 2013. Expiration of all such options is ten years from the date of grant. The Board of Directors had determined in January 2012 to grant Mr. Drohan 750,000 January 2012 Options. Because a sufficient number of options were not available under the Plan at the time however, pursuant to a resolution of the Board of Directors, the Company granted 739,000 January 2012 Options to Mr. Drohan on January 2, 2012. On April 13, 2012 pursuant to a further resolution of the Board of Directors, the Company granted Mr. Drohan an additional 11,000 January 2012 Options. Mr. Drohan’s January 2012 Options are fully vested and require him to be an employee of the Company at the time of the exercise of any January 2012 Options. All January 2012 Options are exercisable at $1.70 per share, have a cashless exercise feature and may be exercised in whole or in part at any time before their expiry date of December 31, 2013. All unexercised January 2012 Options will expire on December 31, 2013. The Board of Directors has determined that when and if the Development Agreement for the Omagine Project is signed by Omagine LLC and the Government, the Company will award a substantial DA Success Bonus to Mr. Drohan in an amount that has yet to be determined. If Omagine LLC signs the DA with the Government, then in determining its compensation policies and decisions subsequent thereto, the Company shall seek a shareholder advisory vote on its executive compensation policy (including any proposed DA Success Bonus awards) as required by section 14A of the Exchange Act. The Company presently plans to enter into a new employment agreement with Mr. Drohan at some time during 2013, although the terms of such employment agreement have not yet been determined.

Pursuant to a written employment agreement effective September 1, 2001 (the “Kuczynski Agreement”), Omagine, Inc. was obligated through December 31, 2010 to pay its Vice-President & Secretary, Mr. Kuczynski, an annual base salary of $75,000, plus an additional bonus based on a combination of the Company’s net sales and earnings before taxes. The Kuczynski Agreement provided for an option to purchase 10,000 shares of Common Stock at $1.25 per share during each of the first five years of the employment term (the “Kuczynski Options”). By mutual agreement between the Company and Mr. Kuczynski, the Kuczynski Agreement was ended but the Kuczynski Options were maintained in effect. The Kuczynski Options were exercised by Mr. Kuczynski in August 2011. Mr. Kuczynski is presently employed by the Company at an annual salary of $100,000 and from 2009 through the date hereof, Omagine, Inc. has from time to time fully or partially suspended salary payments to Mr. Kuczynski and Mr. Kuczynski has continued to provide services to the Company and the Company has accrued Mr. Kuczynski’s unpaid salary which was not paid to him in a timely manner in accordance with the Company’s normal payroll practices. The Company has agreed to pay any remaining unpaid and accrued salary to Mr. Kuczynski without interest when and if the Company has the financial resources to do so. On September 23, 2008 the Board of Directors granted 50,000 non-qualified stock options to Mr. Kuczynski which vest ratably over the five years after the grant date and which are exercisable at $2.60 per share. 10,000 of such options vested on each September 24 of 2009, 2010, 2011 and 2012 and the final 10,000 of such options shall vest on September 24, 2013. Expiration of all such options is ten years from the date of grant. Pursuant to a resolution of the Board of Directors, the Company granted 250,000 January 2012 Options to Mr. Kuczynski. Mr. Kuczynski’s January 2012 Options are fully vested and require him to be an employee of the Company at the time of the exercise of any January 2012 Options. All January 2012 Options are exercisable at $1.70 per share, have a cashless exercise feature and may be exercised in whole or in part at any time before their expiry date of December 31, 2013. All unexercised January 2012 Options will expire on December 31, 2013. The Board of Directors has determined that when and if the Development Agreement for the Omagine Project is signed by Omagine LLC and the Government, the Company will award a substantial DA Success Bonus to Mr. Kuczynski in an amount that has yet to be determined. If Omagine LLC signs the DA with the Government, then in determining its compensation policies and decisions subsequent thereto, the Company shall seek a shareholder advisory vote on its executive compensation policy (including any proposed DA Success Bonus awards) as required by section 14A of the Exchange Act. The Company presently plans to enter into a new employment agreement with Mr. Kuczynski at some time during 2013, although the terms of such employment agreement have not yet been determined.

Employment Benefits

Omagine, Inc. sponsors a 401(k) retirement plan for all eligible employees and provides and pays for group medical insurance for all employees choosing to participate in its group medical insurance plan.

The Registrant adopted the Omagine, Inc. 401(k) Plan DTD 10-01-2008 (the "401(k) Plan") which is qualified under Section 401(k) of the Internal Revenue Code as a pre-tax plan for eligible employees of the Company. Omagine, Inc. does not presently match any employee contributions made to the 401(k) Plan. The Registrant made the maximum allowable discretionary contribution to all eligible employees participating in the 401(k) Plan in 2011, 2012 and 2013 in the form of 51,784, 50,834 and 55,253 shares of Common Stock respectively. Future discretionary contributions and/or matching of employee contributions by the Registrant, if any, will be made pursuant to the recommendation of Omagine, Inc.'s Board of Directors.

Consulting Agreement

Effective March 19, 2007 Omagine, Inc. entered into a consulting agreement originally set to expire on December 31, 2007 but which now expires on December 31, 2013 (the “Hamdan Agreement”) with Mr. Sam Hamdan. Pursuant to the Hamdan Agreement, (i) Mr. Hamdan provides consulting services to the Company, (ii) under certain circumstances and conditions precedent, Mr. Hamdan may become the President and Chief Operating Officer of Omagine, Inc., and (iii) Omagine, Inc. issued Mr. Hamdan options to purchase up to 160,000 shares of Omagine, Inc.’s Common Stock at $1.25 per share (the “Hamdan Option”). The Hamdan Option vested ratably over the 5 year period beginning on April 1, 2007 and it expires on March 30, 2017. The Hamdan Option is exercisable only if, at the time of such exercise: (i) the Hamdan Agreement is in effect, or (ii) Mr. Hamdan is an employee of the Company. The Hamdan Agreement was renewed four times (effective December 31, 2007, 2008, 2009 and 2010) without further compensation to Mr. Hamdan. Upon the fifth renewal of the Hamdan Agreement effective December 31, 2011 and pursuant to a resolution of the Board of Directors, Mr. Hamdan was granted 750,000 January 2012 Options. Mr. Hamdan’s January 2012 Options are fully vested and require him to be an employee of or a consultant to the Company at the time of the exercise of any January 2012 Options. All unexercised January 2012 Options will expire on December 31, 2013. Mr. Hamdan also serves without compensation as the Deputy Managing Director of our 60% owned subsidiary, Omagine LLC. The Hamdan Agreement was again renewed in December 2012 without further compensation to Mr. Hamdan and now expires on December 31, 2013 (See: Exhibit 10.5).

On December 8, 2011, the Board of Directors approved grants of an aggregate of 215,000 restricted shares of Common Stock to six consultants other than Mr. Hamdan.

Compensation Committee Interlocks and Insider Participation

Although the information required under this caption is not required for the Company since it is a smaller reporting company, the Registrant nevertheless is choosing to include the following information in order to provide clarity regarding its present circumstances, the structure and membership of its compensation committee, and its future plans regarding membership of its compensation committee.

At January 1, 2012, the then three Independent Directors who were members of the Board of Directors, Mr. Lombardo, Mr. Bucchere and Mr. Green comprised the entire membership of the compensation committee. Mr. Green resigned on January 31, 2012 and Mr. Bucchere died on April 9, 2012. Mr. Green was a member of the compensation committee from January 1, 2012 until his resignation on January 31, 2012. Mr. Bucchere was a member of the compensation committee from January 1, 2012 until his sudden and unexpected death on April 9, 2012. Mr. Lombardo was a member of the compensation committee and its chairman during all of 2012, and at December 31, 2012, Mr. Lombardo, who is an Independent Director, was the sole member of the compensation committee.

No person who was a member of the compensation committee during 2012 was an officer or employee of the Registrant or a former officer or employee of the Registrant. Other than the $150,000 loan to the Company made by Mr. Lombardo, no person who was a member of the compensation committee during 2012 is a party to any related party transaction with the Registrant (See: “Certain Relationships and Related Transactions and Director Independence”).

During the fiscal year ended December 31, 2012, no executive officer of the Registrant served as a:

i.
member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee or board of directors of the Registrant, or

ii.	director of another entity, one of whose executive officers served on the compensation committee of the Registrant, or

iii.
member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Registrant.

In view of the ongoing vacancies on its Board of Directors, the Company’s limited resources, and the limited number of Company employees available to address currently pressing business requirements, the Board of Directors resolved on March 15, 2013 to temporarily suspend the activities of the compensation committee and to have responsibility for all such activities assumed by the full Board of Directors. (See: “Compensation discussion and analysis” in this section above).

The Board of Directors is presently attempting to fill the two board vacancies for Independent Directors. Upon the filling of the aforesaid Board of Directors vacancies, two additional Independent Directors will be appointed to the compensation committee. Such vacancies are not presently expected to be filled until after the Development Agreement for the Omagine Project is signed with the Government of Oman.

Board leadership structure and role in risk oversight.

Mr. Frank J. Drohan is the President and Chief Executive Officer of the Registrant and is also the Chairman of the Board of Directors of the Company. Up until his sudden and unexpected death on April 9, 2012, Mr. Salvatore Bucchere was the lead Independent Director on the Board of Directors. In this capacity, he consulted frequently (at least bi-weekly) with Mr. Drohan (who is often located overseas in Oman) and with Mr. Kuczynski who is a non-independent director and the Vice-President of the Company. Mr. Bucchere, in turn, communicated frequently with the Company’s other two Independent Directors, Mr. Lombardo  and Mr. Green (who resigned in January 2012) in order to keep them apprised of current Company issues, events and risks. Mr. Bucchere was an accountant and an audit committee financial expert. Mr. Green is a practicing attorney. Mr. Lombardo is a retired senior executive with extensive experience in risk management at a Fortune 500 company.

In view of the limited human and financial resources of the Company and its singular focus on signing the DA, the Company determined that this board structure was appropriate and effective in carrying out its oversight tasks relevant to the company’s activities and to the risks it faced. The Company greatly regrets the loss of the services of Mr. Green and Mr. Bucchere, both of whom were valued advisers. Given its present resource constraints however, and what it perceives as the almost completed process leading to a signed DA with the Government, the Company has determined to focus its limited amount of human and financial resources on getting the DA signed and to therefore postpone active recruitment until after the DA is signed of replacements for its two former Independent Directors.

Although he is not an Independent Director, Mr. Kuczynski, an employee, director and Vice-President of the Company, has assumed the internal communications role formerly carried out by Mr. Bucchere. The Board continues as in the past to exercise its oversight function, including its risk oversight, on both a formal and informal basis between and among its directors. Subsequent to signing the DA, the Board will recruit at least two new members as Independent Directors and will at that time review and revise its policies and procedures as deemed necessary to accommodate the expected rapid growth in the Company’s activities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 9, 2013: (i) the number of shares of Omagine, Inc.'s Common Stock beneficially owned by (a) owners of more than five percent of Omagine, Inc.'s outstanding Common Stock who are known to the Company, (b) the officers of Omagine, Inc. and Omagine, LLC individually, (c) the directors of Omagine, Inc., individually, (d) the officers and directors of Omagine, Inc. and Omagine LLC as a group, and (ii) the percentage of ownership of the outstanding Common Stock represented by such shares.

(a)	(b)	(c)
Name and Address	Beneficial Ownership (1)(10)	Percent (1)

Frank J. Drohan (2)(4)	3,355,370	20.5%
Charles P. Kuczynski (2)(5)	914,205	6.0%
Louis J. Lombardo (2)(6)	218,103	1.5%
Mohammed K. Al-Sada (3)(7)	1,482,920	9.7%
William Hanley (3)(8)	249,317	1.7%
Sam Hamdan (3)(9)	910,000	5.8%

All officers and Directors
As a Group of 5 Persons	5,646,995	31.5%

(1)
Applicable percentage ownership in column (c) is based on 14,833,239 shares of Common Stock of the Company outstanding as of August 9, 2013 and on Common Stock owned by the named individual including Common Stock underlying Stock Options and Warrants owned by the named individual that are exercisable for shares of Common Stock within 60 days of August 9, 2013. Beneficial ownership and shares outstanding are determined in accordance with Rule 13d-3 (d)(1) under the Securities Exchange Act of 1934, as amended (the “Act”). Shares of Common Stock underlying Stock Options or Warrants that are currently exercisable or exercisable within 60 days of August 9, 2013 are deemed to be outstanding and beneficially owned by the person holding such Stock Options or Warrants for the purpose of computing the percentage of outstanding shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by any other person.

(2)	The address for each of these individuals is c/o Omagine, Inc. and each is a director of Omagine, Inc. Messrs. Drohan and Kuczynski are officers of the Company.
(3)	The address for each of these individuals is c/o Omagine, Inc. Mr. Hanley is an officer of Omagine, Inc. and Mr. Hamdan is an officer of Omagine, LLC.
(4)
Amount in column (b) for Mr. Drohan includes 1,859,910 Common Shares owned of record as of June 30, 2013 by Mr. Drohan plus 1,495,460 Common Shares with respect to which Mr. Drohan has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued shares underlying (i) 100,000 Stock Options exercisable at $2.60 per share, (ii) 750,000  Stock Options exercisable at $1.70 per share, (iii) 322,730 Warrants exercisable at $5.00 per share and (iv) 322,730 Warrants exercisable at $10.00 per share.

(5)
Amount in column (b) for Mr. Kuczynski includes 513,265 Common Shares owned of record as of June 30, 2013 by Mr. Kuczynski plus 400,940 Common Shares with respect to which Mr. Kuczynski has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued shares underlying (i) 50,000 Stock Options exercisable at $2.60 per share, (ii) 250,000 Stock Options exercisable at $1.70 per share, (iii) 50,470 Warrants exercisable at $5.00 per share and (iv) 50,470 Warrants exercisable at $10.00 per share.

(6)
Amount in column (b) for Mr. Lombardo includes 59,177 Common Shares owned of record as of June 30, 2013 by Mr. Lombardo plus 158,926 Common Shares with respect to which Mr. Lombardo has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued shares underlying (i) 2,000 Stock Options exercisable at $0.85 per share, (ii) 2,000 Stock Options exercisable at $1.70 per share, (iii) 2,000 Stock Options exercisable at $1.38 per share, (iv) 50,000 Stock Options exercisable at $1.70 per share, (v) 13,230 Warrants exercisable at $5.00 per share, (vi) 13,230 Warrants exercisable at $10.00 per share, and (vii) a convertible promissory note in the principal amount of $150,000 which together with $41,165 of accrued interest thereon (as of June 30, 2013) is convertible at $2.50 per share into 76,466 Common Shares.

(7)
Amount in column (b) for Mr. Al-Sada includes 1,041,800 Common Shares owned of record as of June 30, 2013 by Mr. Al-Sada plus 441,120 Common Shares with respect to which Mr. Al-Sada has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued shares underlying (i) 220,560 Warrants exercisable at $5.00 per share and (ii) 220,560 Warrants exercisable at $10.00 per share.

(8)
Amount in column (b) for Mr. Hanley includes 133,317 Common Shares owned of record as of June 30, 2013 by Mr. Hanley plus 116,000 Common Shares with respect to which Mr. Hanley has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued shares underlying (i) 6,000 Stock Options exercisable at $2.60 per share, (ii) 60,000 Stock Options exercisable at $1.70 per share, (iii) 25,000 Warrants exercisable at $5.00 per share and (iv) 25,000 Warrants exercisable at $10.00 per share.

(9)
All 910,000 Common Shares included in column (b) for Mr. Hamdan are shares with respect to which Mr. Hamdan has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued shares underlying (i) 160,000 Stock Options exercisable at $1.25 per share and (ii) 750,000  Stock Options exercisable at $1.70 per share.

(10)	Subject to community property laws where applicable, each beneficial owner named in column (a) has sole voting and investment power over the shares beneficially owned by him listed in column (b).

Change in Control Arrangements

No change in control arrangements existed at December 31, 2012 or as of the date hereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with related persons.

There were no transactions during the Registrant's 2012 or 2011 fiscal years, nor is there any currently proposed transaction, in which the Registrant was or is to be a participant and in which any related person had or will have a direct or indirect material interest, except as follows:

During 2012 the Company engaged the son of the Company’s President to perform website design services and paid him $1,000 plus 5,000 January 2012 Options for services rendered.

The Company incurred a marketing and promotional expense of $30,220 during 2012 for a sponsorship fee related to the World Conference on Innovation & Entrepreneurship (“WSIE”) which was held in Boston, Massachusetts in December 2012. The WSIE conference is owned by Tranzishen, LLC which is an entity owned by the Deputy Managing Director of our 60% owned subsidiary Omagine LLC., Mr. Sam Hamdan. Mr. Sam Hamdan has a consulting agreement with Omagine, Inc. and he may, under certain circumstances, also become Omagine, Inc.’s president.

Mr. Hamdan and Mr. Drohan plan to form a new corporation (“Newco”) which will not compete with the Company and which will concentrate exclusively on business and consulting opportunities in the MENA Region.

Related Party Payables

At December 31, 2012, the Company has included $705,088 of related party payables in its balance sheet. This amount consisted of notes (“Notes”) and accrued interest payable, unpaid salary and unreimbursed expenses due to officers and directors of the Company. The Notes are attached hereto as Exhibits 10.12, 10.13, 10.14 and 10.15.

Such $705,088 of related party payables are due and owing as follows:

1. Notes and accrued interest payable to officers and directors of the Company:
	June 30,	December 31,
	2013	2012
Due to Frank Drohan, a director and the president of the Company, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:
Principal	$0	$0
Accrued interest	$0	$0

Due to Charles Kuczynski, a director and Secretary of the Company, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:
Principal	$0	$0
Accrued interest	$0	$0

Due to Louis J. Lombardo, a director of the Company, interest at 10%, due on demand, convertible into common stock at a conversion price of $2.50 per share:
Principal	$150,000	$150,000
Accrued interest	$41,165	$33,726

Totals	$191,165	183,726

(a)
On March 30, 2012 a total of $298,988 representing the entire principal amount and accrued interest of (i) $247,492 on Mr. Drohan’s Note and (ii) $51,496 on Mr. Kuczynski’s Note, both as of as of March 30, 2012, were offset against the payment due from Messrs. Drohan and Kuczynski to the Company for the shares of Common Stock purchased by them pursuant to the exercise of their Rights in the Rights Offering.

(b)	Other than as mentioned in note (a) above, the amounts provided in the above chart reflect the largest aggregate amount of principal outstanding during the periods for which disclosures are provided.

2. Unpaid salary and unreimbursed expenses due to officers and directors of the Company:
December 31, 2012

Due to Frank Drohan, a Director and the President of the Company	$273,154
Due to Charles Kuczynski, a Director and the Secretary of the Company	$145,658
Due to William Hanley, the Controller of the Company	$102,550
Totals	$521,362

Director Independence

The Company complies with the standards of "independence" under the NASDAQ Marketplace Rules. Accordingly, a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a material relationship with our company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director who is, or at any time during the past three years, was employed by the Company or by any parent or subsidiary of the Company, shall not be considered independent. Accordingly Louis J. Lombardo meets the definition of an "independent director" under NASDAQ Marketplace Rule 5605(a)(2). At December 31, 2012 one of the Registrant’s three directors, Mr. Lombardo, is independent.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Certificate of Incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

• Any breach of their duty of loyalty to our Company or to our stockholders.
• Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
• Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
• Any transaction from which the director derived an improper personal benefit.
We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Certificate of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are filing with the SEC a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, covering the securities being offered. As permitted by the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this Prospectus, please see the Registration Statement and the exhibits filed with the Registration Statement. A copy of the Registration Statement and the exhibits filed with the Registration Statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. Such periodic reports, proxy statements and other information are also available for inspection and copying at our Company website. The address of our website is www.omagine.com.

August   , 2013

OMAGINE, INC.

6,422,124 Common Stock Purchase Warrants

and

3,211,062 Shares of Common Stock

Issuable upon the Exercise of Common Stock Purchase Warrants at $5.00 per Share

and

3,211,062 Shares of Common Stock

Issuable upon the Exercise of Common Stock Purchase Warrants at $10.00 per Share

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this Prospectus.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$73,722	$62,127
Prepaid expenses and other current assets	11,378	164,139
Total Current Assets	85,100	226,266

PROPERTY AND EQUIPMENT:
Office and computer equipment	141,963	141,963
Less accumulated depreciation and amortization	(135,388)	(133,775)
	6,575	8,188

Other assets	29,981	12,161

TOTAL ASSETS	$121,656	$246,615

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Convertible notes payable and accrued interest	$334,072	$320,435
Accounts payable	174,370	144,763
Accrued officers payroll	645,112	521,362
Accrued expenses and other current liabilities	135,865	107,528
Total Current Liabilities	1,289,419	1,094,088
Long Term Liabilities	-	-

TOTAL LIABILITIES	1,289,419	1,094,088

STOCKHOLDERS' DEFICIT

Preferred stock:
$0.001 par value
Authorized: 850,000 shares
Issued and outstanding: - none	-	-

Common stock:
$0.001 par value
Authorized: 50,000,000 shares
Issued and outstanding:
14,773,204 shares in 2013 and 14,369,041 in 2012	14,773	14,369
Committed to be issued:
107,500 shares in 2012		107
Capital in excess of par value	25,093,620	23,996,481
Deficit accumulated prior to development stage
commencing on October 11, 2005	(9,201,144)	(9,201,144)
Deficit accumulated during the development stage
commencing October 11, 2005	(17,064,774)	(15,666,705)
Total Omagine, Inc. stockholders' deficit	(1,157,525)	(856,892)
Noncontrolling interests in Omagine LLC	(10,238)	9,419

Total Stockholders' Deficit	(1,167,763)	(847,473)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$121,656	$246,615

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY )
CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended June 30,		Six Months Ended June 30,		From the Period October 11, 2005 (Inception of Development Stage) to June 30,
	2013	2012	2013	2012	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUE:
Total revenue	$-	$-	$-	$-	$-

OPERATING EXPENSES:

Officers and directors compensation (including stock-based
compensation of $216,081,$343,781, 508,412, $608,854,
and $2,584,771, respectively)	292,331	420,031	660,912	762,854	4,398,938
Professional fees	65,722	3,335	74,813	14,362	1,434,055
Consulting fees (including stock-based compensation
of $146,341, $178,335, $421,627, $351,184, and
$ 1,165,782, respectively)	147,104	163,350	429,699	360,904	2,716,526
Commitment fees	-	-	-	-	300,000
Travel	27,233	53,156	61,358	71,475	1,056,042
Occupancy	37,292	13,269	68,212	58,675	932,652
Other selling general and administrative	48,252	51,423	108,774	153,416	1,510,578
Total Costs and Expenses	617,934	704,564	1,403,768	1,421,686	12,348,791

OPERATING LOSS	(617,934)	(704,564)	(1,403,768)	(1,421,686)	(12,348,791)

OTHER (EXPENSE) INCOME
Settlement of Qatar Real Estate development dispute	-	-	-	-	1,004,666
Impairment of goodwill	-	-	-	-	(5,079,919)
Interest expense	(7,177)	(8,757)	(13,958)	(22,811)	(257,667)
Amortization of Debt discount	-	-	-	-	(93,910)
Interest income	-	-	-	-	8,805
Other (Expense) - Net	(7,177)	(8,757)	(13,958)	(22,811)	(4,418,025)

NET LOSS FROM DEVELOPMENT STAGE ENTITY - CONTINUING
OPERATIONS DEVELOPMENT	(625,111)	(713,321)	(1,417,726)	(1,444,497)	(16,766,816)

Add net loss attributable to noncontrolling interests in Omagine LLC	13,085	7,880	19,657	20,639	75,810

NET LOSS ATTRIBUTABLE TO OMAGINE, INC.	(612,026)	(705,441)	(1,398,069)	(1,423,858)	(16,691,006)

LOSS FROM DISCONTINUED OPERATIONS - SPORTS
APPAREL	-	-	-	-	(345,990)

NET LOSS ACCUMULATED DURING DEVELOPMENT STAGE	(612,026)	(705,441)	(1,398,069)	(1,423,858)	(17,036,996)

Net preferred stock dividends	-	-	-	-	(27,778)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(612,026)	$(705,441)	$(1,398,069)	$(1,423,858)	$(17,064,774)

LOSS PER SHARE - BASIC AND DILUTED	$(0.04)	$(0.05)	$(0.10)	$(0.10)	$(1.79)
LOSS PER SHARE - CONTINUING OPERATIONS - REAL ESTATE
DEVELOPMENT					$(1.75)
LOSS PER SHARE DISCONTINUED OPERATIONS - SPORTS APPAREL					$(0.04)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
- BASIC AND DILUTED	14,684,472	14,347,255	14,522,943	13,820,312	9,533,393

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

								Deficit	Deficit
								Accumulated	Accumulated
								Prior to	During the
			Common Stock					Development	Development
	Preferred Stock .		Issued and Outstanding .		Committed to be issued .		Capital in	Stage	Stage	Noncontrolling
		$0.001 Par		$0.001 Par		$0.001 Par	Excess of	Commencing	Commencing	Interests in
	Shares	Value	Shares	Value	Shares	Value	Par Value	October 11, 2005	October 11, 2005	Omagine LLC	Total

Balances at October 11, 2005
(inception of development stage)	108,350	$108	5,667,569	$5,668	-	-	$13,797,424	$(9,201,144)	-	-	$4,602,056

Conversion of preferred stock for common stock	(1,250)	(1)	10,000	10	-	-	(9)	-	-	-	-

Issuance of preferred stock dividends in common stock	-	-	348	-	-	-	1,457	-	-	-	1,457

Beneficial conversion feature of Convertible Debenture	-	-	-	-	-	-	132,208	-	-	-	132,208

Value of warrant attached to Convertible Debenture	-	-	-	-	-	-	69,421	-	-	-	69,421

Reduction of preferred stock dividends accrual	-	-	-	-	-	-	-	-	116,705	-	116,705

Net loss	-	-	-	-	-	-	-	-	(5,534,319)	-	(5,534,319)

Balances at December 31, 2005	107,100	107	5,677,917	5,678	-	-	14,000,501	(9,201,144)	(5,417,614)	-	(612,472)

Issuance of common stock for cash	-	-	10,000	10	-	-	19,990	-	-	-	20,000

Issuance of common stock upon conversion of debentures	-	-	495,032	495	-	-	196,882	-	-	-	197,377

Conversion of preferred stock for common stock	(20,163)	(20)	161,300	161	-	-	(141)	-	-	-	-

Issuance of preferred stock dividends in common stock	-	-	78,343	78	-	-	63,946	-	-	-	64,024

Stock option expense	-	-	-	-	-	-	56,791	-	-	-	56,791

Beneficial conversion feature of Convertible Debenture	-	-	-	-	-	-	52,778	-	-	-	52,778

Preferred stock dividends	-	-	-	-	-	-	-	-	(21,042)	-	(21,042)

Net loss	-	-	-	-	-	-	-	-	(767,951)	-	(767,951)

Balances at December 31, 2006	86,937	87	6,422,592	6,422	-	-	14,390,747	(9,201,144)	(6,206,607)	-	(1,010,495)

Issuance of common stock for consulting services	-	-	1,250	1	-	-	749	-	-	-	750

Issuance of common stock for cash	-	-	570,000	570	-	-	754,430	-	-	-	755,000

Purchase of common stock for cash	-	-	(2)	-	-	-	(3)	-	-	-	(3)

Issuance of common stock upon conversion of debentures	-	-	547,526	548	-	-	126,396	-	-	-	126,944

Issuance of common stock in payment of accounts payable	-	-	560,067	560	-	-	341,470	-	-	-	342,030

Issuance of common stock upon exercise of warrants	-	-	295,866	296	-	-	1,038,829	-	-	-	1,039,125

Preferred stock and dividends converted to common stock	(86,937)	(87)	720,188	720	-	-	122,808	-	-	-	123,441

Cancellation of common stock issued for consulting services	-	-	(9,000)	(9)	-	-	(10,942)	-	-	-	(10,951)

Stock option expense	-	-	-	-	-	-	20,187	-	-	-	20,187

Preferred stock dividends	-	-	-	-	-	-	-	-	(123,441)	-	(123,441)

Net loss	-	-	-	-	-	-	-	-	(1,043,190)	-	(1,043,190)

Balances at December 31, 2007	-	-	9,108,487	9,108	-	-	16,784,671	(9,201,144)	(7,373,238)	-	219,397

Issuance of common stock for consulting services	-	-	2,230	3	-	-	7,498	-	-	-	7,501

Issuance of common stock for cash	-	-	109,500	110	-	-	235,090	-	-	-	235,200

Contribution of common stock to 401(k) Plan	-	-	20,192	20	-	-	52,480	-	-	-	52,500

Issuance of common stock for SEDA commitment fees	-	-	45,830	46	-	-	149,954	-	-	-	150,000

Cancellation of common stock	-	-	(8,712)	(9)	-	-	9	-	-	-	-

Stock option expense	-	-	-	-	-	-	60,629	-	-	-	60,629

Net loss	-	-	-	-	-	-	-	-	(1,307,630)	-	(1,307,630)

Balances at December 31, 2008	-	-	9,277,527	9,278	-	-	17,290,331	(9,201,144)	(8,680,868)	-	(582,403)

Issuance of common stock for cash	-	-	2,000	2	-	-	1,398	-	-	-	1,400

Contribution of common stock to 401(k) Plan	-	-	72,500	72	-	-	72,428	-	-	-	72,500

Stock option expense	-	-	-	-	-	-	112,328	-	-	-	112,328

Sale of common stock under Standby Equity Distribution Agreement	-	-	1,308,877	1,309	-	-	553,691	-	-	-	555,000

Net loss	-	-	-	-	-	-	-	-	(1,114,409)	-	(1,114,409)

Balances at December 31, 2009	-	-	10,660,904	10,661	-	-	18,030,176	(9,201,144)	(9,795,277)	-	(955,584)

Adjustment for stock splits	-	-	22	-	-	-	-	-	-	-	-

Issuance of common stock for cash	-	-	336,972	337	-	-	304,163	-	-	-	304,500

Contribution of common stock to 401(k) Plan	-	-	289,996	290	-	-	72,210	-	-	-	72,500

Issuance of common stock in payment of salaries payable	-	-	82,305	82	-	-	99,918	-	-	-	100,000

Issuance of common stock for stockholder investor relations	-	-	118,750	119	-	-	47,381	-	-	-	47,500

Stock option expense	-	-	-	-	-	-	110,040	-	-	-	110,040

Sale of common stock under Standby Equity Distribution Agreement	-	-	618,697	619	-	-	249,381	-	-	-	250,000

Net loss	-	-	-	-	-	-	-	-	(1,277,001)	-	(1,277,001)

Balances at December 31, 2010	-	-	12,107,646	12,108	-	-	18,913,269	(9,201,144)	(11,072,278)	-	(1,348,045)

Issuance of common stock for cash	-	-	130,438	131	-	-	264,869	-	-	-	265,000

Contribution of common stock to 401(k) Plan	-	-	51,784	52	-	-	72,448	-	-	-	72,500

Issuance of common stock for SEDA commitment fees	-	-	244,216	244	-	-	299,756	-	-	-	300,000

Stock option expense	-	-	-	-	-	-	92,498	-	-	-	92,498

Sale of common stock under Standby Equity Distribution Agreement (Old)	-	-	193,442	193	-	-	164,807	-	-	-	165,000

Sale of common stock under Standby Equity Distribution Agreement (New)	-	-	111,175	111	-	-	229,889	-	-	-	230,000

Stock grant to consultant	-	-	15,000	15	-	-	6,735	-	-	-	6,750

Stock options exercised by officers	-	-	-	-	150,000	150	187,350	-	-	-	187,500

Stock grants to foreign consultants	-	-	-	-	215,000	215	299,495	-	-	-	299,710

Adjustments for noncontrolling interests in Omagine LLC	-	-	-	-	-	-	90,429	-	-	45,416	135,845

Net loss	-	-	-	-	-	-	-	-	(1,804,451)	-	(1,804,451)

Balances at December 31, 2011	-	-	12,853,701	12,854	365,000	365	20,621,545	(9,201,144)	(12,876,729)	45,416	(1,397,693)

Issuance of Common Stock committed for stock options
exercised by officers	-	-	150,000	150	(150,000)	(150)	-	-	-	-	-

Stock grants to foreign consultants	-	-	215,000	215	(215,000)	(215)	-	-	-	-	-

Stock Grant to consultant for services rendered	-	-	1,994	2	-	-	3,248	-	-	-	3,250

Stock option expense	-	-	-	-	-	-	1,761,076	-	-	-	1,761,076

Issuance of Common Stock under New Standby Equity
Distribution Agreement (New SEDA)	-	-	68,480	68	-	-	89,932	-	-	-	90,000

Stock Grants to a stockholder relations agent for fees			15,000	15	107,500	107	177,955	-	-	-	178,077

Issuance of Common Stock for Rights Offering	-	-	-	-	1,014,032	1,014	1,266,526	-	-	-	1,267,540

Issuance of Common Stock committed for Rights Offering	-	-	1,014,032	1,014	(1,014,032)	(1,014)	-	-	-	-	-

Contribution of Common Stock to 401(k) Plan	-	-	50,834	51	-	-	76,199	-	-	-	76,250

Adjustments for noncontrolling interests in
Omagine LLC	-	-	-	-	-	-	-	-	-	(35,997)	(35,997)

Net loss	-	-	-	-	-	-	-	-	(2,789,976)	-	(2,789,976)

Balances at December 31, 2012	-	$-	14,369,041	$14,369	107,500	$107	$23,996,481	$(9,201,144)	$(15,666,705)	$9,419	$(847,473)

Issuance of common stock committed to stockholder
relations agent for fees	-	-	107,500	107	(107,500)	(107)	-	-	-	-	-

Issuance of common stock for cash	-	-	100,000	100	-	-	124,900	-	-	-	125,000

Stock option expense	-	-	-	-	-	-	713,466	-	-	-	713,466

Stock committed to be issued for contribution to the
401(k) Plan	-	-	-	-	55,253	55	76,195	-	-	-	76,250

Issuance of common stock committed for 401(k) Plan contribution			55,253	55	(55,253)	(55)

Stock options exercised by Director's Estate			4,000	4			2,716				2,720

Issuance of common stock for cash			33,889	34			34,966				35,000

Issuance of Common Stock under New Standby Equity
Distribution Agreement (New SEDA)			103,521	104			144,896				145,000

Adjustments for noncontrolling interests in
Omagine LLC	-	-	-	-	-	-	-	-	-	(19,657)	(19,657)

Net loss	-	-	-	-	-	-	-	-	(1,398,069)	-	(1,398,069)

Balances at June 30, 2013 (Unaudited)	-	$-	14,773,204	$14,773	-	$-	$25,093,620	$(9,201,144)	$(17,064,774)	$(10,238)	$(1,167,763)

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)
CONSOLIDATED STATEMENT OF CASH FLOWS

			October 11, 2005
			(Inception of
			Development
			Stage) to
	Six Months Ended June 30,		June 30,
	2013	2012	2013
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss attributable to Omagine, Inc.	$(1,398,069)	$(1,423,858)	$(16,691,006)
Adjustments to reconcile net loss to net cash flows
used by operating activities:
Loss from discontinued operations - Sports Apparel	-	-	(345,990)
Net loss attributable to noncontrolling interests in
Omagine LLC	(19,657)	(20,639)	(75,810)
Depreciation and amortization	1,613	2,162	162,728
Impairment of Goodwill	-	-	5,079,919
Stock-based compensation related to stock options	713,466	880,538	2,927,015
Stock-based compensation related to issuanceof Common Stock
for stockholder investor relations, including amortization of $140,323
arising from grant made in 2012 to service provider	140,323	15,000	365,900
Stock-based compensation related to issuance of Common Stock for
401(k) Plan contribution	76,250	76,250	422,500
Issuance of Common Stock for Consulting fees	-	3,250	18,251
Cancellation of Common Stock issued for consulting services	-	-	(10,951)
Issuance of Common Stock in satisfaction of SEDA
commitment fees	-	-	450,000
Issuance of stock grants to foreign consultants	-	-	299,710
Changes in operating assets and liabilities:
Prepaid expenses, other current assets and other
assets	(5,382)	16,826	(167,923)
Accounts Receivable	-	-	86,665
Inventories	-	-	65,401
Other assets	-	-	(235)
Accrued interest on convertible notes payable	13,637	(12,432)	197,847
Accounts payable	29,607	(259,468)	202,811
Accrued officers' payroll	123,750	65,500	1,237,385
Accrued expenses and other current liabilities	28,337	896	85,993
Customer deposits	-	-	(43,212)
Net cash flows used by operating activities	(296,125)	(655,975)	(5,733,002)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	-	(5,538)	(41,566)
Net cash flows used by investing activities	-	(5,538)	(41,566)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from officers and directors	-	5,960	(24,923)
Repayment of convertible notes payable	-	-	(25,000)
Proceeds of issuance of convertible notes payable	-	-	790,000
Proceeds from sale of common stock	307,720	90,000	3,178,820
Proceeds from exercise of common stock options
and warrants	-	-	1,039,125
Purchase of common stock	-	-	(3)
Capital contributions from noncontrolling interests in
Omagine LLC	-	-	156,000
Proceeds from Rights Offering concluded March 30, 2012	-	731,639	731,639
Net cash flows provided by financing activities	307,720	827,599	5,845,658

NET INCREASE IN CASH	11,595	166,086	71,090

CASH BEGINNING OF PERIOD	62,127	235,381	2,632

CASH END OF PERIOD	$73,722	$401,467	$73,722

SUPPLEMENTAL CASH FLOW INFORMATION:

Income taxes paid	$1,075	$1,000	$5,395

Interest paid	$-	$8,247	$25,679

NON - CASH FINANCING ACTIVITIES:

Acquisition of Journey of Light , Inc. through issuance of
common stock and warrants:
Fair value of assets acquired	$-	$-	$49,146
Goodwill acquired	-	-	5,079,919
Fair value of liabilities assumed	-	-	(243,782)
	$-	$-	$4,885,283
Issuance of convertible notes in satisfaction of accrued officer payroll	$-	$-	$182,015
Issuance of Common Stock on conversion of Debentures and accrued interest	$-	$-	$126,944
Issuance of Common Stock in payment of accounts payable	$-	$-	$342,030
Preferred stock dividend paid in Common Stock	$-	$-	$102,399
Issuance of Common Stock to two officers, pursuant to exercise of stock
options granted, satisfied by the reduction of salaries payable to them	$-	$-	$187,500
Issuance of Common Stock in satisfaction of salaries payable	$-	$-	$100,000
Stock subscriptions from rights offering concluded March 30, 2012	$-	$1,267,540	$1,267,540
Less stock subscriptions satisfied through reduction of debt:
Convertible notes payable and accrued interest	-	(276,643)	(328,139)
Accounts payable	-	(9,000)	(9,000)
Accrued officers' payroll	-	(227,434)	(175,938)
Due officers and directors	-	(22,824)	(22,824)
Total	-	(535,901)	(535,901)
Stock subscriptions satisfied through payment to Stock Transfer Agent
agency account (collected by the Company on April 5, 2012)	$-	$731,639	$731,639

Issuance of Common Stock to stockholder relations agent for fees	$-	-	$178,077
See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A Development Stage Entity)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

Omagine, Inc. (“Omagine”) was incorporated in Delaware in October 2004. Omagine is a holding company which operates through its wholly owned subsidiary, Journey of Light, Inc., a New York corporation (“JOL”) and its 60% owned subsidiary Omagine LLC (“LLC”). LLC was formed by Omagine and JOL on November 23, 2009 under the laws of Oman and was organized to do business in Oman. Both JOL and LLC are in the real estate development business. Omagine, JOL and LLC are collectively referred to herein as the “Company”.
During 2005, 2006 and 2007 the Company had minimal operations and revenue from its other two then wholly-owned subsidiaries – Ty-Breakers Corp. (“Ty-Breakers”) and Contact Sports, Inc. (“Contact”). The businesses of both Ty-Breakers and Contact were discontinued during 2007 and in March 2008 each of Ty-Breakers and Contact was merged with and into Omagine. JOL was acquired by Omagine in October 2005. On May 1, 2006 a contract dispute between JOL and the State of Qatar regarding the proposed development of a real-estate project in Doha, Qatar was settled by the State of Qatar paying JOL $1 million.

The Company is a development stage entity (DSE) focused on entertainment, hospitality and real-estate development opportunities in the Middle East & North Africa (the “MENA Region”).

The consolidated balance sheet for the Company at the end of the preceding fiscal year has been derived from the audited balance sheet and the notes thereto contained in the Company’s annual report on Form 10-K for the Company’s fiscal year ended December 31, 2012 and is presented herein for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for the interim periods presented herein are not necessarily indicative of the operating results for the respective full years.

Certain footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission (“SEC”). These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on April 1, 2013.

Summary of Significant Accounting Policies

Basis of Presentation – The Company’s financial statements are presented herein in accordance with the guidance provided by ASC 915 promulgated by the Financial Accounting Standards Board (“FASB”) for DSE financial statements. The Company has experienced long delays in the start of its operations in Oman and its planned activities have not yet generated revenue. The Company has funded its operating losses to date primarily through the sale of its common stock (“Common Stock”) via private placements, a rights offering to its shareholders and pursuant to a standby equity distribution agreement with an investment fund. Accordingly, its financial statements have been presented herein in DSE format from October 11, 2005, the date of the acquisition of JOL and inception of the DSE period, to June 30, 2013.

Principles of Consolidation - The consolidated financial statements include the accounts of Omagine, JOL and LLC. All inter-company transactions have been eliminated in consolidation.

Financial Instruments - Financial instruments include cash, convertible notes payable and accrued interest, accounts payable, accrued officers payroll, amounts due officers and directors, and accrued expenses and other current liabilities. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values based on market information available to management.

Cash and Cash Equivalents – The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. At June 30, 2013 and December 31, 2012, cash includes approximately $33,200 and $36,000 respectively in an Oman bank account not covered by FDIC insurance.

Estimates and Uncertainties - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

Revenue Recognition - The Company follows the guidelines of SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". In the event that LLC signs a development agreement with the Government of Oman, LLC will recognize revenue ratably over the development period, measured by methods appropriate to the services or products provided.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

Income Taxes - The Company is subject to income taxes at both the federal and state level. Separate state income tax returns are filed with each state in which the Company is incorporated or qualified as a foreign corporation. Other than LLC which is subject to income taxes in Oman, the Company is not presently subject to income taxes in any foreign country. The Company reports interest and penalties as income tax expense. Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted income tax rates. The Company establishes a provision for income taxes by applying the provisions of the applicable enacted tax laws to taxable income, if any, for that period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-based Compensation - Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification 718, “Compensation – Stock Compensation” (“ASC 718”). For stock options granted, the Company has recognized compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model. For these awards, the Company has recognized compensation expense using a straight-line amortization method. ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Aggregate stock-based compensation expense for the six months ended June 30, 2013 and 2012 was $930,039 and $975,038, respectively. See Notes 5 and 6.

Earnings (Loss) Per Share – Basic earnings (loss) per share is based upon the weighted-average number of common shares outstanding during the relevant period. Diluted earnings (loss) per share is based upon the weighted-average number of common shares and dilutive securities (such as stock options, warrants and convertible securities) outstanding during the relevant period. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation. For the six months ended June 30, 2013 and 2012 respectively, the shares of Common Stock underlying the following dilutive securities were excluded from the calculation of diluted shares outstanding as the effect of their inclusion would be anti-dilutive:
	Shares Issuable Six Months Ended June 30,
	2013	2012
	(Unaudited)	(Unaudited)
Convertible Notes	133,629	148,780
Stock Options	2,261,000	1,293,500
Warrants	6,422,124	6,363,674
Total Shares of Common Stock Issuable	8,816,753	7,805,954

Non-controlling Interests in Omagine LLC - As of the date of this report LLC is owned 60% by Omagine and JOL. In May 2011, Omagine, JOL and three new investors entered into a shareholders’ agreement pursuant to which Omagine’s and JOL’s 100% ownership of Omagine LLC was reduced to 60%.
The Office of Royal Court Affairs (“RCA”) is an organization representing the personal interests of His Majesty Sultan Qaboos bin Said, the ruler of Oman. Consolidated Contractors International Company, SAL, (“CCIC”) is a 60 year old Lebanese multi-national company headquartered in Athens, Greece. CCIC has approximately five and one-half (5.5) billion dollars in annual revenue, one hundred twenty thousand (120,000) employees worldwide, and operating subsidiaries in among other places, every country in the MENA Region. Consolidated Contracting Company S.A. (“CCC-Panama”) is a wholly owned subsidiary of CCIC and is its investment arm. Consolidated Contractors (Oman) Company LLC (“CCC-Oman”) is a construction company with approximately 13,000 employees in Oman. As of the date hereof, the shareholders of Omagine LLC and their associated ownership percentages as registered with the Government of Oman are as follows:

Percent
Shareholder	Ownership
Omagine & JOL	60%
RCA	25%
CCC-Panama	10%
CCC-Oman	5%
Total:	100%

Reclassifications – Certain 2012 account balances have been reclassified to conform to the current year’s presentation.

Recent Accounting Pronouncements

In October 2012, the FASB issued Accounting Standards Update No. 2012-04, “Technical Corrections and Improvements” (“ASU 2012-04”). ASU 2012-04 covers a wide range of topics in the Accounting Standards Codification, including technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in ASU 2012-04 will be effective for fiscal periods beginning after December 15, 2012. The Company anticipates that the adoption of ASU 2012-04 will not materially affect its consolidated financial statements.
In August 2012, the FASB issued Accounting Standards Update No. 2012-03 (“ASU 2012-03”), “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114 (“SAB 114”), Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 . ASU 2012-03 amends various SEC paragraphs pursuant to the issuance of SAB 114. The Company anticipates that the adoption of ASU 2012-03 will not materially affect its consolidated financial statements.

In December 2011, the FASB issued Accounting Standards Update No. 2011-11 (“ASU 2011-11”), “Balance Sheet (Topic 210) - Disclosures about Offsetting Assets and Liabilities”. ASU 2011-11 requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments. ASU 2011-11 is effective for annual and interim periods beginning on or after January 1, 2013. The Company anticipates that the adoption of ASU 2011-11 will not materially affect its consolidated financial statements.

In December 2011, the FASB issued Accounting Standards Update No. 2011-12 (“ASU 2011-12”), “Comprehensive Income - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. Among the new provisions in Accounting Standards Update No. 2011-05 was a requirement for entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements); however this reclassification requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 2 - GOING CONCERN AND LIQUIDITY

At June 30, 2013, the Company had negative working capital of $1,204,319. Further, the Company incurred net losses of $1,398,069 for the six months ended June 30, 2013 and $2,789,976 for the year ended December 31, 2012. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts or classification of liabilities that might be necessary in the event the Company cannot continue in existence. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations or obtain additional financing.

NOTE 3 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of:

	June 30,	December 31,
	2013	2012
	(Unaudited)
Fair value of Common Stock committed to be issued to investor relations consultant on December 14, 2012 (issued January 16, 2013) for year 2013
investor relations services (See Note 5)	$11,378	$151,700
Travel advances	-	12,439
Totals	$11,378	$164,139

NOTE 4 – CONVERTIBLE NOTES PAYABLE AND ACCRUED INTEREST
	June 30, 2013	December 31, 2012
Due to a director of the Company, interest at 10% per annum, due on demand, convertible into Common Stock at a conversion price of $2.50 per share:
Principal	$150,000	$150,000
Accrued Interest	41,165	33,726

Due to investors, interest at 15% per annum, due on demand, convertible into Common Stock at a conversion price of $2.50 per share:
Principal	50,000	50,000
Accrued Interest	32,414	28,695

Due to investors, interest at 10% per annum, due on demand, convertible into Common Stock at a conversion price of $2.50 per share:
Principal	50,000	50,000
Accrued Interest	10,493	8,014
	$334,072	$320,435

NOTE 5 – COMMON STOCK
In January 2012 pursuant to a Stand-By Equity Distribution Agreement (the “SEDA”) with YA Global Master SPV Ltd. (“YA”), the Company sold 25,063 shares of Common Stock to YA for proceeds of $40,000 (See Note 8 under “Equity Financing Agreement”).

In January 2012, the Company paid a consultant for services rendered by issuing such consultant 1,994 restricted shares of Common Stock valued at $3,250.

In January 2012, the Company paid its investor relations vendor for services rendered by issuing such vendor 15,000 restricted shares of Common Stock valued at $15,000.

In February 2012 pursuant to the SEDA, the Company sold 17,705 shares of Common Stock to YA for proceeds of $25,000 (See Note 8 under “Equity Financing Agreement”).

In March 2012 pursuant to the SEDA, the Company sold 25,712 shares of Common Stock to YA for proceeds of $25,000 (See Note 8 under “Equity Financing Agreement”).

In March 2012 pursuant to a rights offering, the Company sold 1,014,032 shares of Common Stock to its shareholders for proceeds of $1,267,540. The Company conducted the rights offering between February 24, 2012 and March 30, 2012 for the sole benefit of its shareholders of record as of February 24, 2012. The rights offering entitled such record shareholders to subscribe for up to 3,181,837 shares of the Company’s Common Stock at a subscription price of $1.25 per share of which subscriptions for 1,014,032 shares were received by the Company. Of the $1,267,540 of proceeds from the rights offering, $731,639 (representing 585,311 shares) was collected in cash and $535,901 (representing 428,721 shares) was satisfied through the reduction of Company debt (including $506,750 of such debt due to Company officers and directors).
In May 2012, the Company contributed an aggregate of 50,834 restricted shares of Common Stock valued at $76,250 to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three such eligible employees are directors of the Company and all three are officers of the Company). The $76,250 valuation is based on the $1.50 closing bid price of the Common Stock on the date of contribution.

On January 16, 2013, the Company paid its investor relations vendor for previously rendered and future services by issuing such vendor 107,500 restricted shares of Common Stock (the “IR Shares”) valued at $163,078 (the “IR Payment”). The Company committed to issue the IR Shares on December 14, 2012 and the valuation of the IR Shares is based on the $1.85 closing bid price of the Common Stock on such commitment date less an 18% restricted stock discount calculated using the Finnerty Method. At December 31, 2012, $11,377 of the IR Payment was expensed and $151,700 was included in prepaid expenses. $140,323 of the prepaid expenses were expensed during the first six months of 2013. (See Note 3).

On January 15, 2013 pursuant to a resolution of the Board of Directors, the Company committed to contribute an aggregate of 55,253 restricted shares of Common Stock valued at $76,250 to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three such eligible employees are directors of the Company and all three are officers of the Company). Such shares were issued on April 30, 2013 and the $76,250 valuation is based on the $1.38 closing bid price of the Common Stock on the January 15, 2013 commitment date.

On February 20, 2013, the Company sold 100,000 restricted shares of its Common Stock to a non-U.S. corporation which is an accredited investor for proceeds of $125,000.

In May 2013, the Company sold an aggregate of 33,889 restricted shares of its Common Stock to two accredited investors for aggregate proceeds of $35,000.

In May and June 2013 pursuant to the SEDA, the Company sold an aggregate of 103,521 shares of Common Stock to YA for proceeds of $145,000 (See Note 8 under “Equity Finance Agreement”).

NOTE 6 – STOCK OPTIONS AND WARRANTS

Stock Options

The adoption of the Omagine, Inc. 2003 Stock Option Plan (the “Plan”) has been ratified by the Company’s shareholders who also authorized the Board of Directors to reserve 2,500,000 shares of the Company’s authorized but unissued Common Stock for issuance under the Plan. The Company has registered for resale the 2.5 million shares of its Common Stock reserved for issuance under the Plan by filing a registration statement with the SEC on Form S-8. The Plan expires August 31, 2013. The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the “Recipients”) by giving such Recipients the opportunity to acquire stock ownership in the Company through the issuance of stock options to purchase shares of the Company’s Common Stock.
The following is a summary of stock option activity under the Plan for the six months ended June 30, 2013 and 2012:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2012	344,000	$2.01	5.67	$13,860
Granted in Q1 2012	1,994,000	$1.70	0.75	-
Forfeited in Q1 2012	(50,000)	$1.70	-	-
Granted in Q2 2012	23,000	$1.70	0.92	-
Outstanding June 30, 2012	2,311,000	$1.75	1.25	$63,160
Exercisable June 30, 2012	1,293,500	$1.74	1.50	$63,160

Outstanding at January 1, 2013	2,299,000	$1.79	1.58	$52,960
Granted in Q1 2013	2,000	$1.38	-	-
Exercised in Q2 2013	(4,000)	$0.68	-	-
Expired in Q2 2013	(6,000)	$4.50	-	-
Outstanding at June 30, 2013	2,291,000	$1.73	1.08	$53,220
Exercisable at June 30, 2013	2,261,000	$1.72	1.00	$53,220

(A)
On December 26, 2012, pursuant to a resolution of the Board of Directors, 1,965,000 of the January 2, 2012 stock options that were due to expire on December 31, 2012 were extended to December 31, 2013.

On January 2, 2012, pursuant to a resolution of the Board of Directors dated December 8, 2011, the Company granted a total of 1,994,000 stock options (the “January 2012 Options”) to 13 individuals. On January 31, 2012, 50,000 January 2012 Options previously issued to an independent Director were cancelled in accordance with their terms upon such Director’s resignation. On April 9, 2012, an independent director died and, pursuant to the Plan, all 50,000 January 2012 Options previously granted to him immediately vested, and the expiration date of his January 2012 Options and all others then held by him were fixed at April 8, 2013. On April 13, 2012, pursuant to a resolution of the Board of Directors, the Company granted a total of 21,000 additional January 2012 Options to 2 individuals (11,000 of which were granted to an individual who is an officer and director) for services rendered. As of the date hereof all January 2012 Options are fully vested. On December 26, 2012 pursuant to a resolution of the Board of Directors, the December 31, 2012 expiration date of the 1,965,000 January 2012 Options then vested and outstanding was extended to December 31, 2013 (the “Extension”).

Such grants of January 2012 Options included the grant of: (i) an aggregate of 1,049,000 January 2012 Options to the Company’s three Officers; (ii) an aggregate of 150,000 January 2012 Options to the Company’s then three independent Directors; (iii) a grant of 750,000 January 2012 Options to the Deputy Managing Director of Omagine LLC who is also a consultant to the Company and who also holds 160,000 stock options presently exercisable at $1.25 per share which expire on March 31, 2017 and which were granted pursuant to a March 2007 consulting agreement which expires on December 31, 2013; (iv) a grant of 10,000 January 2012 Options to a consultant to whom the Company paid $2,000 per month in consulting fees totaling $24,000 during each of the years ended December 31, 2012 and 2011; and (v) a grant of 5,000 January 2012 Options to the son of the Company’s President for website design services rendered during 2012 (who was also paid $1,000 during the year ended December 31, 2012 for services rendered). The Company incurred an expense of $30,220, included in Other selling, general and administrative expenses, during 2012 for a sponsorship fee paid to an entity owned by the Deputy Managing Director of Omagine LLC.

All January 2012 Options are fully vested, provide for a cashless exercise feature, are exercisable at an exercise price of $1.70 per share and expire on December 31, 2013. The fair value of the 1,994,000 January 2012 Options granted in January 2012 was calculated using the Black-Scholes option pricing model and the following assumptions: (i) $1.70 share price, (ii) 1 year and 6 month terms [365 days and 184 days], (iii) 161% expected volatility, (iv) 0.10% [1 year term] and 0.04% [6 month term] risk free interest rates). The fair value of the 21,000 January 2012 Options granted in April 2012 was calculated using the Black-Scholes option pricing model and the following assumptions: (i) $1.70 share price, (ii) 9 month and 6 month terms, (iii) 161% expected volatility, (iv) 0.10% [ 9 month term] and 0.04% [6 month term] risk free interest rates).

Prior to the Extension, the fair value of all January 2012 Options was calculated to be $1,685,629 using the Black-Scholes option pricing model and such $1,685,629 was expensed evenly by the Company over the one year 2012 requisite service period of such January 2012 Options.
The $1,373,326 estimated fair value of the Extension was calculated using the Black-Scholes option pricing model and the following assumptions: (i) $1.77 share price, (ii) 370 day term of the Extension, (iii) 125% expected volatility, (iv) 0.16% (370 day term) risk free interest rate), and such fair value is being expensed evenly over the 370 day requisite service period (December 27, 2012 through December 31, 2013) of the Extension.

On January 15, 2013 pursuant to a resolution of the Board of Directors an independent director was granted 2,000 stock options valued at $2,700 which expire on January 14, 2018 and are exercisable at $1.38.

Salvatore J. Bucchere was an independent director of the Company until his death in April 2012. On April 8, 2013, the Estate of Salvatore J. Bucchere exercised four thousand (4,000) stock options to purchase four thousand (4,000) shares of the Company’s Common Stock. 2,000 of such stock options were at an exercise price of $0.51 per share and the other 2,000 of such stock options were at an exercise price of $0.85 per share.

A summary of the status of the Company’s non-vested shares as of June 30, 2013 and 2012, and changes during the six month periods then ended is as follows:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Non-vested shares at January 1, 2012	60,000	$2.60	6.83
Granted in Q1 2012	1,994,000	$1.70	1.00
Forfeited in Q1 2012	(50,000)	$1.70	0.92
Vested in Q1 2012	(972,000)	$1.70	1.00
Granted in Q2 2012	23,000	$1.70	0.92
Vested in Q2 2012	(37,500)	$1.70	0.75
Nonvested shares at June 30, 2012	1,017,500	$1.75	0.83

Non-vested shares at January 1, 2013	30,000	$2.60	5.83
Granted in Q1 2013	2,000	$1.38	4.83
Vested in Q1 2013	(2,000)	$1.38	4.83
Nonvested shares at June 30, 2013	30,000	$2.60	5.33
Stock Options Outstanding as of June 30, 2013 (all non-qualified) consist of:

Year Granted		Number Outstanding	Number Exercisable	Exercise Price	Expiration Date
2007		160,000	160,000	$1.25	March 31, 2017
2008	(A)	150,000	120,000	$2.60	September 23, 2018
2008		6,000	6,000	$2.60	September 23, 2013
2010		2,000	2,000	$0.51	June 30, 2015
2011		4,000	4,000	$0.85	May 16, 2016
2012		1,965,000	1,965,000	$1.70	December 31, 2013
2012		2,000	2,000	$1.70	April 12, 2017
2013		2,000	2,000	$1.38	January 14,2018
Totals		2,291,000	2,261,000

(A) The 30,000 unvested options relating to the 2008 grant are scheduled to vest on September 24, 2013.

The following table summarizes information about stock options outstanding at June 30, 2013:
	Stock Options Outstanding			Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Number of Shares	Weighted Average Exercise Price
$0.50 - $1.00	6,000	$0.74	2.58	6,000	$0.74
$1.01 - $2.00	2,129,000	1.67	0.75	2,129,000	1.67
$2.00 - $3.00	156,000	2.60	5.08	126,000	2.60

Totals	2,291,000	$1.73	1.08	2,261,000	$1.72

As of June 30, 2013, there was $715,626 of total unrecognized compensation cost relating to unexpired stock options. That cost is expected to be recognized $713,466 in 2013, $540 in each of 2014, 2015, 2016 and 2017.

Warrants

The Company has distributed 6,422,124 Common Stock purchase warrants (“Warrants“) to its common stockholders of record as of February 24, 2012 (the “Record Shareholders”). On April 26, 2013, the Company received the formal approval order from the California Department of Corporations qualifying the Warrants in California. In May 2013, 58,450 of such 6,422,124 Warrants were distributed to Record Shareholders who are residents of California. The registration statement registering 6,363,674 Warrants and Common Stock underlying such Warrants was declared effective by the SEC on February 13, 2012 but such effectiveness expired on November 12, 2012. The registration statement registering 58,450 Warrants and Common Stock underlying such Warrants (the “California Registration “) was declared effective by the SEC on April 25, 2013 and remains effective as of the date hereof. The Company intends to file a post-effective amendment to the California Registration with the SEC covering the registration of all 6,422,124 issued and outstanding Warrants and the 6,422,124 Common Shares underlying such Warrants..

Each Warrant is exercisable for the purchase of one whole share of Common Stock. The exercise price of 3,211,062 Warrants is $5.00 per share and the exercise price of the other 3,211,062 Warrants is $10.00 per share. Pursuant to a resolution of the Board of Directors dated July 16, 2013, the original December 31, 2013 expiration date for the Warrants was extended for one year. All Warrants expire on December 31, 2014 (See Note 10 – Subsequent Events) unless redeemed earlier by the Company upon 30 days prior written notice to the Warrant holders.. The exercise prices of the Warrants and the number of shares of Common Stock that the Company must issue upon exercise of Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off.

NOTE 7 - INCOME TAXES

Deferred tax assets are comprised of the following:

	June 30,	December 31,
	2013	2012
	(Unaudited)
Federal net operating loss carry forwards	$4,942,000	$4,739,000
State and city net operating loss carry forwards, net of federal tax benefit	1,412,000	1,354,000
	6,354,000	6,093,000
Less: Valuation allowance	(6,354,000)	(6,093,000)
Total	$-	$-

Management has determined, based on the Company's current condition that a full valuation allowance is appropriate at June 30, 2033.

At June 30, 2013, the Company had federal net operating loss carry forwards of approximately $14,120,000, expiring in various amounts from fiscal year 2017 to fiscal year 2032.

Current United States income tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.

NOTE 8 – COMMITMENTS

Leases

The Company leases its executive office in New York, New York under a lease which was extended in March 2013 and now expires on December 31, 2015. Omagine LLC leases office space in Muscat, Oman under a lease expiring December 31, 2013. Rent expense for the six months ended June 30, 2013 and 2012 was $68,212 and $58,675, respectively.

The extended lease on the Company’s executive office in New York provides for payment to the landlord for escalation in real estate taxes above the base period and for allocation of electricity usage. It also required the Company to increase the security deposit under the lease from $12,154 to $29,300.
At June 30, 2013 the future minimum lease payments under non-cancelable operating leases were as follows:

2013	$51,439
2014	102,878
2015	102,878
Total	$257,195
Employment Agreements

Pursuant to an employment agreement dated September 1, 2001 which expired on December 31, 2010, Omagine was obligated to pay its President and Chief Executive Officer an annual base salary of $125,000 plus an additional amount based on a combination of net sales and earnings before taxes. Provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual, although the terms of such employment agreement have not yet been determined. For the six months ended June 30, 2013 and the year ended December 31, 2012, the Company has continued to accrue salary payable to its President on the basis of an annual salary of $125,000. At June 30, 2013 and December 31, 2012, unpaid accrued officer’s compensation due to this Company officer was $335,654 and $273,154 respectively. During the year ended December 31, 2012, an aggregate of $403,413 ($155,921 of accrued but unpaid officer’s compensation due to this Company officer and $247,492 of principal and interest owed by the Company to this individual pursuant to a promissory note) was offset and utilized by this individual for the exercise of 322,730 Rights to purchase 322,730 shares of the Company’s Common Stock at $1.25 per share.

Omagine had been obligated to employ its Vice-President and Secretary under a previous employment agreement with this individual. Provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual although the terms of such employment agreement have not yet been determined. For the six months ended June 30, 2013 and the year ended December 31, 2012, the Company partially paid and partially accrued officer’s compensation on the basis of an annual salary of $100,000 due to its Vice President and Secretary. At June 30, 2013 and December 31, 2012, unpaid accrued officer’s compensation due to this Company officer was $173,575 and $145,658, respectively. During the year ended December 31, 2012, an aggregate of $63,088 ($11,591 of accrued but unpaid officer’s compensation due to this Company officer and $51,497 of principal and interest owed by the Company to this individual pursuant to a promissory note) was offset and utilized by this individual for the exercise of 50,470 Rights to purchase 50,470 shares of the Company’s Common Stock at $1.25 per share.

Omagine is not obligated under an employment agreement with its Controller and Principal Accounting Officer. For the six months ended June 30,2013 and the year ended December 31, 2012, the Company partially paid and partially accrued officer’s compensation on the basis of an annual salary of $80,000 due to its Controller and Principal Accounting Officer. At June 30, 2013 and December 31, 2012, unpaid accrued officer’s compensation due to this Company officer was $135,883 and $102,550, respectively. During the year ended December 31, 2012, $31,250 of accrued but unpaid officer’s compensation due to this Company officer was offset and utilized by this individual for the exercise of 25,000 Rights to purchase 25,000 shares of the Company’s Common Stock at $1.25 per share.

Equity Financing Agreement

On May 4, 2011, Omagine and an investment fund, YA Global Master SPV Ltd. (“YA”), entered into a two year Stand-By Equity Distribution Agreement which was amended on June 21, 2011 (the “SEDA”). Pursuant to the SEDA, Omagine issued 244,216 restricted shares of its Common Stock to YA in satisfaction of $300,000 of commitment fees due to YA pursuant to the SEDA. The SEDA was originally scheduled to expire on September 1, 2013 but, as of July 26, 2013, it was amended by the parties without any further commitment fee to extend it for one year. The SEDA now expires on September 1, 2014 (See Note 10 – Subsequent Events). Pursuant to the terms of the SEDA, Omagine may, in its sole discretion and upon giving written notice to YA (an “Advance Notice”), sell shares of its Common Stock (the “Shares”) to YA at a per Share “Purchase Price” equal to 95% of the lowest daily volume weighted average price for a share of Omagine’s Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive Trading Days (as such term is defined in the SEDA) immediately following such Advance Notice (the “Pricing Period”). Omagine is not obligated to sell any Shares to YA but may, over the term of the SEDA and in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equals up to $10,000,000 in the aggregate. YA is obligated to purchase such Shares from Omagine subject to certain conditions including (i) Omagine filing a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale by YA of the Shares sold to YA under the SEDA (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA must be separated by a time period equal to five Trading Days, and (iv) the dollar value of any individual periodic sale of Shares designated by Omagine in any Advance Notice may not exceed the greater of (a) two hundred thousand dollars ($200,000), or (b) the average of the “Daily Value Traded” for each of the five (5) Trading Days immediately preceding the date of the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the number representing the daily trading volume of shares of the Common Stock for such Trading Day by the closing bid price for a share of Common Stock on such trading day. The Registration Statement filed by Omagine was declared effective by the SEC as of August 24, 2011 and its effective status expired on May 25, 2012. Omagine filed an amendment to the Registration Statement with the SEC to continue to make sales of Shares to YA available to it pursuant to the SEDA and on April 25, 2013 the SEC declared such Registration Statement to be effective.

Omagine Project

Omagine LLC’s proposed Omagine Project is planned to be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the “Omagine Site”) just west of the capital city of Muscat and nearby Muscat International Airport. The Company is awaiting the signing by its 60% owned Omagine LLC subsidiary and the Government of Oman of a Development Agreement for the Omagine Project.

The Omagine Project contemplates the integration of cultural, heritage, educational, entertainment and residential components, including a theme park and associated exhibition buildings, shopping and retail establishments, restaurants and several million square feet of residential development.

Omagine LLC Shareholder Agreement

Omagine, Inc. and JOL organized Omagine LLC in Oman with an initial cash capital of twenty thousand (20,000) Omani Rials (equivalent to approximately $52,000). Subsequently, Omagine, Inc., JOL and three new investors (the “New Investors”) entered into an agreement relating to Omagine LLC (the “Shareholder Agreement”). Pursuant to the Shareholder Agreement, Omagine, Inc. made an additional cash capital contribution of 70,000 Omani Rials (equivalent to approximately $182,000) into Omagine LLC and agreed to make a further additional cash capital contribution (the “OMAG Final Equity Investment”) to Omagine LLC after the execution of the Development Agreement and before the “Financing Agreement Date” (as that term is defined in the Shareholder Agreement) of 210,000 Omani Rials (equivalent to approximately $546,000). As of the date hereof Omagine, Inc. has invested 90,000 Omani Rials (equivalent to approximately $234,000) into Omagine LLC and has made cash advances of 12,000 Omani Rials (equivalent to approximately $31,200) to Omagine LLC against the OMAG Final Equity Investment.

Further pursuant to the Shareholder Agreement, the New Investors, in exchange for a 40% share ownership of Omagine LLC, made initial cash capital contributions to Omagine LLC totaling 60,000 Omani Rials (equivalent to approximately $156,000) and agreed to make additional cash capital contributions to Omagine LLC at the Financing Agreement Date of 26,628,125 Omani Rials (equivalent to approximately $69,233,125). In addition one of the New Investors agreed to make a non-cash capital contribution to Omagine LLC. The amount of such “payment-in-kind” non-cash capital contribution is yet to be determined and will represent the value of the land constituting the Omagine Site which such investor previously owned and has made available to Omagine LLC for development of the Omagine Project.

NOTE 9 – RELATED PARTY TRANSACTIONS

At June 30, 2013 and December 31, 2012, accounts payable and accrued expenses and other current liabilities includes $9,137 and $2,000 respectively due to officers and directors of the Company.

NOTE 10 – SUBSEQUENT EVENTS

On July 9, 2013, the Company sold 10,000 restricted shares of its Common Stock to an accredited investor for proceeds of $10,000.

On July 16, 2013 pursuant to a resolution of the Board of Directors, the expiration date of the $5 and $10 Warrants was extended for one year from December 31, 2013 to December 31, 2014.

In July 26, 2013 pursuant to the SEDA, the Company sold an aggregate of 22,762 shares of Common Stock to YA for proceeds of $25,000 (See Note 8 under “Equity Finance Agreement”).

On July 26, 2013, the Company and YA, the investment fund which is a party to the SEDA with the Company, entered into a loan agreement (the “YA Loan Agreement “) whereby the Company borrowed $200,000 from YA for 12 months at an annual interest rate of 10%. The note evidencing the loan will require no payment in the first month followed by 11 monthly payments of principal as follows: 3 monthly payments of $12,500 followed by 3 monthly payments of $17,500 followed by 4 monthly payments of $20,000 followed by 1 final payment of $30,000. Each of the 11 installment payments will also have accrued interest added to it. The YA Loan Agreement calls for a 10% monitoring and management fee equal to $20,000 to be escrowed and paid to Yorkville Advisors, LLC thereby making the net loan proceeds to the Company equal to $180,000. Such $180,000 of funding will only be received by the Company after a post-effective amendment updating the currently effective SEDA registration statement is declared effective by the SEC. The Company intends to file such post-effective amendment with the SEC as soon as practicable after the date hereof. As part of the YA Loan Agreement Omagine and YA also agreed to extend the expiration date of the SEDA for one year without any further commitment fee. The SEDA now expires on September 1, 2014.

On July 29, 2013, the Company sold 27,273 restricted shares of its Common Stock to an accredited investor for proceeds of $30,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Omagine, Inc.

I have audited the accompanying consolidated balance sheets of Omagine, Inc. and subsidiaries (the "Company") as of December 31, 2012 and 2011 and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended and the cumulative period from October 11, 2005 (inception) to December 31, 2012. The Company is a development stage entity as that term is defined in ASC 915 as issued by the Financial Accounting Standards Board. The presentation of the Company’s financial statements is in accordance with the guidance contained in ASC 915 for financial statements of development stage entities. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omagine, Inc. and subsidiaries as of December 31, 2012 and 2011 and the results of their operations and cash flows for the years then ended and the cumulative period from October 11, 2005 (inception) to December 31, 2012, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael T. Studer CPA P.C.
April 1, 2013 Freeport, New York

PART I - FINANCIAL INFORMATION

PART I - FINANCIAL INFORMATION
OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)
CONSOLIDATED BALANCE SHEETS

ITEM 1 : FINANCIAL STATEMENTS

	December 31,	December 31,
	2012	2011
ASSETS

CURRENT ASSETS:
Cash	$62,127	$235,381
Prepaid expenses and other current assets	164,139	19,826
Total Current Assets	226,266	255,207

PROPERTY AND EQUIPMENT:
Office and computer equipment	141,963	132,570
General plant	-	17,800
Furniture and fixtures	-	15,951
Leasehold improvements	-	866
	141,963	167,187
Less accumulated depreciation and amortization	(133,775)	(164,730)
	8,188	2,457

Other assets	12,161	12,161

TOTAL ASSETS	$246,615	$269,825

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Convertible notes payable and accrued interest	$320,435	$647,949
Accounts payable	144,763	386,294
Accrued officers payroll	521,362	529,300
Due officers and directors	-	16,864
Accrued expenses and other current liabilities	107,528	87,111
Total Current Liabilities	1,094,088	1,667,518
Long Term Liabilities	-	-

TOTAL LIABILITIES	1,094,088	1,667,518

STOCKHOLDERS' DEFICIT

Preferred stock:
$0.001 par value
Authorized: 850,000 shares
Issued and outstanding: - none	-	-

Common stock:
$0.001 par value
Authorized: 50,000,000 shares
Issued and outstanding:
14,369,041 shares in 2012 and 12,853,701 in 2011	14,369	12,854
Committed to be issued:
107,500 shares in 2012 and 365,000 shares in 2011	107	365
Capital in excess of par value	23,996,481	20,621,545
Deficit accumulated prior to development stage
commencing on October 11, 2005	(9,201,144)	(9,201,144)
Deficit accumulated during the development stage
commencing October 11, 2005	(15,666,705)	(12,876,729)
Total Omagine, Inc. stockholders' deficit	(856,892)	(1,443,109)
Noncontrolling interests in Omagine LLC	9,419	45,416

Total Stockholders' Deficit	(847,473)	(1,397,693)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$246,615	$269,825

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)
CONSOLIDATED STATEMENTS OF OPERATIONS

			October 11, 2005
			(Inception of
			Development
			Stage) to
	Year Ended December 31,		December 31,
	2012	2011	2012
REVENUE:
Total revenue	$-	$-	$-

OPERATING EXPENSES:

Officers and directors compensation (including
stock-based compensation of $1,141,458, $333,730 and
$2,076,359, respectively)	1,449,958	466,230	3,738,026
Professional fees	61,588	188,076	1,359,242
Consulting fees (including stock-based compensation
of $ $699,118, $ 18,768 and $744,155 respectively)	736,499	431,898	1,960,149
Commitment fees	-	300,000	300,000
Travel	136,546	114,908	994,684
Occupancy	123,978	133,118	864,440
Other selling, general and administrative (including sponsorship fee of
$30,220 and $0, respectively)	281,406	134,698	1,728,482
Total Operating Expenses	2,789,975	1,768,928	10,945,023

OPERATING LOSS	(2,789,975)	(1,768,928)	(10,945,023)

OTHER (EXPENSE) INCOME
Settlement of Qatar Real Estate development dispute	-	-	1,004,666
Impairment of goodwill	-	-	(5,079,919)
Amortization of debt discount	-	-	(93,910)
Interest income	-	-	8,805
Interest expense	(35,998)	(55,679)	(243,709)
Other (Expense) - Net	(35,998)	(55,679)	(4,404,067)

NET LOSS FROM CONTINUING OPERATIONS -
REAL ESTATE DEVELOPMENT	(2,825,973)	(1,824,607)	(15,349,090)

Add net loss attributable to noncontrolling interest in Omagine LLC	35,997	20,156	56,153

NET LOSS ATTRIBUTABLE TO OMAGINE, INC.	(2,789,976)	(1,804,451)	(15,292,937)

LOSS FROM DISCONTINUED OPERATIONS - SPORTS APPAREL	-	-	(345,990)

NET LOSS	(2,789,976)	(1,804,451)	(15,638,927)

Net preferred stock dividends	-	-	27,778

LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(2,789,976)	$(1,804,451)	$(15,666,705)

LOSS PER SHARE - BASIC AND DILUTED	$(0.20)	$(0.14)	$(1.69)
LOSS PER SHARE - CONTINUING OPERATIONS -REAL ESTATE
DEVELOPMENT	$(0.20)	$(0.14)	$(1.65)
LOSS PER SHARE DISCONTINUED OPERATIONS - SPORTS APPAREL	$(0.00)	$(0.00)	$(0.04)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	14,240,622	12,799,508	9,269,056

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

								Deficit	Deficit
								Accumulated	Accumulated
								Prior to	During the
			Common Stock					Development	Development
	Preferred Stock		Issued and Outstanding		Committed to be issued		Capital in	Stage	Stage	Noncontrolling
		$0.001 Par		$0.001 Par		$0.001 Par	Excess of	Commencing	Commencing	Interests in
	Shares	Value	Shares	Value	Shares	Value	Par Value	October 11,2005	October 11,2005	Omagine LLC	Total

Balances at October 11, 2005
(inception of development stage)	108,350	$108	5,667,569	$5,668	-	-	$13,797,424	$(9,201,144)	-	-	$4,602,056

Conversion of preferred stock for common stock	(1,250)	(1)	10,000	10	-	-	(9)	-	-	-	-

Issuance of preferred stock dividends in common stock	-	-	348	-	-	-	1,457	-	-	-	1,457

Beneficial conversion feature of Convertible Debenture	-	-	-	-	-	-	132,208	-	-	-	132,208

Value of warrant attached to Convertible Debenture	-	-	-	-	-	-	69,421	-	-	-	69,421

Reduction of preferred stock dividends accrual	-	-	-	-	-	-	-	-	116,705	-	116,705

Net loss	-	-	-	-	-	-	-	-	(5,534,319)	-	(5,534,319)

Balances at December 31, 2005	107,100	107	5,677,917	5,678	-	-	14,000,501	(9,201,144)	(5,417,614)	-	(612,472)

Issuance of common stock for cash	-	-	10,000	10	-	-	19,990	-	-	-	20,000

Issuance of common stock upon conversion of debentures	-	-	495,032	495	-	-	196,882	-	-	-	197,377

Conversion of preferred stock for common stock	(20,163)	(20)	161,300	161	-	-	(141)	-	-	-	-

Issuance of preferred stock dividends in common stock	-	-	78,343	78	-	-	63,946	-	-	-	64,024

Stock option expense	-	-	-	-	-	-	56,791	-	-	-	56,791

Beneficial conversion feature of Convertible Debenture	-	-	-	-	-	-	52,778	-	-	-	52,778

Preferred stock dividends	-	-	-	-	-	-	-	-	(21,042)	-	(21,042)

Net loss	-	-	-	-	-	-	-	-	(767,951)	-	(767,951)

Balances at December 31, 2006	86,937	87	6,422,592	6,422	-	-	14,390,747	(9,201,144)	(6,206,607)	-	(1,010,495)

Issuance of common stock for consulting services	-	-	1,250	1	-	-	749	-	-	-	750

Issuance of common stock for cash	-	-	570,000	570	-	-	754,430	-	-	-	755,000

Purchase of common stock for cash	-	-	(2)	-	-	-	(3)	-	-	-	(3)

Issuance of common stock upon conversion of debentures	-	-	547,526	548	-	-	126,396	-	-	-	126,944

Issuance of common stock in payment of accounts payable	-	-	560,067	560	-	-	341,470	-	-	-	342,030

Issuance of common stock upon exercise of warrants	-	-	295,866	296	-	-	1,038,829	-	-	-	1,039,125

Preferred stock and dividends converted to common stock	(86,937)	(87)	720,188	720	-	-	122,808	-	-	-	123,441

Cancellation of common stock issued for consulting services	-	-	(9,000)	(9)	-	-	(10,942)	-	-	-	(10,951)

Stock option expense	-	-	-	-	-	-	20,187	-	-	-	20,187

Preferred stock dividends	-	-	-	-	-	-	-	-	(123,441)	-	(123,441)

Net loss	-	-	-	-	-	-	-	-	(1,043,190)	-	(1,043,190)

Balances at December 31, 2007	-	-	9,108,487	9,108	-	-	16,784,671	(9,201,144)	(7,373,238)	-	219,397

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
( CONT'D)
Issuance of common stock for consulting services	-	-	2,230	3	-	-	7,498	-	-	-	7,501

Issuance of common stock for cash	-	-	109,500	110	-	-	235,090	-	-	-	235,200

Contribution of common stock to 401(k) Plan	-	-	20,192	20	-	-	52,480	-	-	-	52,500

Issuance of common stock for SEDA commitment fees	-	-	45,830	46	-	-	149,954	-	-	-	150,000

Cancellation of common stock	-	-	(8,712)	(9)	-	-	9	-	-	-	-

Stock option expense	-	-	-	-	-	-	60,629	-	-	-	60,629

Net loss	-	-	-	-	-	-	-	-	(1,307,630)	-	(1,307,630)

Balances at December 31, 2008	-	-	9,277,527	9,278	-	-	17,290,331	(9,201,144)	(8,680,868)	-	(582,403)

Issuance of common stock for cash	-	-	2,000	2	-	-	1,398	-	-	-	1,400

Contribution of common stock to 401(k) Plan	-	-	72,500	72	-	-	72,428	-	-	-	72,500

Stock option expense	-	-	-	-	-	-	112,328	-	-	-	112,328

Sale of stock under Stock Equity Distribution Agreement	-	-	1,308,877	1,309	-	-	553,691	-	-	-	555,000

Net loss	-	-	-	-	-	-	-	-	(1,114,409)	-	(1,114,409)

Balances at December 31, 2009	-	-	10,660,904	10,661	-	-	18,030,176	(9,201,144)	(9,795,277)	-	(955,584)

Adjustment for stock splits	-	-	22	-	-	-	-	-	-	-	-

Issuance of common stock for cash	-	-	336,972	337	-	-	304,163	-	-	-	304,500

Contribution of common stock to 401(k) Plan	-	-	289,996	290	-	-	72,210	-	-	-	72,500

Issuance of common stock in payment of salaries payable	-	-	82,305	82	-	-	99,918	-	-	-	100,000

Issuance of common stock for stockholder investor relations	-	-	118,750	119	-	-	47,381	-	-	-	47,500

Stock option expense	-	-	-	-	-	-	110,040	-	-	-	110,040

Sale of stock under Stock Equity Distribution Agreement	-	-	618,697	619	-	-	249,381	-	-	-	250,000

Net loss	-	-	-	-	-	-	-	-	(1,277,001)	-	(1,277,001)

Balances at December 31, 2010	-	-	12,107,646	12,108	-	-	18,913,269	(9,201,144)	(11,072,278)	-	(1,348,045)

Issuance of common stock for cash	-	-	130,438	131	-	-	264,869	-	-	-	265,000

Contribution of common stock to 401(k) Plan	-	-	51,784	52	-	-	72,448	-	-	-	72,500

Issuance of common stock for SEDA commitment fees	-	-	244,216	244	-	-	299,756	-	-	-	300,000

Stock option expense	-	-	-	-	-	-	92,498	-	-	-	92,498

Sale of stock under Stock Equity Distribution Agreement (Old)	-	-	193,442	193	-	-	164,807	-	-	-	165,000

Sale of stock under Stock Equity Distribution Agreement (New)	-	-	111,175	111	-	-	229,889	-	-	-	230,000

Stock grant to consultant	-	-	15,000	15	-	-	6,735	-	-	-	6,750

Stock options exercised by officers	-	-	-	-	150,000	150	187,350	-	-	-	187,500

Stock grants to foreign consultants	-	-	-	-	215,000	215	299,495	-	-	-	299,710

Adjustments for noncontrolling interests in Omagine LLC	-	-	-	-	-	-	90,429	-	-	45,416	135,845

Net loss	-	-	-	-	-	-	-	-	(1,804,451)	-	(1,804,451)

Balances at December 31, 2011	-	-	12,853,701	12,854	365,000	365	20,621,545	(9,201,144)	(12,876,729)	45,416	(1,397,693)

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
( CONT'D)
Issuance of Common Stock committed for stock options
exercised by officers	-	-	150,000	150	(150,000)	(150)	-	-	-	-	-

Stock grants to foreign consultants	-	-	215,000	215	(215,000)	(215)	-	-	-	-	-

Stock Grant to Consultant for services rendered	-	-	1,994	2	-	-	3,248	-	-	-	3,250

Stock Option Expense	-	-	-	-	-	-	1,761,076	-	-	-	1,761,076

Issuance of Common Stock under New Standby Equity
Distribution Agreement (New SEDA)	-	-	68,480	68	-	-	89,932	-	-	-	90,000

Stock Grants to a stockholder relations agent for fees			15,000	15	107,500	107	177,955	-	-	-	178,077

Issuance of Common Stock for Rights Offering	-	-	-	-	1,014,032	1,014	1,266,526	-	-	-	1,267,540

Issuance of Common Stock committed for Rights Offering	-	-	1,014,032	1,014	(1,014,032)	(1,014)	-	-	-	-	-

Contribution of Common Stock to 401(k) Plan	-	-	50,834	51	-	-	76,199	-	-	-	76,250

Adjustments for noncontrolling interests in
Omagine LLC	-	-	-	-	-	-	-	-	-	(35,997)	(35,997)

Net Loss	-	-	-	-	-	-	-	-	(2,789,976)	-	(2,789,976)

Balances at December 31, 2012	-	$-	14,369,041	$14,369	107,500	$107	$23,996,481	$(9,201,144)	$(15,666,705)	$9,419	$(847,473)

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)
CONSOLIDATED STATEMENT OF CASH FLOWS

			October 11, 2005
			(Inception of
			Development
			Stage) to
	Year ended /December 31		December 31,
	2012	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss attributable to Omagine, Inc.	$(2,789,976)	$(1,804,451)	$(15,292,937)
Adjustments to reconcile net loss to net cash flows
used by operating activities:
Loss from discontinued operations - Sports Apparel	-	-	(345,990)
Net loss attributable to noncontrolling interests in
Omagine LLC	(35,997)	(20,156)	(56,153)
Depreciation and amortization	3,662	3,740	161,115
Impairment of Goodwill	-	-	5,079,919
Stock based compensation related to stock options	1,761,076	92,498	2,213,549
Issuance of Common Stock for Consulting fees	3,250	6,750	18,251
Issuance of Common Stock for 401K Plan contributions	76,250	72,500	346,250
Issuance of Common Stock for stockholder investor
relations	178,077	-	225,577
Cancellation of Common Stock issued for consulting services	-	-	(10,951)
Issuance of Common Stock in satisfaction of SEDA
commitment fees	-	300,000	450,000
Issuance of stock grants to foreign consultants	-	299,710	299,710
Changes in operating assets and liabilities:
Prepaid expenses, other current assets and other
assets	(144,313)	(18,476)	(162,541)
Accounts Receivable	-	-	86,665
Inventories	-	-	65,401
Other assets	-	-	(235)
Accrued interest on convertible notes payable	25,625	51,061	184,210
Accounts payable	(232,531)	(16,800)	173,204
Accrued officers' payroll	168,000	259,501	1,113,635
Accrued expenses and other current liabilities	20,417	36,628	57,656
Customer deposits	-	-	(43,212)
Net cash flows used by operating activities	(966,460)	(737,495)	(5,436,877)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(9,393)	-	(41,566)
Net cash flows used by investing activities	(9,393)	-	(41,566)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from officers and directors	5,960	8,659	(24,923)
Repayment of convertible notes payable	(25,000)	-	(25,000)
Proceeds of issuance of convertible notes payable	-	-	790,000
Proceeds from sale of Common Stock	90,000	660,000	2,871,100
Proceeds from exercise of common stock options
and warrants	-	-	1,039,125
Purchase of Common stock	-	-	(3)
Capital contributions from noncontrolling interests in
Omagine LLC	-	156,000	156,000
Proceeds from Rights Offering concluded March 30, 2012	731,639	-	731,639
Net cash flows provided by financing activities	802,599	824,659	5,537,938

NET INCREASE (DECREASE) IN CASH	(173,254)	87,164	59,495

CASH BEGINNING OF PERIOD	235,381	148,217	2,632

CASH END OF PERIOD	$62,127	$235,381	$62,127

SUPPLEMENTAL CASH FLOW INFORMATION:

Income taxes paid	$1,289	$1,289	$4,320

Interest paid	$8,247	$-	$25,679

NON - CASH FINANCING ACTIVITIES:

Acquisition of Journey of Light , Inc. through issuance of
common stock and warrants:
Fair value of assets acquired	$-	$-	$49,146
Goodwill acquired	-	-	5,079,919
Fair value of liabilities assumed	-	-	(243,782)
	$-	$-	$4,885,283
Issuance of convertible notes in satisfaction of accrued officer payroll	$-	$-	$182,015
Issuance of Common Stock on conversion of Debentures and accrued interest	$-	$-	$126,944
Issuance of Common Stock in payment of accounts payable	$-	$-	$342,030
Preferred stock dividend paid in Common Stock	$-	$-	$102,399
Issuance of Common Stock to two officers, pursuant to exercise of stock
options granted, satisfied by the reduction of salaries payable to them	$-	$187,500	$187,500
Issuance of Common Stock in satisfaction of salaries payable	$-	$-	$100,000
Stock subscriptions from rights offering concluded March 30, 2012	$1,267,540	$-	$1,267,540
Less stock subscriptions satisfied through reduction of debt:
Convertible notes payable and accrued interest	328,139	-	328,139
Accounts payable	9,000	-	9,000
Accrued officers' payroll	175,938	-	175,938
Due officers and directors	22,824	-	22,824
Total	535,901	-	535,901
Stock subscriptions satisfied through payment to Stock Transfer Agent
agency account (collected by the Company on April 5, 2012)	$731,639	$-	$731,639

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A Development Stage Entity)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of the Business

Omagine, Inc. (“Omagine”) is a holding company incorporated in Delaware in October 2004 which operates through its wholly owned subsidiary, Journey of Light, Inc. (“JOL”) and its 60% owned subsidiary Omagine LLC (“LLC”). Omagine, JOL and LLC are collectively referred to as the “Company”. Both JOL and LLC are in the real estate development business. LLC is the Omani real estate development company established to do business in Oman.

Journey of Light Inc. (“JOL”) was acquired by the Company in October 2005. During 2005, 2006 and 2007 the Company had minimal operations and revenue from its other two then wholly-owned subsidiaries – Ty-Breakers Corp. (“Ty-Breakers”) and Contact Sports, Inc. (“Contact”). The businesses of both Ty-Breakers and Contact were discontinued during 2007 and Ty-Breakers and Contact were merged with and into their parent company in March 2008. On May 1, 2006 a contract dispute between JOL and the State of Qatar regarding the proposed development of a real-estate project in Doha, Qatar was settled by the State of Qatar paying JOL $1 million.

The Company is a development stage entity (DSE) focused on entertainment, hospitality and real-estate development opportunities in the Middle East & North Africa (the “MENA Region”).

Summary of Significant Accounting Policies

Basis of Presentation – The Company’s financial statements are presented herein in accordance with the guidance provided by ASC 915 promulgated by the Financial Accounting Standards Board for DSE financial statements .

The Company has experienced long delays in the start of its operations in Oman and its planned activities have not yet generated revenue. The Company has funded its operating losses to date primarily through the sale of its common stock via private placements, a rights offering to its shareholders and pursuant to a standby equity distribution agreement with an investment fund. Accordingly, its financial statements have been presented in DSE format since the date of the acquisition of JOL on October 11, 2005, the date of inception of the DSE period to December 31, 2012.

Principles of Consolidation - The consolidated financial statements include the accounts of Omagine, JOL and LLC. LLC is an Omani corporation, which was organized under the laws of the Sultanate of Oman on November 23, 2009. All inter-company transactions have been eliminated in consolidation.
Financial Instruments - Financial instruments include cash, convertible notes payable and accrued interest, accounts payable, accrued officers payroll, due officers and directors, and accrued expenses and other current liabilities. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information available to management.

Cash and Cash Equivalents – The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. At December 31, 2012, cash includes approximately $36,000 in an Oman bank account not covered by FDIC insurance.
Estimates and Uncertainties - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

Revenue Recognition - The Company follows the guidelines of SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB101). In the event that a subsidiary of the Company signs a development agreement with the Government of Oman, such subsidiary will recognize revenue ratably over the development period, measured by methods appropriate to the services or products provided.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

Income Taxes - The Company is subject to income taxes at both the federal and state level. Separate state income tax returns are filed with each state in which the Company is incorporated or qualified as a foreign corporation. Other than LLC which is subject to income taxes in Oman, the Company is not presently subject to income taxes in any foreign country.

The Company reports interest and penalties as income tax expense.

Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted income tax rates. The Company establishes a provision for income taxes by applying the provisions of the applicable enacted tax laws to taxable income, if any, for that period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-based Compensation - Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation”. For stock options granted, we have recognized compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model. For these awards, we have recognized compensation expense using a straight-line amortization method. ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Stock option expense for the years ended December 31, 2012 and 2011 were $1,761,076 and $92,498 respectively. See Note 5.

Earnings (Loss) Per Share – Basic earnings (loss) per share is based upon the weighted - average number of common shares outstanding during that period. Diluted earnings (loss) per share is based upon the weighted –average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.

For the years ended December 31, 2012 and 2011, the shares of common stock (“Common Stock”) underlying the following dilutive securities were excluded from the calculation of diluted shares outstanding as the effect of their inclusion would be anti-dilutive:

	Shares Issuable
	Years Ended December 31,
	2012	2011

Convertible Notes	128,174	288,621
Stock Options	2,269,000	284,000
Warrants	6,363,674	-
Total Shares of Common Stock Issuable	8,760,848	572,621

Non-controlling Interests in Omagine LLC - As of the date of this report LLC is owned 60% by Omagine, Inc. In May 2011, Omagine, Inc., JOL and three new investors entered into a shareholders’ agreement (the “Shareholder Agreement”) pursuant to which Omagine, Inc.’s 100% ownership of LLC was reduced to 60%. As of the date hereof, the shareholders of Omagine LLC and their associated ownership percentages as registered with the Government of Oman are as follows:

Percent
Shareholder	Ownership
Omagine, Inc.	60%
RCA	25%
CCC-Panama	10%
CCC-Oman	5%
Total:	100%

The Office of Royal Court Affairs (“RCA”) is an organization representing the personal interests of His Majesty Sultan Qaboos bin Said, the ruler of Oman.

Consolidated Contractors International Company, SAL, (“CCIC”) is a 60 year old Lebanese multi-national company headquartered in Athens, Greece. CCIC has approximately five and one-half (5.5) billion dollars in annual revenue, one hundred twenty thousand (120,000) employees worldwide, and operating subsidiaries in among other places, every country in the Middle East.

Consolidated Contracting Company S.A. (“CCC-Panama”) is a wholly owned subsidiary of CCIC and is its investment arm.

Consolidated Contractors (Oman) Company LLC, is a construction company with approximately 13,000 employees in Oman.

Reclassifications – Certain 2011 account balances have been reclassified to conform to the current year’s presentation.

Recent Accounting Pronouncements

In October 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2012-04, “Technical Corrections and Improvements” (“ASU 2012-04”). ASU 2012-04 covers a wide range of Topics in the Accounting Standards Codification, including technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The Company anticipates that the adoption of ASU 2012-04 will not materially affect its consolidated financial statements.

In August 2012, the FASB issued Accounting Standards Update No. 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” (“ASU 2012-03”). ASU 2012-03 amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The Company anticipates that the adoption of ASU 2012-03 is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” (“ASU 2011-04”). ASU 2011-04 expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. This guidance will be effective for the Company beginning January 1, 2012. The Company anticipates that the adoption of this standard will not materially affect its consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” (“ASU 2011-05”). ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This new guidance is to be applied retrospectively. This guidance will be effective for the Company beginning January 1, 2012. The Company anticipates that the adoption of this standard will not change the presentation of its consolidated financial statements.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”). This ASU is intended to simplify how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We do not expect this ASU will have an impact on our Consolidated Financial Statements.

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). The update requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments. The ASU is effective for annual periods beginning on or after January 1, 2013 and interim periods therein. The Company is currently evaluating the impact this update will have on our consolidated financial statements.

In December 2011, FASB issued ASU No. 2011−12, “Comprehensive Income - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011−12”). Among the new provisions in ASU 2011-05 was a requirement for entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements); however this reclassification requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 2 - GOING CONCERN AND LIQUIDITY

At December 31, 2012, the negative working capital of the Company was $867,822. Further, the Company incurred net losses of $2,789,976 and 1,804,451 for the years ended December 31, 2012 and 2011, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts or classification of liabilities that might be necessary in the event the Company cannot continue in existence. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations or obtain additional financing.

NOTE 3 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of:

	2012	2011

Fair value of common stock committed to be issued on December 14, 2012 (issued January 16, 2013) to investor relations consultant for year 2013 investor relations services (See Note 5)
	$151,700	-
Travel advances	$12,439	-
Service contract	-	$19,826

Totals	$164,139	$19,826

NOTE 4 – CONVERTIBLE NOTES PAYABLE AND ACCRUED INTEREST
	December 31,	December 31,
	2012	2011
Due to the president of the Company, interest at 8% per annum, due on demand, convertible into common stock at a conversion price of $2.00 per share:

Principal	$-	$192,054
Accrued Interest	-	51,649

Due to the secretary of the Company, interest at 8% per annum, due on demand, convertible into common stock at a conversion price of $2.00 per share:

Principal	-	39,961
Accrued Interest	-	10,747

Due to a director of the Company, interest at 10% per annum, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	150,000	150,000
Accrued Interest	33,726	18,685

Due to investors, interest at 15% per annum, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	50,000	50,000
Accrued Interest	28,695	21,175

Due to investors, interest at 10% per annum, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	50,000	100,000
Accrued Interest	8,014	13,678
	$320,435	$647,949

NOTE 5 – COMMON STOCK

In January 2011, the Company issued and contributed a total of 51,784 restricted shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $72,500 valuation is based on the $1.40 closing bid price of the free trading Common Stock on the date of contribution.

From January 2011 to June 2011 the Company issued and sold a total of 193,442 shares of Common Stock for proceeds of $165,000 under the SEDA with YA. (See Note 8 under “Equity Financing Agreements”).

From January to September of 2011, the Company sold to accredited investors a total of 130,438 restricted shares of Common Stock for proceeds of $265,000.

On March 4, 2011, the Company issued 15,000 restricted shares of Common Stock to a consultant for services rendered valued at $6,750.

In May and June 2011, the Company issued a total of 244,216 restricted shares of Common Stock to YA Ltd. in satisfaction of $300,000 of commitment fees due in connection with the New SEDA (See Note 8 under “Equity Financing Agreements”).

From August to December 2011, the Company issued and sold a total of 111,175 shares of Common Stock for proceeds of $230,000 under the New SEDA with YA Ltd. (See Note 8 under “Equity Financing Agreements”).

On August 29, 2011, as discussed in Note 8 under “Employment Agreements”, the Company issued an aggregate of 150,000 shares of Common Stock to its president and secretary pursuant to the exercise by them at $1.25 per share of an aggregate of 150,000 stock options granted to them in 2001. The $187,500 aggregate exercise amount was satisfied by a $187,500 reduction in accrued payroll due to these two officers.

On December 8, 2011, the Company issued a total of 215,000 restricted shares of Common Stock to six non-U.S. consultants for services rendered valued at a total of $299,710. The $299,710 valuation is based on the $1.70 closing bid price of the free trading Common Stock on the December 8, 2011 date of grant less an 18% restricted stock discount (which was calculated using the Finnerty Method).

In January 2012, the Company issued and sold a total of 25,063 shares of Common Stock for proceeds of $40,000 under the Second SEDA with YA Ltd. (See Note 8 under “Equity Financing Agreements”).

In January 2012, the Company issued 1,994 restricted shares of Common Stock to a consultant for services rendered valued at $3,250.

In January 2012, the Company issued 15,000 restricted shares of Common Stock to an investor relations consultant for services rendered valued at $15,000.

In February 2012, the Company issued and sold a total of 17,705 shares of Common Stock for proceeds of $25,000 under the Second SEDA with YA Ltd. (See Note 8 under “Equity Financing Agreements”).

In March 2012, the Company issued and sold a total of 25,712 shares of Common Stock for proceeds of $25,000 under the Second SEDA with YA Ltd. (See Note 8 under “Equity Financing Agreements”).

In March 2012, pursuant to a rights offering, the Company issued and sold a total of 1,014,032 shares of Common Stock to its shareholders for proceeds of $1,267,540. The Company conducted a rights offering between February 24, 2012 and March 30, 2012 for the sole benefit of its shareholders. The rights offering entitled shareholders to subscribe for up to 3,181,837 shares of the Company’s common stock at a subscription price of $1.25 per share. A total of 1,014,032 shares were subscribed for in the rights offering. Of the $1,267,540 total proceeds from the rights offering, $731,639 of such proceeds (representing 585,311 shares) was collected in cash and $535,901 of such proceeds (representing 428,721 shares) was satisfied through the reduction of debt (including $506,750 of such debt due to Company officers and directors).

In May 2012, the Company issued and contributed a total of 50,834 restricted shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $76,250 valuation is based on the $1.50 closing bid price of the free trading Common Stock on the date of contribution.

On December 14, 2012, the Company committed to issue 107,500 shares of restricted stock (which were issued January 16, 2013) to an investor relations consultant for services rendered valued at $163,077. The $163,077 valuation is based on the $1.85 closing bid price of the free trading common stock on the December 14, 2012 commitment date less an 18% restricted stock discount (which was calculated using the Finnerty Method). As discussed in Note 3, $151,700 is included in prepaid expenses and other current assets at December 31, 2012 which will be amortized as investor relations expense in 2013 and $11,377 representing 2012 services has been expensed as investor relations expense in 2012.

NOTE 6 – STOCK OPTIONS AND WARRANTS

On December 30, 2009, shareholders authorized the Board of Directors to reserve 2,500,000 shares of Common Stock for issuance under the Omagine, Inc. 2003 Stock Option Plan (the “Plan”). On October 14, 2011, the Company registered for resale the 2.5 million shares of its Common Stock reserved for issuance under the Plan by filing a registration statement with the SEC on Form S-8. The S-8 registration statement did not increase either the total number of shares outstanding or the number of shares reserved for issuance under the Plan. The adoption of the Plan was ratified by the Company’s shareholders on October 14, 2011. The Plan expires August 31, 2013.

The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the “Recipients”) by giving such Recipients the opportunity to acquire stock ownership in the Company through the issuance of stock options to purchase shares of the Company’s Common Stock.

The following is a summary of stock option activity under the Plan for the years ended December 31, 2012 and 2011:
	Number of Shares		Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	528,000		$1.96	4.58	$207,060
Granted in 2011	6,000		$0.85	4.92	-
Exercised in 2011	(150,000)		$1.25	-	-
Forfeited in 2011	(40,000)		$4.10	-	-
Outstanding December 31, 2011	344,000		$2.01	5.67	$13,860

Exercisable at December 31, 2011	284,000		$1.88	5.42	$13,860

Granted in 2012	2,017,000	(A)	$1.70	0.94	-
Exercised in 2012	-		-	-	-
Forfeited in 2012	(62,000)		$2.19	-	-
Outstanding December 31, 2012	2,299,000		$1.79	1.58	$52,960

Exercisable at December 31, 2012	2,269,000		$1.78	1.50	$52,960
(A)
On December 26, 2012, pursuant to a resolution of the Board of Directors, 1,965,000 of the January 2, 2012 stock options that were due to expire on December 31, 2012 were extended to December 31, 2013.

On January 2, 2012, pursuant to a resolution of the Board of Directors dated December 8, 2011, the Company granted a total of 1,994,000 stock options (the “January 2012 Options”) to 13 individuals. On January 31, 2012, 50,000 January 2012 Options previously issued to an independent Director were cancelled in accordance with their terms upon such Director’s resignation. On April 9, 2012, an independent director died and, pursuant to the Plan, all 50,000 January 2012 Options previously granted to him immediately vested and the expiration date of his January 2012 Options and all others then held by him were fixed at April 8, 2013. On April 13, 2012, pursuant to a resolution of the Board of Directors, the Company granted a total of 21,000 additional January 2012 Options to 2 individuals (11,000 of which were granted to an individual who is an officer and director) for services rendered. Other than the former independent director that died, all other One Year Options vested 50% on the date of issuance and 50% on July 1, 2012 and were to expire on December 31, 2012. On December 26, 2012 pursuant to a resolution of the Board of Directors, the December 31, 2012 expiration date of the 1,965,000 January 2012 Options then outstanding was extended to December 31, 2013 (the “Extension”).

Such grants of January 2012 Options included the grant of: (i) an aggregate of 1,049,000 January 2012 Options to the Company’s three Officers; (ii) an aggregate of 150,000 January 2012 Options to the Company’s then three independent Directors; (iii) a grant of 750,000 January 2012 Options to the Deputy Managing Director of Omagine LLC who is also a consultant to the Company and who also holds 160,000 stock options presently exercisable at $1.25 per share which expire on March 31, 2017 and which were granted pursuant to a March 2007 consulting agreement which expires on December 31, 2013; (iv) a grant of 10,000 January 2012 Options to a consultant to whom the Company pays $2,000 per month in consulting fees totaling $24,000 during each of the years ended December 31, 2012 and 2011; and (v) a grant of 5,000 January 2012 Options to the son of the Company’s President for website design services rendered (who was also paid $1,000 during the year ended December 31, 2012 for services rendered). The Company incurred an expense of $30,220 during 2012 for a sponsorship fee paid to an entity owned by the Deputy Managing Director of Omagine LLC.

All January 2012 Options are fully vested, provide for a cashless exercise feature, are exercisable at an exercise price of $1.70 per share and now expire on December 31, 2013. The fair value of the 1,994,000 January 2012 Options granted in January 2012 was calculated using the Black-Scholes option pricing model and the following assumptions: (i) $1.70 share price, (ii) 1 year and 6 month terms [365 days and 184 days], (iii) 161% expected volatility, (iv) 0.10% [1 year term] and 0.04% [6 month term] risk free interest rates). The fair value of the 21,000 January 2012 Options granted in April 2012 was calculated using the Black-Scholes option pricing model and the following assumptions: (i) $1.70 share price, (ii) 9 month and 6 month terms, (iii) 161% expected volatility, (iv) 0.10% [ 9 month term] and 0.04% [6 month term] risk free interest rates).
Prior to the Extension, the fair value of all January 2012 Options was calculated to be $1,685,629 using the Black-Scholes option pricing model and such $1,685,629 was expensed evenly by the Company over the one year 2012 requisite service period of such January 2012 Options.
The $1,373,326 estimated fair value of the Extension was calculated using the Black-Scholes option pricing model and the following assumptions: (i) $1.77 share price, (ii) 370 day term of the Extension, (iii) 125% expected volatility, (iv) 0.16% (370 day term) risk free interest rate), and such fair value is being expensed evenly over the 370 day requisite service period (December 27, 2012 through December 31, 2013) of the Extension.

A summary of the status of the Company’s non-vested shares as of December 31, 2012 and 2011, and changes during the years ended is as presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Nonvested shares at January 1, 2011	124,000	$2.25	7.33
Granted in 2011	6,000	$0.85	4.92
Vested in 2011	(70,000)	$1.83	6.21
Nonvested shares at December 31, 2011	60,000	$2.60	6.83

Nonvested shares at January 1, 2012	60,000	$2.60	6.83
Granted in 2012	2,017,000	$1.70	0.96
Forfeited / Expired in 2012	(50,000)	$1.70	0.92
Vested in 2012	(1,997,000)	$1.70	0.72
Nonvested shares at December 31, 2012	30,000	$2.60	5.83

Stock Options Outstanding as of December 31, 2012 (all non-qualified) consist of:
Year Granted		Number Outstanding	Number Exercisable	Exercise Price	Expiration Date
2007		160,000	160,000	$1.25	March 31, 2017
2007		6,000	6,000	$4.50	April 08, 2013
2008	(A)	150,000	120,000	$2.60	September 23, 2018
2008		6,000	6,000	$2.60	September 23, 2013
2010		2,000	2,000	$0.51	April 08, 2013
2010		2,000	2,000	$0.51	June 30, 2015
2011		2,000	2,000	$0.85	April 08, 2013
2011		4,000	4,000	$0.85	May 16, 2016
2012		1,965,000	1,965,000	$1.70	December 31, 2013
2012		2,000	2,000	$1.70	April 12, 2017

Totals		2,299,000	2,269,000
(A)	The 30,000 unvested options relating to the 2008 grant are scheduled to vest on September 24, 2013.
The following table summarizes information about stock options outstanding at December 31, 2012:
	Stock Options Outstanding			Exercisable

Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Number of Shares	Weighted Average Exercise Price
$0.50 - $1.00	10,000	$0.71	1.92	10,000	$0.71
$1.01 - $2.00	2,127,000	1.73	1.25	2,127,000	1.73
$.00 - $3.00	156,000	2.60	5.58	126,000	2.60
$4.00 - $5.00	6,000	4.50	0.25	6,000	4.50
Totals	2,299,000	$1.79	1.58	2,269,000	$1.78
As of December 31, 2012, there was $1,426,392 of total unrecognized compensation cost relating to unexpired stock options. That cost is expected to be recognized in 2013.

Warrants

Simultaneously with the rights offering conducted by the Company between February 24, 2012 and March 30, 2012, the Company also distributed a total of 6,363,674 common stock purchase warrants (“Warrants “) to common stockholders of record on February 24, 2012. Each Warrant is exercisable for the purchase of one whole share of Common Stock. The exercise price of 3,181,837 of such Warrants is $5.00 per share and the exercise price of the other 3,181,837 of such Warrants is $10.00 per share. The Company did not distribute 58,450 Warrants (the “California Warrants”) to certain of its shareholders who were residents of California (the “California Shareholders”) because the registration and/or qualification in California of the California Warrants and the common stock underlying the California Warrants had not yet been approved by the California Department of Corporations (the “California Approval”). The Company received the California Approval on February 13, 2013 and subject to the SEC declaring effective the registration statement registering the California Warrants and the common stock underlying the California Warrants, the Company intends to distribute the 58,450 California Warrants (29,225 exercisable at $5 and 29,225 exercisable at $10) to the California Shareholders. All Warrants expire on December 31, 2013 unless redeemed earlier by the Company upon 30 days prior notice to the Warrant holders. The exercise prices of the Warrants and the number of shares of Common Stock that the Company must issue upon exercise of Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off.

NOTE 7 - INCOME TAXES

Deferred tax assets are comprised of the following:

	December 31, 2012	December 31, 2011
Federal net operating loss carry forwards	$4,739,000	$4,455,000
State and city net operating loss carry forwards, net of federal tax benefit	1,354,000	1,272,000
	6,093,000	5,727,000
Less: Valuation allowance	(6,093,000)	(5,727,000)
Total	$-	$-

Management has determined, based on the Company's current condition that a full valuation allowance is appropriate at December 31, 2012.

At December 31, 2012, the Company had federal net operating loss carry forwards of approximately $13,541,000, expiring in various amounts from fiscal year 2017 to fiscal year 2032.

Current United States income tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.

NOTE 8 – COMMITMENTS

Leases

The Company leases its executive office in New York, New York under a ten-year lease entered into in February 2003 and extended in February 2013 for an additional two years and ten months. The Company also leases office space in Muscat, Oman under a lease expiring June 30, 2013. Rent expense for the years ended December 31, 2012 and 2011 was $123,978 and $133,118 respectively.

The extended lease on the Company’s executive office in New York provides for payment to the landlord for escalation in real estate taxes above a base period, and for an allocated share of electricity usage.

At December 31, 2012 (as adjusted for the February 2013 lease extension), the future minimum lease payments under non-cancelable operating leases were as follows:

2013	$112,466
2014	102,878
2015	102,878
Total	$318,222
Employment Agreements

Pursuant to an employment agreement dated September 1, 2001, Omagine was obligated to pay its President and Chief Executive Officer an annual base salary of $125,000 through December 31, 2010 plus an additional amount based on a combination of net sales and earnings before taxes. Such employment agreement expired on December 31, 2010 and provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual, although the terms of such employment agreement have not yet been determined. For the years ended December 31, 2012 and 2011, the Company has continued to accrue salary payable to the President on the basis of an annual salary of $125,000. At December 31, 2012 and 2011, unpaid accrued officer’s compensation due to this Company officer was $273,154 and $281,250 respectively. During the year ended December 31, 2012, an aggregate of $403,413 ($155,921 of accrued but unpaid officer’s compensation due to this Company officer and $247,492 of principal and interest owed by the Company to this individual pursuant to a promissory note) was offset and utilized by this individual for the exercise of 322,730 Rights to purchase 322,730 shares of the Company’s common stock at $1.25 per share. During the year ended December 31, 2011, $125,000 of accrued but unpaid officer’s compensation due to this Company officer was offset and utilized for the exercise of 100,000 stock options at $1.25 per share by this individual.

Omagine had been obligated to employ its Vice-President and Secretary under an employment agreement which was cancelled by mutual agreement. Provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual although the terms of such employment agreement have not yet been determined. For the years ended December 31, 2012 and 2011, the Company partially paid and partially accrued officer’s compensation of $100,000 due in each such year to its Vice President and Secretary. At December 31, 2012 and 2011, unpaid accrued officer’s compensation due to this Company officer was $145,658 and $139,249 respectively. During the year ended December 31, 2012, an aggregate of $63,088 ($11,591 of accrued but unpaid officer’s compensation due to this Company officer and $51,497 of principal and interest owed by the Company to this individual pursuant to a promissory note) was offset and utilized by this individual for the exercise of 50,470 Rights to purchase 50,470 shares of the Company’s common stock at $1.25 per share. During the year ended December 31, 2011, $62,500 of accrued but unpaid officer’s compensation due to this Company officer was offset and utilized for the exercise of 50,000 stock options at $1.25 per share by this individual.

Omagine is not obligated under an employment agreement with its Controller and Principal Accounting Officer. For the year ended December 31, 2012, the Company partially paid and partially accrued officer’s compensation of $80,000 due to its Controller and Principal Accounting Officer. For the years ended December 31, 2012 and 2011, the Company partially paid and partially accrued officer’s compensation of $80,000 due in each such year to its Controller and Principal Accounting Officer. At December 31, 2012 and 2011, unpaid accrued officer’s compensation due to this Company officer was $102,550 and $108,800 respectively. During the year ended December 31, 2012, $31,250 of accrued but unpaid officer’s compensation due to this Company officer was offset and utilized by this individual for the exercise of 25,000 Rights to purchase 25,000 shares of the Company’s common stock at $1.25 per share.

Equity Financing Agreements

On December 22, 2008, Omagine entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA Global Investments, L.P. (“YA”). The SEDA expired on April 30, 2011. Pursuant to the terms of the SEDA, Omagine could, at its sole option and upon giving written notice to YA (a “Purchase Notice”), sell shares of its Common Stock (the “Shares”) to YA at a per Share “Purchase Price” equal to 95% of the lowest daily volume weighted average price for a share of Omagine’s Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive trading days following such Purchase Notice (the “Pricing Period”). During the term of the SEDA, Omagine was not obligated to sell any Shares to YA but could, in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equaled up to $5,000,000 in the aggregate. YA was obligated to purchase such Shares from Omagine subject to certain conditions including (i) Omagine filing a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale by YA of the Shares sold to YA under the SEDA (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA had to be separated by a time period equal to the Pricing Period, and (iv) the amount of any such individual periodic sale of Shares could not exceed $200,000. The Registration Statement filed by Omagine with the SEC was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. Omagine filed a new registration statement with the SEC to continue to make sales of Shares to YA available to it pursuant to the SEDA and the SEC declared such new registration statement to be effective as of June 7, 2010. The SEDA expired on April 30, 2011.

On May 4, 2011, Omagine entered into a new two year SEDA (the “New SEDA”) with YA Global Master SPV Ltd. (“YA Ltd”) on substantially the same terms and conditions as the SEDA executed between YA and Omagine in December 2008. Pursuant to the New SEDA, Omagine issued 176,471 restricted shares of Common Stock to YA Ltd in satisfaction of a $150,000 commitment fee due to YA Ltd pursuant to the New SEDA. On June 21, 2011, Omagine and YA Ltd amended the New SEDA to increase the commitment amount under the New SEDA from $5 million to $10 million and pursuant to such amendment Omagine issued an additional 67,745 restricted shares of Common Stock to YA Ltd in satisfaction of the additional $150,000 commitment fee. The Registration Statement filed by Omagine was declared effective by the SEC as of August 24, 2011 and its effective status expired on May 25, 2012. Omagine filed an amendment to the original registration statement with the SEC on September 12, 2012 to continue to make sales of Shares to YA Ltd. available to it pursuant to the New SEDA and, as of the date of this report, the SEC has not yet declared such amendment to be effective. The New SEDA automatically expires on September 1, 2013.

Omagine Project

Omagine LLC’s proposed Omagine Project is planned to be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the “Omagine Site”) just west of the capital city of Muscat and nearby Muscat International Airport. The Company is awaiting the signing of a Development Agreement between LLC and the Government of Oman for the Omagine Project.

The Omagine Project contemplates the integration of cultural, heritage, educational, entertainment and residential components, including a theme park and associated exhibition buildings, shopping and retail establishments, restaurants and several million square feet of residential development.
Omagine LLC Shareholder Agreement

In May 2011, Omagine, Inc., JOL and three new investors (the “New Investors”) entered into an agreement relating to Omagine LLC (the “Shareholder Agreement”). Pursuant to the Shareholder Agreement, Omagine, Inc. made an OMR 7,500 (approximately $19,500) capital contribution to Omagine LLC on June 9, 2011 and agreed to make an additional capital contribution to Omagine LLC of OMR 210,000 (approximately $546,000) after the execution of the Development Agreement between the Government of Oman and Omagine LLC and before the “Financing Agreement Date” (as that term is defined in the Shareholder Agreement). In exchange for a 40% share ownership of Omagine LLC, the New Investors made cash capital contributions to Omagine LLC totaling OMR 60,000 (approximately $156,000) and agreed to make additional cash capital contributions to Omagine LLC totaling OMR 26,628,125 (approximately $69,233,125) at the Financing Agreement Date. In addition one of the New Investors agreed to make a non-cash capital contribution to Omagine LLC. The amount of such “payment-in-kind” non-cash capital contribution is yet to be determined and will represent the value of the land constituting the Omagine Site which such investor previously owned and has made available to Omagine LLC for development of the Omagine Project.

NOTE 9 – RELATED PARTY TRANSACTIONS

At December 31, 2012 and 2011, accounts payable includes $2,000 and $15,542 respectively due to officers and directors of the Company.

NOTE 10 – SUBSEQUENT EVENTS

On January 2, 2013, Omagine LLC signed a letter of intent with the investment banking and real estate advisory departments of BNP Paribas S.A. memorializing Omagine LLC’s intention to engage BNP Paribas, Wholesale Banking, Bahrain through its Corporate & Investment Banking department as its financial adviser for the Omagine Project and BNP Paribas Real Estate Property and Management LLC as its real estate adviser.

On January 15, 2013 pursuant to a resolution of the Board of Directors (i) an independent director was granted 2,000 Stock Options which expire on January 14, 2018 and are exercisable at $1.38, and (ii) the Company committed to issue and contribute a total of 55,253 restricted shares of Common Stock valued at $76,250 to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $76,250 valuation is based on the $1.38 closing bid price of the Common Stock on January 15, 2013.

On February 11, 2013, the Company extended the operating lease on its executive office in New York, NY for an additional two years and ten months and increased the security deposit held by the landlord under the lease from $12,154 to $29,300. The lease now expires on December 31, 2015.

On February 20, 2013, the Company sold 100,000 restricted shares of its Common Stock at $1.25 per share to a non-U.S. corporation which is an accredited investor for $125,000 and such 100,000 shares were issued on February 26, 2013.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. - Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense:	Amount

SEC Registration Fee	$5,555
Printing costs	$4,500	*
Legal and Accounting fees and expenses	$5,000	*
Transfer Agent fees and expenses	$10,000	*
Miscellaneous	$250	*
Total	$25,305	*
*Estimated

Item 14. -  Indemnification of Directors and Officers

Under our Certificate of Incorporation, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our Company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Certificate of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. - Recent Sales of Unregistered Securities

In connection with the First SEDA and the SEDA, and with the issuance by us of the shares of Common Stock listed below, we relied upon the exemption from securities registration afforded by Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our Company or executive officers or directors of our Company and transfer was restricted by our Company in accordance with the requirements of the Securities Act. In addition to representations by the below-referenced persons, we made independent determinations that all of the below-referenced persons were accredited or sophisticated investors, that they were capable of analyzing the merits and risks of their investment and that they understood the speculative nature of their investment. Furthermore, all of the below-referenced persons were provided with access to our SEC filings.

On January 16, 2013, the Company paid its investor relations vendor for services by issuing such vendor 107,500 restricted shares of Common Stock valued at $163,078.

On February 20, 2013, the Company sold 100,000 restricted shares of its Common Stock to a non-U.S. corporation which is an accredited investor for proceeds of $125,000.

On April 30, 2013, the Company contributed an aggregate of 55,253 shares of Common Stock valued at $76,250 to all eligible employees of the Omagine, Inc. 401(k) Plan.

In May 2013, the Company sold an aggregate of 33,889 restricted shares of its Common Stock to two accredited investors for aggregate proceeds of $35,000.

In May and June 2013 pursuant to the SEDA, the Company sold an aggregate of 103,521 shares of Common Stock to YA for proceeds of $145,000.

On July 9, 2013, the Company sold 10,000 restricted shares of its Common Stock to an accredited investor for proceeds of $10,000.

In July 26, 2013 pursuant to the SEDA, the Company sold an aggregate of 22,762 shares of Common Stock to YA for proceeds of $25,000 (See Note 8 under “Equity Finance Agreement”).

On July 29, 2013, the Company sold 27,273 restricted shares of its Common Stock to an accredited investor for proceeds of $30,000.

In January 2012 pursuant to the SEDA, the Company sold 25,063 shares of Common Stock to YA for proceeds of $40,000

In January 2012, the Company paid a consultant for services rendered by issuing such consultant 1,994 restricted shares of Common Stock valued at $3,250.

In January 2012, the Company paid its investor relations vendor for services rendered by issuing such vendor 15,000 restricted shares of Common Stock valued at $15,000.

 In February 2012 pursuant to the SEDA, the Company sold 17,705 shares of Common Stock to YA for proceeds of $25,000.

In March 2012 pursuant to the SEDA, the Company sold 25,712 shares of Common Stock to YA for proceeds of $25,000.

In May 2012, the Company contributed an aggregate of 50,834 shares of Common Stock valued at $76,250 to all eligible employees of the Omagine, Inc. 401(k) Plan.

In January 2011, the Company contributed an aggregate of 51,784 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

Between January 2011 and June 2011 pursuant to the First SEDA, the Company sold an aggregate of 193,442 shares of Common Stock to YA Global Investments L.P. (YA Ltd.”) for proceeds of $165,000

Between January and September 2011, the Company sold an aggregate of 130,438 restricted shares of Common Stock to seven accredited investors for aggregate proceeds of $265,000.

On March 4, 2011, the Company paid a consultant for services rendered by issuing such consultant 15,000 restricted shares of Common Stock valued at $6,750.

In May and June 2011, the Company paid YA a commitment fee due in connection with the SEDA by issuing YA 244,216 restricted shares of Common Stock valued at $300,000.

Between August and December 2011 pursuant to the SEDA, the Company sold an aggregate of 111,175 shares of Common Stock to YA for proceeds of $230,000.

On August 29, 2011, the Company sold an aggregate of 150,000 restricted shares of Common Stock to its president and secretary pursuant to their exercise of Stock Options for aggregate proceeds of $187,500 which was satisfied by a $187,500 reduction in accrued payroll due to these two officers.

On December 8, 2011, the Company paid six consultants for services rendered by issuing such consultants an aggregate of 215,000 restricted shares of Common Stock valued at $299,710.

In March 2010, the Company contributed an aggregate of 289,996 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

Between March and June 2010 pursuant to the First SEDA, the Company sold an aggregate of 618,697 shares of Common Stock to YA Ltd. for aggregate proceeds of $250,000.

In June 2010, the Company paid a $47,500 account payable due to a vendor by issuing such vendor 118,750 restricted shares of Common Stock valued at $47,500.

In July 2010, the Company paid $100,000 of unpaid accrued compensation due to an employee by issuing such employee 82,305 restricted shares of Common Stock valued at $100,000.

Between July and November 2010, the Company sold an aggregate of 336,972 restricted shares of Common Stock to seven  accredited investors for aggregate proceeds of $304,500.

Item 16. - Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

(a) List of Exhibits

See the Exhibit List below

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

(a) Exhibit List

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean Omagine, Inc., a Delaware corporation.

Exhibit
Numbers	Description
2	Certificate of Ownership and Merger (3)
3(i)	Restated Certificate of Incorporation of the Company dated June 2, 2010 (1)
3(ii)	By-laws of the Company (2)
4.1	Specimen of $5 Warrant Certificate (13)
4.2	Form of $5 Redeemable Common Stock Purchase Warrant (14)
4.3	Specimen of $10 Warrant Certificate (13)
4.4	Form of $10 Redeemable Common Stock Purchase Warrant (14)
4.5	Form of Subscription and Warrant Agent Agreement, dated January 31, 2012 between the Company and Continental Stock Transfer & Trust Company (13)
5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP ***
10.1	The CCIC and CCC Agreement (3)
10.2	Waiver Letter dated May 22, 2012 signed by the Company and YA (4)
10.3	The May 4, 2011 Standby Equity Distribution Agreement (10)
10.4	The Shareholder Agreement dated as of April 20, 2011 (11)
10.5	The Hamdan Amendment Agreement (15)**
10.6	Lease agreement expiring February 28, 2013 between the Company and the Empire State Building LLC (9)

10.7	Employment Agreement between the Company and Frank Drohan dated September 1, 2001 (7)
10.8	Employment Agreement between the Company and Charles Kuczynski dated September 1, 2001(7)
10.9	Amendment Agreement to the May 4, 2011 SEDA dated June 21, 2011 (12)
10.10	Lease modification agreement between Omagine, Inc. and the Empire State Building (14)
10.11	Convertible Promissory Note payable to Frank J. Drohan (17)
10.12	Convertible Promissory Note payable to Charles P. Kuczynski (17)
10.13	Convertible Promissory Note No. 1 payable to Louis Lombardo (17)
10.14	Convertible Promissory Note No. 2 payable to Louis Lombardo (17)
10.15	Lease Extension Agreement expiring December 31, 2015 between Omagine, Inc. and the Empire State Building LLC (18)
10.16	The YA Loan Agreement (Note Purchase Agreement (19)
14	The Code of Ethics (3)
21	Subsidiaries of the Registrant (17)
23.1	Consent of Michael T. Studer CPA, P.C. *
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24	Power of Attorney **
99.1	The Omagine Inc. 401(k) Adoption Agreement (6)
99.2	The Approval Letter dated April 30, 2008 (English Translation) (5)
99.3	The Acceptance Letter dated May 31, 2008 (5)
99.4	Amended Omagine Inc. 2003 Stock Option Plan (8)
99.5	The Minister’s Letter dated May 9, 2012 (16)
99.6	Form of Instructions as to use of Omagine, Inc. Warrant Certificates (14)
99.7	Form of Letter to Registered Holders of Common Stock (14)
99.8	Form of Letter to Brokers and Other Nominee Holders (14)
99.9	Form of Letter to Clients of Nominee Holders **
99.10	Form of Beneficial Warrant Owner Election Form (14)
99.11	Form of Nominee $5 Warrant Holder Certification (14)
99.12	Form of Nominee $10 Warrant Holder Certification (14)
99.13	Form of Notice of Guaranteed Delivery (14)
99.14	Form of Notice of Tax Information (14)
99.15	Form of Release Notice to the California Nominee Shareholders **
99.16	The formal approval order from the California Department of Corporations (20)
EX-101.INS	XBRL INSTANCE DOCUMENT*
EX-101.SCH	XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT*
EX-101.CAL	XBRL TAXONOMY EXTENSION CALCULATION DOCUMENT*
EX-101.DEF	XBRL TAXONOMY EXTENSION DEFINITION DOCUMENT*
EX-101.LAB	XBRL TAXONOMY EXTENSION LABELS DOCUMENT*
EX-101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION DOCUMENT*
*	Filed herewith
**	Previously filed
***	Previously filed with this Registration Statement and with the Original Registration Statement
(1)	Previously filed with the SEC on July 20, 2010 as an exhibit to the Company’s Report on Form 10-Q for the period ended June 30, 2010 and incorporated herein by reference thereto.
(2)	Previously filed with the SEC on November 18, 2005 as an exhibit to the Company’s quarterly Report on Form 10-QSB for the period ended September 30, 2005 and incorporated herein by reference thereto.
(3)	Previously filed with the SEC on April 14, 2008 as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2007 and incorporated herein by reference thereto.
(4)	Previously filed with the SEC on September 12, 2012 as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-175168) and incorporated herein by reference thereto.
(5)	Previously filed with the SEC on March 3, 2009 as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-156928) and incorporated herein by reference thereto.
(6)	Previously filed with the SEC on February 25, 2009 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference thereto.

(7)	Previously filed with the SEC on April 15, 2002 as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2001 and incorporated herein by reference thereto.
(8)	Previously filed with the SEC on April 14, 2010 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated herein by reference thereto.
(9)
Previously filed with the SEC on November 9, 2009 as an exhibit to the Company’s Report on Form 10-K/A amending the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference thereto.

(10)	Previously filed with the SEC on May 5, 2011 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.
(11)
Previously filed with the SEC on November 8, 2011 as an exhibit to the Company’s quarterly Report on Form 10-Q for the period ended September 30, 2011 and incorporated herein by reference thereto and a reference copy was filed as an exhibit to the Company’s current Report on Form 8-K filed with the SEC on May 31, 2011.

(12)	Previously filed with the SEC on June 21, 2011 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.
(13)	Previously filed with the SEC on February 7, 2012 as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-179040) and incorporated herein by reference thereto.
(14)	Previously filed with the SEC on January 17, 2012 as an exhibit to the Company’s registration statement on Form S-1 (Registration No. 333-179040) and incorporated herein by reference thereto.
(15)	Filed with the SEC on January 25, 2013 as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-183852) and incorporated herein by reference thereto.
(16)	Previously filed with the SEC on May 21, 2012 as an exhibit to the Company’s quarterly Report on Form 10-Q for the period ended March 31, 2012 and incorporated herein by reference thereto.
(17)
Previously filed with the SEC on January 22, 2013 as an exhibit to the Company’s Amendment Number 2 on Form 10-K/A amending (a) the Company’s Report on Form 10-K filed with the SEC on April 16, 2012 for the fiscal year ended December 31, 2011 (the “Original Filing”), and (b) Amendment No. 1 to the Original Filing filed on Form 10-K/A with the SEC on May 17, 2012, and incorporated herein by reference thereto.

(18)	Previously filed with the SEC on April 1, 2013 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference thereto.
(19)	Previously filed with the SEC on August 5, 2013 as an exhibit to the Company’s quarterly Report on Form 10-Q for the period ended June 30, 2013 and incorporated herein by reference thereto.
(20)	Previously filed with the SEC on May 9, 2013 as an exhibit to the Company’s quarterly Report on Form 10-Q for the period ended March 31, 2013 and incorporated herein by reference thereto

Item 17.                      Undertakings

The undersigned Registrant hereby undertakes to:

1)	File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
(i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.
2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
4)
For purposes of determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time it was declared effective.

5)
For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary Prospectus or Prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to the Rule 424;
(ii) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
6)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8)
Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the registration statement or made in any document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on August 13, 2013.

OMAGINE, INC.
A Delaware corporation

By:	/s/ Frank J. Drohan
Frank J. Drohan
Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature		Date

/s/ Frank J. Drohan	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	August 13, 2013
Frank J. Drohan

/s/ Charles P. Kuczynski	Vice-President, Secretary and Director	August 13, 2013
Charles P. Kuczynski

/s/ Louis J. Lombardo *	Director	August 13, 2013
Louis J. Lombardo

/s/ William Hanley	Controller; Principal Accounting Officer	August 13, 2013
William Hanley

* By: /s/ Frank J. Drohan		August 13, 2013
Frank J. Drohan
Attorney-in-fact